UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

VECTREN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VECTREN CORPORATION

One Vectren Square

211 N.W. Riverside Drive

Evansville, Indiana 47708-1251

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 14, 2008

TO THE SHAREHOLDERS OF VECTREN CORPORATION:

You are invited to attend our annual meeting of shareholders on Wednesday, May 14, 2008, at 10:00 a.m. (Central Daylight Time). The meeting will be held at our corporate offices located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. The items of business are:

1.	The reelection of all directors;
2.	The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for Vectren and its subsidiaries for 2008; and
3.	The consideration of any other business that is properly brought before the meeting or any adjournment of the meeting.

Shareholders of record at the close of business on March 12, 2008 are entitled to vote at the meeting and any postponement or adjournment of the meeting. You may vote by returning the enclosed proxy in the accompanying self-addressed envelope or by telephone at 1-888-693-8683 or on the Internet at www.cesvote.com. If your shares are held by your bank or broker, please review the voting options provided on your voter instruction form and act accordingly. You may also vote in person at the Annual Meeting. You can revoke your proxy at any time before it is exercised. Your vote is important and we hope you will vote your shares promptly.

By order of the Board of Directors,

VECTREN CORPORATION

By RONALD E. CHRISTIAN
Executive Vice President, Chief Administrative Officer, General Counsel, and Corporate Secretary

Evansville, Indiana

March 19, 2008

LOCATION OF MAY 14, 2008

ANNUAL SHAREHOLDERS’ MEETING

Vectren Corporation

One Vectren Square

211 N.W. Riverside Drive

Evansville, IN 47708-1251

Parking for shareholders will be provided in the parking lot adjacent to Vectren Corporation at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. Vectren Corporation is located between Vine and Court Streets off Riverside Drive in Evansville.

Your Vote Is Important

Please read the Proxy Statement and sign, date and mail the proxy in the prepaid envelope without delay, whether or not you plan to attend the meeting. You may revoke your proxy prior to or at the meeting and vote in person if you wish. If your shares are held by a broker, bank or nominee, it is important that they receive your voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the 2008

Annual Meeting of Shareholders to be Held on

May 14, 2008

The Company’s Proxy Statement for the 2008 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 are available at www.vectren.com.

i

COMMUNICATIONS TO NON-EMPLOYEE DIRECTORS

In February 2003, the Nominating and Corporate Governance committee (“Governance committee”) of the Board of Directors created a new position of Lead director, whose primary responsibilities, including serving as chair of executive sessions of the non-employee directors, are set forth in the Corporate Governance Guidelines attached as Appendix A. The guidelines are also posted on the Company’s website at www.vectren.com. Those guidelines provide that the Chair of the Governance committee is to serve as the Lead director. In 2008, the Chair of the Governance committee is Robert L. Koch II.

The Audit and Risk Management committee (“Audit committee”) is responsible for, among other things, establishing, reviewing and updating a Code of Ethical Conduct and ensuring that management has established a system to enforce this code. That code is attached as Appendix G and also is posted on the Company’s website at www.vectren.com. The committee also ensures that the Company implements and follows necessary and appropriate financial reporting processes. In 2008, the Chair of the Audit committee is Richard W. Shymanski.

Shareholders and other parties interested in communicating directly with the Lead director, Chair of the Audit committee or with the non-employee directors as a group may do so by writing to:

Lead Director, Chair, Audit Committee, or Non-Employee Directors Vectren Corporation
P. O. Box 3144
Evansville, IN 47731-3144

ACCESS TO INFORMATION

The Company makes available copies of its Corporate Code of Conduct (which is applicable to all of its employees, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the non-employee members of the Board of Directors), its Corporate Governance Guidelines and all committee charters, free of charge through its website at www.vectren.com, or by request, directed to Investor Relations at the mailing address, phone number or email address that follow:

Mailing Address:	Phone Number:	Investor Relations Contact:
P.O. Box 209	(812) 491-4000	Steven M. Schein
Evansville, Indiana 47702-0209		Vice President, Investor Relations
vvcir@vectren.com

VECTREN CORPORATION

One Vectren Square

211 N.W. Riverside Drive

Evansville, Indiana 47708-1251

(812) 491-4000

PROXY STATEMENT

The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors of the Company. The proxy will be used at the annual meeting of shareholders to be held at the corporate offices of Vectren Corporation, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana, on Wednesday, May 14, 2008, at 10:00 a.m. (Central Daylight Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. The proxy and this proxy statement were first mailed to the shareholders on or about March 19, 2008.

SOLICITATIONS OF PROXIES

The management solicits your proxy for use at the annual meeting of the Company. Shares held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by management. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may revoke your proxy at any time before it is exercised by written notice to the Secretary of the Company received prior to the time of the meeting, or in person at the meeting.

If you are a participant in the Company’s Automatic Dividend Reinvestment and Stock Purchase Plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in the plan, your proxy card will serve as direction to the Plan Administrator as to how your account is to be voted.

If your shares are held in a brokerage account, you will receive a Voting Instruction Form from your broker asking how you want your shares to be voted. If you give instructions on the form, your shares must be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For some proposals, such as the election of directors and the reappointment of our independent registered public accounting firm, the broker may vote your shares at its discretion. But for other proposals, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote.” At this meeting, the only known items of business are of a type for which the broker may vote your shares at its discretion.

PURPOSES OF MEETING

As of this date, the only known business to be presented at the 2008 annual meeting of shareholders is (1) the reelection of all of the directors of the Company to serve for a term of one year or until their successors are duly qualified and elected, and (2) the ratification of the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company and its subsidiaries for 2008. However, the enclosed proxy authorizes the proxy holders to vote on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment. Only shares held by those present at the meeting or for which proxies are returned will be considered to be represented at the meeting. For the purpose of determining a quorum, shares represented at the meeting are counted without regard to abstentions or broker non-votes as to any particular item.

VOTING SECURITIES

As of March 12, 2008, the Company had one class of capital stock outstanding, consisting of 76,359,638 shares of common stock without par value. The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders at the meeting. However, unless the holder personally appears at the meeting, shares for which no proxy is returned (whether registered in the name of the actual holder thereof or in nominee or street name) will not be voted. Only shareholders of record at the close of business on March 12, 2008 will be entitled to vote at the meeting or at any adjournment of the meeting.

ITEM 1. ELECTION OF DIRECTORS

In September of 2006, the Board approved an amendment to our Code of By-Laws (“By-Laws”) to eliminate our classified Board. Our Board currently consists of one class of 13 directors. The Board recommends that the nominees listed below, all of whom are currently serving as directors, be reelected to a new one-year term. All nominees have consented to serve if elected. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director.

The Board of Directors intends that the enclosed proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of one year or until their respective successors are duly qualified and elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee is unable to serve, the proxy holders may exercise the authority granted in the enclosed proxy for the purpose of voting for a substitute nominee.

The Board has adopted a policy providing for a majority vote standard for uncontested elections. Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “majority withheld vote”) shall tender his or her resignation to the Chair of the Nominating and Corporate Governance committee (“Governance committee”) promptly following certification of the shareholder vote. The Governance committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In determining whether to recommend acceptance or rejection of the tendered resignation, the Governance committee will consider all factors it deems relevant including, without limitation, the stated reasons why shareholders “withheld” votes from the director, the director’s length of service and qualifications, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

The Board will act on the Governance committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In deciding whether to accept the tendered resignation, the Board will consider the factors considered by the Governance committee and any additional information and factors the Board believes to be relevant. Promptly following the Board’s decision, the Company will disclose that decision (and provide a full explanation of the process by which the decision was reached) in a Form 8-K filed with the Securities and Exchange Commission (“SEC”).

If the Board decides to accept the director’s resignation, the Governance committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this policy will not participate in the Governance committee recommendation or the Board consideration whether to accept or reject the resignation. If a majority of the members of the Governance committee receive a majority withhold vote at the same election, then the independent directors who did not receive a majority withhold vote will appoint a Board committee consisting only of such independent directors solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them.

Director Biographies

Certain information concerning the nominees and the other directors of the Company is set forth below and under the caption “Meetings and Committees of the Board of Directors.” If not otherwise indicated, the principal occupation listed for any individual has been the same for at least five years.

John M. Dunn, age 70, has been a director of SIGCORP, Inc., (“SIGCORP”), a predecessor of the Company, or the Company since 1996. Mr. Dunn is Chair and Chief Executive Officer of Dunn Hospitality Group, Ltd. and Dunn Hospitality Group Manager, Inc., a hotel development and management company. He is also a director of Old National Bank of Evansville, Indiana.

Niel C. Ellerbrook, age 59, has been a director of Indiana Gas Company, Inc. (“Indiana Gas”), Indiana Energy, Inc. (“Indiana Energy”), Southern Indiana Gas and Electric Company (“SIGECO”), Vectren Utility Holdings, Inc. (“VUHI”), or the Company since 1991. Mr. Ellerbrook is Chair of the Board and Chief Executive Officer (CEO) of the Company. He has served as Chair and CEO since March 2000, when SIGCORP and Indiana Energy merged to create the Company, and additionally, as President from May 2003 until November 2007. Prior to that time and since June 1999, Mr. Ellerbrook served as President and Chief Executive Officer of Indiana Energy. Mr. Ellerbrook is the Chair, Chief Executive Officer and a director of VUHI. Mr. Ellerbrook is also the Chair and a director of Vectren Capital Corp. and Vectren Enterprises, Inc. (“Vectren Enterprises”) and President, Chair and a director of Vectren Foundation, Inc. (“Vectren Foundation”). He is also a director of Old National Bancorp. He also serves as on the Board of Trustees of the University of Evansville; and is currently the Board of Trustees Vice Chair and Treasurer.

John D. Engelbrecht, age 56, has been a director of SIGCORP or the Company since 1996. Mr. Engelbrecht is Chair and President of South Central Communications Corp., owner and operator of radio and television stations in Indiana, Kentucky and Tennessee, and MUZAK franchises in 10 U.S. cities. He is also a director of Deaconess Healthcare Systems, Inc. and a trustee of the Evansville Museum.

Anton H. George, age 48, has been a director of Indiana Energy or the Company since 1990. Mr. George is President and Chief Executive Officer of Indianapolis Motor Speedway Corporation, and Chief Executive Officer of Indy Racing League, LLC, auto racing companies. Mr. George is also President and Chief Executive Officer of Hulman & Company and also Clabber Girl Corporation, a manufacturer and distributor of baking powder, and President of Terre Haute Realty Corporation, a real estate company. He is a director of First Financial Corporation.

Martin C. Jischke, age 66, was elected to the Board of Directors effective February 1, 2007. Dr. Jischke is the President Emeritus of Purdue University, an institution of higher education. He is a director of Duke Realty Corporation and director and Chair of the board of directors of Wabash National Corporation. He is a trustee of the Illinois Institute of Technology.

Robert L. Koch II, age 69, has been a director of SIGECO, SIGCORP, or the Company since 1986. As Chair of the Nominating and Corporate Governance Committee of the Company’s Board, Mr. Koch is also the Lead director among the non-employee Board members. Mr. Koch is President and Chief Executive Officer of Koch Enterprises, Inc., a holding company comprised of worldwide subsidiaries that produce aluminum die castings, industrial painting systems, structural adhesives, recycled non-ferrous metals, and distribute heating and air conditioning equipment and hydraulic and pneumatic equipment and install building security systems. Mr. Koch is also a director of Fifth Third Bancorp and serves on the Board of Trustees of the University of Evansville.

William G. Mays, age 62, has been a director of Indiana Energy or the Company since 1998. Mr. Mays is President and Chief Executive Officer and founder of Mays Chemical Company, Inc., an Indianapolis, Indiana based chemical distribution company. Mr. Mays is also a director of WellPoint, Inc.

J. Timothy McGinley, age 67, has been a director of Indiana Energy or the Company since January 1999. Mr. McGinley is a principal of House Investments, Inc., a real estate investment company. He is also a director of Waterfield L.L.C., and he is the Chair of the Board of Trustees of Purdue University.

Richard P. Rechter, age 68, has been a director of Indiana Gas, Indiana Energy or the Company since 1984. Mr. Rechter is Chair of Rogers Group, Inc., a company providing crushed stone, sand and gravel, asphalt, highway construction, concrete masonry and construction materials recycling.

R. Daniel Sadlier, age 61, was elected to the Board of Directors of the Company in 2003. Mr. Sadlier is Chair of the Board of Directors of Fifth Third Bank (Western Ohio). He is also the Chair of the Board of Directors of Premier Health Care Services, Inc.

Richard W. Shymanski, age 71, has been a director of SIGECO, SIGCORP, or the Company since 1989. He is Chair, President and Chief Executive Officer of Fendrich Industries, Inc., a holding company comprised of divisions that manufacture and import bandanas and other advertising specialty products; dyes and finished yarns for the textile industry; prints on lightweight woven goods and precut fabric, and engages in quilting products design and manufacturing. He is also the retired Chair and Chief Executive Officer of Harding, Shymanski & Co., P.S.C., Certified Public Accountants and consultants, in Evansville, Indiana. He also serves on the Board of Trustees of the University of Evansville.

Michael L. Smith, age 59, was elected to the Board of Directors of the Company effective March 1, 2006. In addition to the Company, Mr. Smith serves on the following other public company boards of directors: Kite Realty Group, Inc., H.H. Gregg, Inc., Emergency Medical Services Corporation, Inc., Calumet Specialty Products LP and InterMune, Inc. He also serves on the Board of Trustees of DePauw University. Pursuant to the revised Corporate Governance Guidelines and By-Laws described in the Report of the Nominating and Corporate Governance Committee described on pages 11 to 15 of this proxy statement, the Board concluded that Mr. Smith’s service on five other public company boards of directors would not impair his ability to discharge his responsibilities as a member of the Board. Mr. Smith was Executive Vice President and Chief Financial Officer of WellPoint, Inc., from 1999 until he retired on January 31, 2005.

Jean L. Wojtowicz, age 50, has been a director of Indiana Energy or the Company since 1996. Ms. Wojtowicz is President and founder of Cambridge Capital Management Corp., a consulting and venture capital firm. She is also a director of First Merchants Corporation.

The Board of Directors Recommends a Vote “FOR” All Nominees.

OTHER EXECUTIVE OFFICERS

Other executive officers of the Company are Jerome A. Benkert, Jr., age 49, Carl L. Chapman, age 52, Ronald E. Christian, age 50, and William S. Doty, age 57.

Mr. Benkert has served as Executive Vice President and Chief Financial Officer of the Company since March 2000 and as Treasurer of the Company from October 2001 to March 31, 2002. Mr. Benkert has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000 and since

October 1, 1997, he was Executive Vice President and Chief Operating Officer of Indiana Energy’s administrative services company. Mr. Benkert is a member of the board of representatives of ProLiance Holdings, LLC.

Mr. Chapman has served as President and Chief Operating Officer of the Company since November 1, 2007. He has served as Chief Operating Officer since August 1, 2004 and as Executive Vice President since March 31, 2000. Prior to August 31, 2004 and since March 31, 2000, Mr. Chapman served as Executive Vice President of the Company and President of Vectren Enterprises. Prior to March 31, 2000 and since 1999, Mr. Chapman served as Executive Vice President and Chief Financial Officer of Indiana Energy. From October 1, 1997 to June, 2002, Mr. Chapman served as President of IGC Energy, Inc., which has been renamed Vectren Energy Marketing and Services, Inc. (“VEMS”). Currently, Mr. Chapman is the Chair of the board of representatives of ProLiance Holdings, LLC.

Mr. Christian has served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company since August 1, 2004 and Executive Vice President, General Counsel and Secretary of the Company since May 1, 2003. Prior to May 1, 2003 and since March 31, 2000, Mr. Christian served as Senior Vice President, General Counsel and Secretary of the Company. Mr. Christian has also served as director of Indiana Gas, SIGECO and VUHI since March 31, 2000. Prior to March 31, 2000, and since 1999, he was Vice President and General Counsel of Indiana Energy. Mr. Christian is a member of the board of representatives of ProLiance Holdings, LLC.

William S. Doty has served as Executive Vice President of Utility Operations since May 1, 2003. Mr. Doty also served as Senior Vice President of Energy Delivery for the Company from April of 2001 to May of 2003. He was Senior Vice President of Customer Relationship Management from January 2001 to April 2001. From January 1999 to January 2001, Mr. Doty was Vice President of Energy Delivery for SIGECO.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the Chief Executive Officer, the four additional named executive officers, and all directors and executive officers as a group, as of February 4, 2008. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

Name of Individuals or Identity of Group	Shares Owned Beneficially (1)
John M. Dunn	16,501	(2)(3)(4)(7)
Niel C. Ellerbrook	652,745	(2)(3)(6)(7(8)(9)
John D. Engelbrecht	25,026	(3)(4)(7)
Anton H. George	2,375,331	(1)(4)(5)(7)
Martin C. Jischke	2,224	(4)
Robert L. Koch II	16,546	(2)(3)(4)(7)
William G. Mays	13,108	(2)(4)(7)
J. Timothy McGinley	21,713	(2)(4)(7)
Richard P. Rechter	27,177	(2)(4)(7)
R. Daniel Sadlier	1,809	(2)(4)
Richard W. Shymanski	28,750	(2)(3)(4)(7)
Michael L. Smith	7,724	(2)(4)
Jean L. Wojtowicz	13,583	(2)(4)(7)
Jerome A. Benkert, Jr.	146,729	(2)(6)(7)(8)
Carl L. Chapman	249,867	(2)(6)(7)(8)
Ronald E. Christian	114,884	(2)(6)(7)(8)
William S. Doty	77,203	(2)(3)(6)(7)(8)
All Directors and Executive Officers as a Group (17 Persons)	3,790,920	(1)

(1)	Except for Anton H. George, no director or executive officer owned beneficially as of February 4, 2008, more than 0.90% of common stock of the Company. Excluding Anton H. George, all directors and executive officers owned beneficially an aggregate of 1,415,589 shares or 1.9% of common stock of the Company. The beneficial ownership by Anton H. George of 2,375,331shares or 3.10% of common stock of the Company is discussed below in note (5).

(2)	This amount does not include derivative securities held under the Company’s non-qualified deferred compensation plans. These derivative securities are in the form of stock units which are valued as if they were Company common stock. The amounts shown for the following individuals include the following amounts of derivative units:

Name of Individuals or Identity of Group	Phantom Stock Units
John M. Dunn	21,346
Niel C. Ellerbrook	139,540
Robert L. Koch II	22,296
William G. Mays	1,361
J. Timothy McGinley	2,680
Richard P. Rechter	27,712
R. Daniel Sadlier	11,281
Richard W. Shymanski	3,796
Michael L. Smith	1,402
Jean L. Wojtowicz.	5,514
Jerome A. Benkert, Jr.	2,934
Carl L. Chapman	35,268
Ronald E. Christian	39,921
William S. Doty	20,129
All Directors and Executive Officers as a Group (17 Persons)	335,180

(3)	Includes shares held by spouse, jointly with spouse or as custodian for a minor.

(4)	Includes shares granted to non-employee directors under the Company’s At Risk Compensation Plan, which are subject to certain transferability restrictions and forfeiture provisions.

(5)	Of the 2,375,331 shares, Mr. George has both sole voting and investment power with respect to 25,964 shares. Also included in this number are 10,489 shares, which he has the right to acquire as of February 4, 2008, or within 60 days thereafter, under the Company’s At Risk Compensation Plan. Regarding the balance, he has either voting or investment power in his capacity as a member of the shareholder’s board of directors, charitable donations committee, or board of managers. Mr. George disclaims beneficial interest in these shares.

(6)	Includes shares granted to executives under the At Risk Compensation Plan. These shares are subject to certain transferability restrictions and forfeiture provisions.

(7)	Includes shares which the named individual has the right to acquire as of February 4, 2008, or within 60 days thereafter, pursuant to options granted under the 1994 Stock Option Plan (formerly SIGCORP, Inc. Stock Option Plan) or the At Risk Compensation Plan.

(8)	This amount does not include stock unit awards granted to the named executive officers on January 1, 2008 under the At Risk Compensation Plan. The following derivatives are in the form of stock units which are valued as if they were common stock and are subject to certain transferability restrictions and forfeitability provisions.

Name of Individuals or Identity of Group	Stock Unit Awards
Niel C. Ellerbrook	55,000
Jerome A. Benkert, Jr.	15,000
Carl L. Chapman	22,000
Ronald E. Christian	12,000
William S. Doty	10,000
All Executive Officers as a Group (5 Persons)	114,000

(9)	Includes 10,000 shares held by the Niel & Karen Ellerbrook Family Foundation, for which he is a director. Mr. Ellerbrook has shared voting power and shared investment power over the shares held by the Foundation.

RELATED PERSON TRANSACTIONS

Review and Approval Policies and Procedures

We do not have a separate policy that codifies in a single document all of our policies regarding related person transactions. We do, however, have policies, procedures and practices for monitoring the occurrence of transactions involving the Company and our subsidiaries and related persons (directors and executive officers or their immediate family members, or shareholders owning 5% or greater of our outstanding stock) and for reviewing and approving related person transactions. Our Corporate Code of Conduct directs officers and employees to avoid relationships and financial interests in vendors, suppliers and contractors with whom the Company does business and requires officers and employees to report such relationships to the director of Internal Audit. Annually, as required by the Corporate Code of Conduct, the director of Internal Audit requires all directors, officers and key employees to complete surveys and certifications regarding relationships and financial interests in vendors, suppliers, contractors and customers. The director of Internal Audit also annually mails letters to Vectren’s major vendors, suppliers and contractors to inform them of these restrictions. That code is attached as Appendix G and also is posted on the Company’s website at www.vectren.com.

Our Code of Ethics for the Board of Directors requires directors to promptly disclose to the Chair of the Nominating and Corporate Governance committee any situation that involves, or may potentially involve, a conflict of interest. The Code of Ethics also provides for the Nominating and Corporate Governance committee to review all relationships that exist between Vectren and a non-management director other than relationships relating to the director’s service on the Board. We also obtain information from directors at least annually about any of these relationships or transactions. That code is attached as Appendix G and also is posted on the Company’s website at www.vectren.com.

In connection with the preparation of its annual proxy statement and Form 10-K, Vectren distributes a director and officer questionnaire to its directors and executive officers to elicit information about, among other matters, related person transactions. Data compiled from these questionnaires is reviewed by management, Vectren’s general counsel, Vectren’s Nominating and Corporate Governance committee of its Board of Directors and by the full Board.

CORPORATE GOVERNANCE AND MEETINGS AND

COMMITTEES OF THE BOARD OF DIRECTORS

Director Independence

The Board of Directors has determined that all of the directors of the Company, except for Mr. Ellerbrook and Mr. Sadlier, are independent since they satisfy the Company’s Director Independence Standards. Since Mr. Ellerbrook is the CEO of the Company and Mr. Sadlier’s son is a professional with Deloitte & Touche LLP, our independent registered public accounting firm, the Board of Directors determined that they do not satisfy these standards. The Director Independence Standards are set forth on pages 14-15 of this proxy statement.

Nomination of Directors By Shareholders

If a shareholder entitled to vote for the election of directors at a shareholders’ meeting desires to nominate a person for election to the Board of Directors of the Company, the Company’s By-Laws require the shareholder to deliver or mail a notice that is received at the principal office of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year. If, however, the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, the shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of the shareholder meeting, or (b) the tenth day following the day on which the annual meeting date is first publicly announced or disclosed. In any case, such shareholder’s notice must set forth, in addition to the name and address of the shareholder submitting the nomination, as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected), and (v) the qualifications of the nominee to serve as a director of the Company.

The process described in the preceding paragraph is currently the sole formal process for shareholders to nominate persons to the Company’s Board of Directors. However, there is a framework in place for shareholders to contact the Board of Director’s Lead director, and, as part of that process, shareholders may communicate regarding any prospective candidate for membership on the Board of Directors. The criteria employed by the Nominating and Corporate Governance committee when considering all nominees to the Board of Directors are set forth in Appendix A-1.

Board Meetings

The Board of Directors of the Company had nine meetings during the last fiscal year. No member attended fewer than 92% of the aggregate of Board meetings and meetings of the respective committees of the Board of which they are members. All of the members of the Board attended last year’s annual meeting.

The members of the Company’s Board of Directors are elected to various committees. The standing committees of the Board are: the Nominating and Corporate Governance Committee, the Corporate Affairs Committee, the Audit and Risk Management Committee, the Finance Committee, and the Compensation and Benefits Committee.

The members of the Nominating and Corporate Governance Committee are Robert L. Koch II, Chair, John M. Dunn, Anton H. George, William G. Mays, and J. Timothy McGinley. As Chair of the committee, Mr. Koch is also the Company’s Lead director. Membership on the committee is restricted to non-employee members of the Board of Directors. The functions of the committee are described under “Report of the Nominating and Corporate Governance Committee” below. There were three meetings of the committee during the past fiscal year.

The members of the Corporate Affairs Committee are William G. Mays, Chair, John M. Dunn, Martin C. Jischke, Richard P. Rechter and R. Daniel Sadlier. None of the members is an officer or employee of the Company. The functions of the committee are described under “Report of the Corporate Affairs Committee” below. There were three meetings of the committee during the past fiscal year.

The members of the Audit and Risk Management Committee are Richard W. Shymanski, Chair, John D. Engelbrecht, Richard P. Rechter, Michael Smith and Jean L. Wojtowicz. The Board of Directors has determined that Messrs. Shymanski and Smith are also the committee’s designated “financial experts” under the SEC definition. Membership on the committee is restricted to non-employee members of the Board of Directors. The functions of the committee are described under “Report of the Audit and Risk Management Committee” below. There were five meetings of the committee during the past fiscal year.

The members of the Finance Committee are Niel C. Ellerbrook, Chair, John D. Engelbrecht, Robert L. Koch II, J. Timothy McGinley, and R. Daniel Sadlier. The Finance Committee acts on behalf of the Board of Directors with respect to financing activities of the Company and its subsidiaries and also in instances where the Board has delegated authority to the committee to act on behalf of the Board. The functions of the committee are described under “Report of the Finance Committee” below. There were four meetings of the committee during the past fiscal year.

The members of the Compensation and Benefits Committee are Jean L. Wojtowicz, Chair, Anton H. George, Martin C. Jischke, Richard W. Shymanski and Michael L. Smith. Membership on the committee is restricted to non-employee members of the Board of Directors. The functions of the committee are described under “Report of the Compensation and Benefits Committee” below. There were three meetings of the committee during the past fiscal year.

Director Compensation

As more fully discussed in the Report of the Nominating and Corporate Governance Committee, which begins at page 11, the establishment of compensation for non-employee directors is part of the responsibilities of that committee. The philosophy for the compensation decisions is discussed in that report.

During 2007, non-employee directors of the Company received a cash retainer of $20,000 per year for service on the Board. The fees were paid in the form of a monthly retainer of $1,666.66. Committee Chairs receive an additional cash retainer of $2,000 per year, which was paid in the form of a monthly retainer of $166.66.

Non-employee directors also received a fee of $1,000 for each Company Board meeting attended. Each non-employee member of a committee of the Board was paid a fee of $1,000 for each meeting of the committee attended, and each non-employee Chair of a committee was paid an additional fee of $500 for each meeting attended.

On May 9, 2007, each non-employee member of the Board at that time received a grant of 1,224 shares of restricted stock under the Company’s At Risk Compensation Plan (“At Risk Plan”). The terms of those grants provide that, subject to certain limited exceptions, the restrictions will lift on May 9, 2008.

In August of 2007, the Nominating and Corporate Governance Committee engaged the Compensation and Benefits Committee’s Executive Compensation Consultant to perform a review of the appropriateness of current non-employee director compensation. The results of that review are more fully disclosed in the Report of the Nominating and Corporate Governance Committee beginning on page 11 of this Proxy Statement. As a result of the Executive Compensation Consultant’s findings and a resulting recommendation by the Nominating and Corporate Governance Committee, in September of 2007, the Board of Directors approved changes to non-employee director compensation, effective January 1, 2008, as follows:

Beginning in 2008, non-employee directors of the Company receive a cash retainer of $30,000 per year for service on the Board. The fees are paid in the form of a monthly retainer of $2,500. The Chair of the Audit and Risk Management Committee receives a retainer of $7,500, paid in the form of a monthly retainer of $625. All other Committee Chairs receive a retainer of $5,000, paid in the form of a monthly retainer of $416.66.

Non-employee directors also receive a fee of $1,250 for each Company Board meeting attended. Each non-employee member of a committee of the Board is paid a fee of $1,250 for each committee meeting attended.

As part of the total compensation package provided to non-employee directors, a grant of restricted stock will be made on May 14, 2008, with a value of $40,000 and the grant will vest at the end of one year. The equity compensation provided to non-employee directors is solely in the form of restricted stock.

Pursuant to a director expense reimbursement policy approved by the Board of Directors, the Company reimburses the reasonable travel and accommodation expenses of directors to attend meetings and other corporate functions. Such travel may be by Company aircraft, if available.

Directors are eligible to participate in the Vectren Corporation Nonqualified Deferred Compensation Plans described on page 39 under the heading “Nonqualified Deferred Compensation”. At the present time, directors may defer all or a portion of their director fees and restricted stock upon lapse of restrictions into the new plan designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

The plans’ investment options mirror the investments in the Company’s 401(k) Plan. Participants have the ability to elect a scheduled distribution of any amounts deferred into the plans as long as the distribution is at least three plan years after the end of the plan year for which the participant elects the deferral. Once the director’s service on our Board has ended, the balance in these plans is paid in either a lump sum or annual installments of up to 15 years.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2007. Information on Niel C. Ellerbrook’s compensation is included in the Summary Compensation Table. No option awards or non-equity incentive plan awards were made to directors. Directors do not receive pensions and did not receive any above-market earnings on deferred compensation.

2007 Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($)(1) (b)	Stock Awards ($)(2) (c)	Option Awards ($)(3) (d)	All Other Compensation ($)(4) (e)	Total ($) (f)
John M. Dunn	$33,013	$37,615	$0	$1,596	$72,224
John D. Engelbrecht	$34,013	$37,615	$0	$1,596	$73,224
Anton H. George	$33,013	$37,615	$0	$1,596	$72,224
Martin C. Jischke	$40,013	$23,672	$0	$1,169	$64,854
Robert L. Koch II	$36,513	$37,615	$0	$1,596	$75,724
William G. Mays	$37,513	$37,615	$0	$1,596	$76,724
J. Timothy McGinley	$34,013	$37,615	$0	$1,596	$73,224
Richard P. Rechter	$35,013	$37,615	$0	$1,596	$74,224
R. Daniel Sadlier	$31,013	$37,615	$0	$1,596	$70,224
Richard W. Shymanski	$40,513	$37,615	$0	$1,596	$79,724
Michael L. Smith	$35,013	$37,615	$0	$1,596	$74,224
Jean W. Wojtowicz	$39,513	$37,615	$0	$1,596	$78,724

(1)	This column represents annual cash retainers and meeting attendance fees paid to Board members. These retainers are more fully discussed above under “Director Compensation”.

(2)	This column represents the cost of restricted stock awards recognized in accordance with SFAS 123R. Based on a closing price on the New York Stock Exchange of $29.89 on May 9, 2007, the value of restricted stock granted May 9, 2007 was approximately $35,000. These grants are further described under “Director Compensation”. Dr. Jischke was elected to the Board of Directors on February 1, 2007 and thus received his first grant of restricted stock in May of 2007.

(3)	No stock options were granted to directors in 2007. No stock options have been granted to directors since 2003. At the end of the fiscal year ended December 31, 2007, Messrs. Dunn, Engelbrecht, George, Koch, Mays, McGinley, Rechter, and Shymanski and Ms. Wojtowicz each held the following unexercised nonqualified stock options:

Grant Date	Expiration Date	No. of Shares	Exercise Price
5/1/2001	5/1/2011	2,805	$22.54
5/1/2002	5/1/2012	1,384	$24.90
10/1/2002	5/1/2012	2,400	$22.37
5/1/2003	5/1/2013	3,900	$22.57

(4)	This column includes dividends paid on restricted stock in 2007.

REPORT OF THE NOMINATING AND

CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance committee (“Governance committee”) is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Governance committee has five members and is composed entirely of non-employee directors all of whom the Board has determined to be independent pursuant to the New York Stock Exchange (“NYSE”) rules. The Governance committee met three times during the past fiscal year.

Scope of Responsibilities

The Governance committee has a number of significant responsibilities, including:

•	Serving as a conduit for shareholders to communicate with the non-employee members of the Board regarding nominees and other matters affecting Company business;

•	Overseeing the succession planning process for the office of Chief Executive Officer;

•

Monitoring other corporate governance matters, including periodically reviewing the Company’s Shareholder Rights Agreement, Code of By-Laws and Articles of Incorporation as they relate to corporate governance;

•	Formulating recommendations concerning the composition, organization and functions of the Board and its committees;

•	Identifying and selecting qualified nominees for election to the Board;

•	Recommending programs for continuing Board member education and development;

•	Establishing qualification criteria for service as a member of the Board, including “independence;”

•	Assessing the contributions of existing members of the Board for reelection;

•	Monitoring the effectiveness and functioning of the Board and its various committees;

•	Approving management participation on compensated third party Boards of Directors; and

•	Establishing compensation for non-employee members of the Board.

2007 Accomplishments

The Governance committee gathered, assessed, and, as appropriate, acted upon information relating to corporate governance, including governance-related items described in the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and those regulatory changes affecting listed companies established by the New York Stock Exchange (“NYSE”). These efforts by the Governance committee are ongoing.

As required by the Governance committee’s Charter, which is attached to this proxy statement as Appendix B, and is posted on the Company’s website at www.vectren.com, the Governance committee conducted an annual review of the corporate governance principles or guidelines applicable to the full Board. Based upon that review, the Governance committee concluded that one modification was advisable. That modification is discussed later in this report. The current corporate governance principles are attached to this proxy statement as Appendix A and are posted on the Company’s website at www.vectren.com.

The Governance committee considers nominees for director, including nominees recommended by security holders. The policy for director nominations by shareholders is included under “Nomination of Directors by Shareholders” at page 8 of this proxy statement. The criteria considered by the Governance committee and the full Board when assessing candidates are contained in the Company’s Code of By-Laws (By-Laws) and are also set forth in Appendix A-1 of this proxy statement.

Following a review of practices by the companies within the industry peer group used by the Company to measure its performance, the Governance committee determined to recommend to the full Board the modification of Section 1.D. of the Corporate Governance Guidelines dealing with the limitation on Board members’ service on other public company boards of directors. The recommendation provided for a general guideline of service on no more than three other public company boards. However, the recommendation also created an exception to the general guideline if following a careful assessment of all the relevant facts and circumstances the Governance committee concludes in a particular director’s case that service on more than three such boards would not impair the director’s ability to discharge their responsibilities as a member of the Board. The recommendation did place a limit of service on no more than six public company boards of directors, including the Board. The recommendation also addressed related changes to the Company’s Code of By-Laws in Sections 3.6(b)9 and 4.15(ii) dealing with qualification criteria for proposed candidates/nominees to the Board and retention criteria applicable to the nomination of existing Board members for an additional term of service. The full Board accepted the Governance committee’s recommendations on this subject and the Corporate Governance Guidelines and relevant sections of the Code of By-Laws, as revised, are set forth in Appendix A through A-2 of this proxy statement. Applying these revised provisions, the Governance committee has evaluated the circumstances relating to Michael L. Smith’s service on five other public company boards of directors and concluded that such service would not impair his ability to discharge his responsibilities as a member of the Board. Mr. Smith is retired and formerly served as the chief financial officer for WellPoint, Inc. No other member of the Board serves on the boards of directors of more than two other public companies.

During the year the Governance committee provided ongoing oversight with respect to each Board member’s relationship with the Company and its subsidiaries. This action was required under the “independence” standards for the Board, which were developed by the Governance committee as required by the Company’s corporate governance principles, and were approved by the full Board. The standards are set forth and discussed at pages 14-15 of this proxy statement. Based on these standards, the Board has determined that Mr. Sadlier is not independent since his son is on the professional staff of Deloitte & Touche, LLP, the Company’s independent registered public accountant, and that Mr. Ellerbrook is not independent since he is Chair and Chief Executive Officer of the Company.

During the year, the Governance committee evaluated each Board member’s presence on committees in light of the applicable qualification requirements, including additional independence requirements pertinent to certain of the committees. Based upon this evaluation the Governance committee recommended the composition and leadership of each committee to the full Board. Thereafter, those recommendations were adopted by the full Board.

During the year the Governance committee oversaw a formal communication process to ensure there is adequate information provided to the Board regarding actions taken by the boards of directors at the Company’s wholly-owned subsidiaries and joint ventures. That process provides for quarterly management updates to the Governance committee relative to these actions.

The Governance committee oversees non-employee directors’ compliance with the stock ownership guidelines that have been established by the Board. During the past year directors’ stock ownership was monitored and, as discussed at page 22 of this proxy statement, as of February 4, 2008 each director, with the exception of Dr. Jischke, who was elected to the Board effective February 1, 2007, was in compliance with those guidelines. There is a five year transition period for compliance by new directors.

During the past year the Governance committee continued with the administration of the succession planning process for the Chief Executive Officer position. The purpose of this process is twofold. First, the Governance committee believes that it is prudent to have in place a short-term contingency plan in the unlikely event that an unforeseen emergency required that a replacement Chief Executive Officer be named. Second, the Governance committee believes that actively engaging in the succession planning process is a critical part of the Company’s long-term management continuity preparedness. Succession planning is an ongoing process with respect to management positions across the Company, and is an integral part of the Company’s normal personnel planning activities. Reports on this process were provided to the Governance committee at its meetings. On a regular basis the chair of the Governance committee provides updates on this subject to the Board as part of the executive session segments of Board meetings. As part of this process, in the fourth quarter of 2007, Mr. Carl L Chapman was recommended by the committee to the full Board for election to the office of President and Chief Operating Officer. Thereafter, the full Board adopted that recommendation and Mr. Chapman was elected to that office effective November 1, 2007.

Under the oversight of the Governance committee, formal Board development activities were undertaken during the past year. The Board conducted a multi-day development session where they heard presentations from various external professionals with respect to important issues affecting the Company. As part of that session, the Board also received in-depth presentations from senior management regarding industry issues and processes affecting the Company and its subsidiaries. In addition, some of the full Board attended training activities focused on the development of directors’ skills.

The Governance committee is charged with oversight of compensation for the non-employee members of the Board. Periodically, the committee directs the preparation of an analysis of the continuing market competitiveness of that compensation. During the past year the Governance committee had such an analysis prepared by an independent compensation consultant and determined, based upon the results, that the existing level of director compensation was no longer market competitive. The analysis included a review of the annual board retainer, board meeting attendance fees, committee retainers, committee meeting attendance fees, and equity grants. The analysis primarily relied upon data from the smaller group of peer companies listed at page 29 of this proxy statement. That group of peer companies is used by the Compensation and Benefits committee when establishing executive compensation. Based upon the analysis and review of current market data, it was the conclusion of the independent consultant that the compensation to outside directors was below both the average and the median for the company’s peer group, and the cash compensation was particularly below those benchmarks. As a result of these findings, and based upon the recommendation of the independent consultant, the committee decided to recommend to the full Board that the annual retainer be increased to $30,000, that the meeting attendance fees be increased to $1,250, that the committee meeting attendance fees be increased to $1,250, that the committee chair retainer for the Audit and Risk Management committee be increased to $7,500, and that the committee chair retainer for all other committees chaired by outside directors be increased to $5,000. Finally, the committee recommended to the full Board that the annual equity grant be increased to $40,000. As part of this action, the recommendation provided that all cash payments should be changed effective January 1, 2008, and the equity grant change should be effective at the time of the next grant. Thereafter, each of the committee’s recommendations was approved by the full Board.

As the plan administrator of the Vectren Compensation At-Risk Compensation Plan (At-Risk Plan) with respect to compensation for non-employee members of the Board, the Governance committee made annual awards of restricted stock for directors effective as of May 1, 2007. The role of equity compensation as part of the total compensation provided to non-employee directors is more fully discussed at pages 9-11 of this proxy statement.

The chair of the Governance committee administered the annual Board performance evaluation process pursuant to which the Board critiqued its performance. The chair of the Governance committee then presented the evaluation results to the full Board. In response, the Chief Executive Officer developed an action plan that will be executed over the course of 2008.

Early in 2008, the chair of the Governance committee received affirmations from the chairs of all other committees certifying that their respective charters were adhered to in 2007, and specifying whether any changes to those charters were determined to be necessary and advisable. Each committee chair confirmed that their charter had been adhered to. Moreover, no committee chair recommended changes to their committee’s charter.

In connection with the 2008 Annual Meeting, and employing the qualification criteria set forth in the corporate governance guidelines, as well as the director retention criteria approved by the Board, the Governance committee evaluated all of the nominees who are standing for reelection. As a result of that process, the Governance committee concluded that the full Board should recommend to the shareholders that all of the existing directors should be reelected.

Annual Committee Charter Review and Performance Evaluation

As required by the Governance committee’s charter, earlier this year the committee reviewed its charter and determined that no modifications were necessary or advisable at this time. Also, as required by the Governance committee’s charter, the committee conducted an annual performance evaluation, the results of which have been discussed among the committee members.

Director Independence Standards

In determining director independence, the Board considers broadly all relevant facts and circumstances, including the corporate governance listing standards of the NYSE, which are summarized below. The Board considers the issue not merely from the perspective of a director, but also from that of persons or organizations with which the director has an affiliation. An independent director must be free of any relationship with the Company that impairs the director’s ability to make independent judgments, including indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company.

At a minimum, in making the independence determination, the Board applies the following standards, and it also considers any other relationships it deems relevant. A director will not be considered independent if any of the following criteria apply:

1. The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer,1 of the listed company.

2. The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3. (A) The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

[1]	For purposes of this standard, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

4. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

5. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Selection and Evaluation of Director Candidates

All director candidates must meet the requirements established by the Governance committee from time to time and the director qualification standards included in the Company’s corporate governance guidelines. Candidates are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this evaluation, the Governance committee considers the candidate’s professional background, skills and such other factors as it deems appropriate given the current needs of the Board and the Company. Specific selection criteria are set forth in the By-Laws and are also included in Appendix A-1.

Commitment

The Governance committee is committed to ensuring that the Company implements and follows corporate governance principles that are in furtherance of the interests of the Company’s stakeholders. The Governance committee anticipates meeting throughout the year to continue to enhance the Company’s corporate governance principles, which are expected to evolve coincident with the ongoing changes being implemented by the SEC under Sarbanes-Oxley and the Corporate Governance Listing Standards of the NYSE as part of its oversight of listed companies.

Nominating and Corporate Governance Committee

Robert L. Koch II, Chair, John M. Dunn, Anton H. George, William G. Mays, and J. Timothy McGinley

REPORT OF THE CORPORATE AFFAIRS COMMITTEE

The Corporate Affairs committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the Company’s policies, practices and procedures as a responsible corporate citizen. The Corporate Affairs committee consists of five members and is composed entirely of non-employee directors. The Corporate Affairs committee met three times during the past fiscal year.

Scope of Responsibilities

The Corporate Affairs committee’s responsibilities are set forth in its charter, which is attached to this proxy statement as Appendix C and is also posted on the Company’s website at www.vectren.com. Those responsibilities include:

•	Overseeing policies, practices and procedures relating to business practices, including compliance with applicable laws and regulations;

•	Overseeing policies, practices and procedures relating to public communications with key stakeholders, other than the financial community;

•	Overseeing policies, practices and procedures relating to community relations, including charitable contributions and community affairs;

•	Overseeing policies, practices and procedures relating to customer relations, including customer satisfaction and quality of customer service;

•

Overseeing policies, practices and procedures relating to employer practices and procedures, including the Company’s objective of being an employer of choice, the attainment of workforce diversity, and compliance with employment related laws, regulations and policies; and

•	Overseeing policies, practices and procedures relating to environmental compliance and stewardship, including adherence to environment related laws and regulations.

2007 Accomplishments

The Corporate Affairs committee considered several matters during the year. Management presentations were provided regarding the Company’s relationships with its customers, including the ongoing measurement of customer satisfaction which is used by the Compensation and Benefits committee as a performance metric under the Company’s At Risk Compensation Plan (“At Risk Plan”). That performance metric is discussed further at pages 27-28 of this Proxy Statement.

The Corporate Affairs committee considered how the Company communicates with its customers, including with respect to topics such as customers’ energy conservation, the need for seeking rate relief and the impacts of high natural gas prices. As part of this dialogue, presentations were provided by management regarding the Company’s programs supporting customer conservation and also with respect to the measures employed to assist customers in paying their utility bills.

The Corporate Affairs committee monitored the activities of the Vectren Foundation. This monitoring included receiving regular reports regarding the foundation’s activities in the Company’s operating areas.

Safety performance by the Company’s subsidiaries was monitored by the Corporate Affairs committee. Considerable attention was given to the types of safety issues that arise in the Company’s regulated business operations, as well as efforts that can and should be implemented to minimize workplace accidents and injuries. Safety performance is also used by the Compensation and Benefits committee as a metric in establishing annual payment awards under the existing At Risk Plan. That performance metric is discussed further at pages 27-28 of this Proxy Statement.

The Company’s continuing diversity efforts were monitored by the Corporate Affairs committee. These reports included a review of the Company’s workforce diversity, as well as the Company’s hiring practices and interaction with governmental authorities with responsibility for regulating these activities. The reports also addressed the Company’s supplier diversity program.

The Company’s environmental compliance and stewardship were considered at each meeting of the Corporate Affairs committee. Presentations were provided with respect to various environmental initiatives being undertaken by the Company, including initiatives pertaining to greenhouse gases.

Regulatory initiatives involving the Company’s utility operations were reviewed and discussed with the Corporate Affairs committee. This monitoring included receiving reports from management regarding important matters pending before the Indiana Utility Regulatory Commission and the Public Utilities Commission of Ohio.

Reports were provided to the Corporate Affairs committee by legal counsel regarding legal compliance issues and litigation affecting the Company and its subsidiaries. Those reports included environmental compliance and employment litigation matters.

Finally, legislative matters that are of importance to the Company at the federal level, as well as in Indiana and Ohio, were reviewed and discussed with the Corporate Affairs committee.

Annual Committee Charter Review and Performance Evaluation

As required by the Corporate Affairs committee’s charter, in late 2007 the committee reviewed its charter and determined that no modifications were necessary or advisable at this time. Also as required by the Corporate Affairs committee’s charter, the committee conducted an annual performance evaluation, the results of which will be discussed by the committee at the next regularly scheduled meeting.

Commitment

The Corporate Affairs committee is committed to ensuring that the Company conducts its operations consistent with being a good corporate citizen. The Corporate Affairs committee anticipates meeting at least three times in 2008 to continue to focus on the matters set forth in its charter.

Corporate Affairs Committee

William G. Mays, Chair, John M. Dunn, Martin C. Jischke, Richard P. Rechter, and R. Daniel Sadlier

REPORT OF THE AUDIT AND RISK MANAGEMENT COMMITTEE

The Audit and Risk Management committee (“Audit committee”) oversees the Company’s financial reporting process on behalf of the full Board. The Audit committee currently consists of five members, who each satisfy the “independence” standard established by the full Board, as well as the independence requirements contained in the Corporate Governance Listing Standards of the NYSE. The Audit committee met five times during the past fiscal year.

Scope of Responsibilities

The Audit committee operates under a written Audit and Risk Management Committee Charter containing provisions that address requirements imposed by the SEC and the NYSE. That charter is attached to this proxy statement as Appendix D and is also posted on the Company’s website at www.vectren.com. The Audit committee’s responsibilities include the authority and the responsibility of:

•	Overseeing the integrity of the Company’s financial statements,

•	Overseeing the Company’s compliance with legal requirements,

•	Overseeing the independent registered public accounting firm’s qualifications and independence,

•	Overseeing the performance of the Company’s internal audit function and independent registered public accountant,

•	Overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established, and

•	Overseeing the Company’s practices and processes relating to risk assessment and risk management.

2007 Accomplishments

Corporate Code of Conduct

As provided for in its charter, the Audit committee is responsible for establishing, reviewing and updating periodically a Corporate Code of Conduct (“Code”) and ensuring that management has established a system to enforce this Code. This includes ensuring that the Code is in compliance with all applicable rules and regulations. A copy of the Code is attached as Appendix G to this proxy statement and is also posted on the Company’s website at www.vectren.com. In early 2007, the Audit committee recommended that the Code be modified to make it clear that persons can contact the Chair of the Audit committee directly with respect to matters arising under the Code. The Audit committee reviews management’s monitoring of the Company’s compliance with the Code, and ensures that management has the proper review system in place to provide that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements. The Audit committee also confirmed, with assistance from the Internal Audit department, that during 2007 the members of the Board have complied with the Code.

Risk Management

As provided for in its charter, throughout the year the Audit committee received and reviewed reports from management regarding enterprise risk issues affecting the company and considered by management’s risk management committee. This included a comprehensive review of the company’s insurance program for all of its businesses, as well as numerous other business matters that present potential risks for the company.

Sarbanes-Oxley Section 404 Compliance

Throughout the year the Audit committee received and reviewed reports from the director of Internal Audit regarding the company’s ongoing compliance with Sarbanes-Oxley Section 404. The Audit committee also received reports on this subject from the company’s chief financial officer and chief accounting officer, as well as commentary from the company’s independent registered public accounting firm with respect to the company’s compliance.

Delineation of Responsibilities Between Management, the Independent Registered Public Accounting Firm, and the Audit Committee

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal controls over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal controls over financial reporting; and evaluating any change in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, internal controls over financial reporting.

The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal controls over financial reporting.

The Audit committee’s responsibility is to monitor and review the processes performed by management and the independent registered public accounting firm. It is not the Audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit committee members are not employees of the Company. Therefore, the Audit committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in its report on the Company’s financial statements.

Furthermore, the Audit committee’s considerations and discussions with management and the independent registered public accounting firm concerning the Company’s audited and unaudited financial statements, internal controls and related matters do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

2007 Form 10-K

In reliance on the reviews and discussions referred to above, the Audit committee recommended to the full Board that the audited consolidated financial statements of the Company and its subsidiaries for 2007 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

A copy of the Company’s 10-K is available without charge upon request. Send your request to:

Attn:	Investor Relations Vectren Corporation P.O. Box 209 Evansville, IN 47702-0209 vvcir@vectren.com

Reappointment of Deloitte & Touche LLP (“Deloitte”)

The Audit committee considered and has recommended to the full Board that Deloitte be reappointed as the Company’s independent registered public accounting firm for fiscal year 2008. That recommendation calls for the reappointment to be subject to ratification by the shareholders of the Company at the 2008 Annual Meeting.

Annual Committee Charter Review and Performance Evaluation

As required by the Audit committee’s charter, in late 2007 the committee reviewed the charter and determined that its provisions, as amended, remain appropriate. Also, as required by the Audit committee’s charter, the committee conducted an annual performance evaluation, the results of which have been discussed among the committee members.

Commitment

The Audit committee is committed to ensuring that the Company implements and follows necessary and appropriate financial reporting processes. The Audit committee anticipates meeting at least quarterly throughout 2008.

Audit and Risk Management Committee

Richard W. Shymanski, Chair, John D. Engelbrecht, Richard P. Rechter, Michael L. Smith, and Jean L. Wojtowicz

REPORT OF THE FINANCE COMMITTEE

The Finance committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the financing activities of the Company’s regulated and non-regulated businesses. The Finance committee consists of five members, four of whom are non-employee directors. The fifth member and chair of the Finance committee is Niel C. Ellerbrook, Chair of the Board and Chief Executive Officer. The Finance committee met four times during the last fiscal year.

Scope of Responsibilities

The Finance committee’s responsibilities are set forth in its charter, which is attached to this proxy statement as Appendix E and is also posted on the Company’s website at www.vectren.com. Those responsibilities include:

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Acting within parameters established by the full Board with respect to financing activities of the Company, including, as necessary or advisable, financing activities of one or more of its subsidiaries or affiliates; and

•	Acting on behalf of the full Board in limited instances where it is impracticable for the full Board to meet and take action, and only within parameters prescribed and delegated by the full Board.

2007 Accomplishments

Early in 2007 the Company executed a common stock offering. As part of the offering, the Company entered an equity forward transaction whereby borrowed shares were utilized by the underwriters to fulfill the sale. The equity forward must be settled prior to February 29, 2009 and the Company currently expects to settle the equity forward by delivering shares and receiving the proceeds. The Finance committee was involved with the review and final approval of these transactions pursuant to a specific delegation of authority from the full Board. In the course of the review and approval of the offering, the committee received a number of presentations from management, as well as the external advisors that were engaged by the Company to assist with the transaction.

In the spring of 2007, the Finance committee reviewed and approved updates to the Company’s 2007 financing plans. As part of this action, the committee received presentations from management regarding the Company’s credit ratings and capitalization ratios, as well as the forms of financing instruments that are available to the Company to effectuate its financing requirements. In the summer of 2007, several members of the Finance committee accompanied management to meet with representatives of Moody’s, Inc. and Standard and Poor’s, the two entities that rate the debt issued by the Company’s subsidiaries.

In the fall of 2007, the Finance committee reviewed and approved additional updates to the Company’s 2007 financing plans and approved the Company’s 2008 financing plans. As part of this process, the committee reviewed the existing and planned debt issuances, the implications of the financing plans on the Company’s existing credit ratings and capitalization ratios, and the available forms of financing instruments that can be used to effectuate the transactions. The committee also reviewed the Company’s Dividend Reinvestment Plan and reviewed a report from management regarding the proposed 2007/2008 common stock dividend policy.

Annual Committee Charter Review and Performance Evaluation

As required by the Finance committee’s charter, in early 2008 the committee reviewed the charter and determined that no changes were necessary or advisable at this time. Also, as required by the Finance committee’s charter, the committee has conducted an annual performance evaluation; the results of which have been discussed with the committee.

Commitment

The Finance committee is committed to overseeing the financing activities of the Company on behalf of the full Board and, in limited circumstances, to act on behalf of the Board when delegated authority to respond to certain circumstances. The Finance committee anticipates meeting at least three times in 2008 to continue to focus on the matters set forth in its charter.

Finance Committee

Niel C. Ellerbrook, Chair, John D. Engelbrecht, Robert L. Koch II, J. Timothy McGinley, and R. Daniel Sadlier

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

Compensation and Benefits Committee

The Compensation and Benefits committee (“Compensation committee”) has five members and met three times in fiscal 2007. The Compensation committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent pursuant to the NYSE rules. The Board has adopted a charter for the Compensation committee, which is available on the Company’s website at www.vectren.com and is also attached to this proxy as Appendix F.

The Compensation committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Establish the base salary, incentive compensation and any other compensation for the Company’s Chair and Chief Executive Officer and the other executive officers of the Company;

•

Administer the Company’s management incentive and stock-based compensation plans, and oversee the administration of the Company’s retirement and welfare plans and discharge the duties imposed on the Compensation committee by the terms of the plans; and

•	Conduct the performance appraisal for the Chair and Chief Executive Officer; and perform other functions or duties that are deemed appropriate by the full Board.

Compensation decisions for the five executive officers, which includes the Chair and Chief Executive Officer and other executive officers of the Company, are made by the Compensation committee. Decisions regarding non-equity compensation for other officers are made by the Company’s Chair and Chief Executive Officer and are reviewed and evaluated by the Compensation committee. The committee has engaged Hay Group, Inc., an outside global human resources consulting firm, to conduct an annual review of its total compensation program for the executive and other officers.

The agenda for meetings of the Compensation committee is determined by its Chair with assistance from the other members of the committee, the Compensation committee’s independent compensation consultant, and the Company’s Chair and Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer and Secretary. Compensation committee meetings are regularly attended by the Chair and Chief Executive Officer and the Chief Administrative Officer and Secretary. At each meeting the Compensation committee conducts an executive session. The Compensation committee’s Chair reports the committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s Human Resources department support the

Compensation committee in its duties and, along with the Chair and Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Human Resources department is charged by the Committee with the task of executing the compensation plans and programs adopted by the committee, as well as implementing changes in compensation levels as directed by the committee. The Compensation committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary or advisable to assist in the fulfillment of its responsibilities.

Role of Chief Executive Officer in Compensation Process

Compensation determinations for our five named executive officers, including the Chief Executive Officer, are made by the Compensation committee. The committee delegates certain administrative duties to, and solicits recommendations from, the CEO, Mr. Ellerbrook. He provides recommendations to the committee regarding the compensation and annual incentive opportunities for the other executive officers. He receives and reviews market data from the committee’s consultant. After considering that data, as well as the overall performance of each officer, the officer’s contributions to the Company over the past year, the officer’s experience and potential, and any change in the officer’s functional responsibility, Mr. Ellerbrook also takes internal pay equity into account in making his recommendations. Mr. Ellerbrook’s recommendations are reviewed by the committee with assistance from its independent compensation consultant, and the committee can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities for all officers are made by the committee.

The Chief Executive Officer regularly attends committee meetings to provide input as a representative of management. At each meeting the committee goes into an executive session and excuses Mr. Ellerbrook and any other members of management who may be present.

Share Ownership Policy

Our Company’s share ownership policy requires officers and directors to meet share ownership targets. The committee adopted that policy in 2000 and it provides a five-year transition period for officers to comply. The Compensation committee expects the officers to make ratable progress toward compliance each year. The program includes these key features:

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Participants who are officers have a share ownership target based on a multiple of their base salary, set at three times base salary for certain participants (Messrs. Benkert, Christian, and Doty), four times for Mr. Chapman and five times for Mr. Ellerbrook. As of February 4, 2008, all of the five named executive officers listed in the Summary Compensation Table exceeded the established ownership requirements. The committee reviews executive officers’ stock ownership on an annual basis. In addition, as of February 4, 2008, all of the Company’s officers subject to the share ownership policy were in compliance with its requirements.

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As an incentive to maximize shareholder value, a participant may count toward his or her target the value of owned shares, including derivative units of our stock in our non-qualified deferred compensation plans, the value of vested “in the money” stock options and the market value of restricted shares and stock unit awards, with market value based on the market price of our common stock.

Tally Sheets

The committee uses tally sheets for the executive officers included in the Summary Compensation Table.

In 2007, the committee reviewed tally sheets that summarized dollar amounts for salary, bonus, long-term incentive compensation, welfare benefits, and perquisites for 2007 and 2006, as well as the value of unexercised stock options and restricted stock awards, and the actual projected payout obligations under our qualified and non-qualified retirement plans. The tally sheets also provided potential payment obligations for each executive under various termination scenarios (voluntary, good reason other than cause, and cause). The committee did not, however, take any specific action based on its review of the tally sheets.

Compensation Consultant

The Compensation committee has the authority under its charter to retain outside consultants to provide assistance. In accordance with this authority, the committee engaged Hay Group, Inc. as its independent compensation consultant for 2007. One of the primary functions of the consultant is to provide market data to the Committee concerning compensation of comparable companies in order to assist the Committee in determining whether the compensation system is a reasonable and appropriate means to achieve the business objectives of Vectren. The committee has reengaged the Hay Group, Inc. as its independent compensation consultant for 2008.

Deductibility of Executive Compensation

In 1993, Congress enacted Section 162(m) of the Internal Revenue Code, which disallows corporate deductibility for “compensation” paid in excess of one million dollars to the individual executives named in the Summary Compensation Table unless the compensation is payable solely on achievement of an objective performance goal. The At Risk Plan, as re-approved by our shareholders in April 2006, has been structured to give the committee the discretion to award compensation which satisfies the requirements of Section 162(m) of the Internal Revenue Code. Consequently, the committee intends to the extent practical and consistent with the best interests of us and our shareholders to use compensation policies and programs that preserve the tax deductibility of compensation expenses. The At Risk Plan also requires deferral of any payment to these executives if the deduction would be eliminated by Section 162(m) until the deduction would no longer be eliminated or the executive officer separates from service. The delayed payment is automatically transferred to our non-qualified deferred compensation plan.

Compensation Discussion and Analysis

The Compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference to the Company’s Annual Report on Form 10-K.

Compensation and Benefits Committee

Jean L. Wojtowicz, Chair, Anton H. George, Martin C. Jischke, Richard W. Shymanski, and Michael L. Smith

COMPENSATION DISCUSSION AND ANALYSIS

In this “Compensation Discussion and Analysis” section the terms “we,” “our,” and “us” refer to Vectren Corporation and the term “Committee” refers to the Compensation and Benefits committee of Vectren’s Board of Directors.

Forward-looking statements

The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Objectives of Vectren’s Compensation Programs

The primary objectives of our executive compensation programs are as follows:

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Compensation should be based on the level of job responsibility, individual performance, and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and shareholder returns, because they have more ability to affect the Company’s results.

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Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled workforce, we must remain competitive with the pay of other employers who compete with us for talent. Our compensation programs are designed to be competitive with market practices for comparable sized companies in the U.S. utility and industrial markets, with the data that we take into consideration weighted 75% and 25%, respectively, to approximate our mix of utility and non-utility business.

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Compensation should reward performance. Our programs should deliver top-tier compensation given top-tier individual and Company performance; likewise, where individual performance falls short of expectations and/or Company performance lags the industry, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in Company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to us.

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While all executives receive a mix of both annual and longer-term incentives, executives at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results.

In assessing the appropriate overall compensation level for our executive officers, including our Chief Executive Officer, the Committee considers numerous factors and challenges facing our business, including:

•	our need to attract and retain effective management;

•	the increasingly competitive markets in which we operate;

•	the frequency, timing and complexity of necessary rate increases;

•	the economic conditions and resulting business challenges in the Midwest compared to other regions of the country;

•	the increasing environmental regulation of our operations and the resulting impact on the cost of our products and services;

•	the challenges and potential cost to access capital to finance our ongoing operations;

•	the impact of the increasingly volatile natural gas commodity market on our regulated operations and on customer consumption patterns; and

•	The growing importance (significance) of our non-regulated business businesses to the Company’s overall success.

While the Committee utilizes tally sheets as part of its total compensation review for each executive officer, the Committee does not take any specific action based upon a tally sheet. Compensation determinations are driven by the factors listed above.

Executive Compensation Strategy and Process

The Committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives. Among those are:

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Assessment of Company Performance.    The Committee uses Company performance measures in two ways. First, in establishing total compensation ranges, the Committee considers various measures of Company and industry performance, including earnings per share, return on equity, and total shareholder return. The Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Committee has established specific Company performance measures that determine the size of payouts under the Company’s incentive programs.

•

Assessment of Individual Performance.    Individual performance has a strong impact on the compensation of all employees, including the Chief Executive Officer and the other executive officers. Annually, each member of the board of directors completes a comprehensive evaluation of the CEO’s performance on a range of different performance measures including both financial and strategic achievements. The chair of the Committee then reports the results of this process to the full board in executive session. The Committee meets to summarize and discuss the results of the evaluation process. For the other named executive officers, the Committee receives a performance assessment and compensation recommendation from the Chief Executive Officer and also exercises its judgment based on the Board’s interactions with the executive officer. As with the Chief Executive Officer, the performance evaluation of these executives is based on achievement of pre-agreed objectives by the executive and his organization, his contribution to the Company’s performance, and other leadership accomplishments.

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Benchmarking.    The Committee benchmarks the Company’s programs, with a peer group of gas and/or electric utility groups which also include non-utility operations. The Committee uses the peer group data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the peer group companies when the Company achieves the targeted performance levels. The individual’s relative position is driven by individual and Company performance.

•

Total Compensation Review.    The Committee reviews each executive’s base pay, bonus, and equity incentives annually with the guidance of the Committee’s independent consultant. In addition to these primary compensation elements, the Committee reviews the deferred compensation programs, perquisites and other compensation, and payments that would be required under various severance and change-in-control scenarios.

While the Committee reviews internal pay equity, it does not adhere to any multiple of pay policy or maximum or minimum levels of compensation.

Material Differences in Compensation Policies for Individual Named Executive Officers

The Committee conducts an annual performance review of the Chief Executive Officer based on his achievement of the agreed upon objectives, contributions to the Company’s performance and leadership accomplishments. For the other named executive officers, the Committee receives a performance assessment from the Chief Executive Officer and exercises its judgment based on the Board’s interaction with the particular executive officer. As noted above under the caption “Executive Compensation Strategy and Process”, compensation is based on the level of job responsibility, Company performance and individual performance. In addition, as part of the benchmarking process the Committee reviews market information for Vectren’s peer group of energy related companies, listed on page 29 of the Proxy Statement, with respect to the levels of compensation for executive positions similar to those held by our named executive officers. Market comparability is an important factor in determining the amount of compensation awarded to the individual named executive officer. Market data reflects that the chief executive officers of our peer companies are paid higher, and with a greater proportion of at risk compensation, than other executive officers.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants to provide assistance. In accordance with this authority, the Committee engaged Hay Group, Inc. as its independent consultant for 2007. The consultant reports directly to the Committee and attends the regularly scheduled meetings of the Committee. Hay Group confines its services to executive compensation and other compensation and benefit matters that are reported to the Committee. Hay Group also provides services to the Nominating and Corporate Governance committee with respect to compensation for non-employee members of the Board. The consultant provides an additional measure of assurance that the Company’s executive compensation program is a reasonable and appropriate means to achieve our objectives. The consultant’s role is to advise the Committee on all executive compensation matters, including the following:

•	Executive compensation philosophy and strategy;

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Executive compensation market analysis, which includes a competitive comparison of Vectren pay levels to market practice for base salary, total cash compensation (base salary plus bonus) and total direct compensation (total cash compensation plus long–term incentive opportunities);

•	Guidance on executive compensation incentive plans, agreements, targets and performance measures; and

•	Advice on rules, regulations and developments in executive compensation.

Role of Management in the Compensation Process

Compensation determinations for our five named executive officers, including the Chief Executive Officer, are made by the Compensation Committee. The Committee delegates certain duties to, and solicits recommendations from, the Chief Executive Officer. As a representative of management, Mr. Ellerbrook provides recommendations to the Committee regarding the compensation and annual and long-term incentive opportunities for the other executive officers. He receives and reviews market data from the Committee’s independent consultant. After considering that data, as well as the overall performance of each officer, the officer’s contribution to the Company over the past year, the officer’s experience and potential, and any change in the officer’s functional responsibility, Mr. Ellerbrook also takes internal pay equity into account in making his recommendations. Mr. Ellerbrook’s recommendations are reviewed by the Committee with assistance from its independent compensation consultant, and the Committee can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities for all officers are made by the Committee. Mr. Ellerbrook and other members of management in attendance at Committee meetings are excused when decisions regarding compensation are discussed by the Committee.

Elements of Vectren’s Compensation

Our total compensation program for officers includes base salaries, annual and long-term incentive opportunities under the At Risk Plan, retirement and welfare benefits, and minimal perquisites.

Base Salary

Base salaries are the guaranteed element of cash compensation and are set relative to each position’s functions and responsibilities, with the intention of being competitive with market practices. Market data is provided to the Committee by its independent consultant. Establishing market-based salaries provides an objective standard by which to judge the reasonableness of our salaries, maintains our ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded. The base salary paid in 2007 to our five named executive officers is shown in column (c) of the Summary Compensation Table on page 31.

Annual Incentive Compensation

Consistent with our compensation objectives, as employees progress to higher levels in the organization, a greater proportion of overall compensation is linked to Company performance and shareholder returns. Accordingly, all of our officers have a significant portion of their total compensation at risk. Participation in the shareholder-approved At Risk Plan, which includes the Chief Executive Officer, is extended to officers and other key employees designated by the Committee in light of the roles that they play in achieving financial and operating objectives. The At Risk Plan provides for the payment of at risk compensation in the form of cash, stock options, restricted stock, stock appreciation rights, performance awards or other stock unit awards. Annual incentive opportunities under the At Risk Plan are based on the Committee’s annual review of prevailing practices for comparable positions among similar companies of comparable size. The Committee determines the potential incentive award each year and bases the target award upon a percentage of each participant’s base salary. During the past year, target annual incentive opportunities for executive officers, excluding the Chief Executive Officer, ranged from 40% to 60% of base salary.

The following table summarizes the weighting of performance metrics used by the Committee to determine the 2007 annual incentive opportunity under the At Risk Plan for the executive officers included in the Summary Compensation Table:

Executive	Company EPS	Customer Satisfaction	Safety	Equivalent Availability
Niel C. Ellerbrook	80%	10%	10%	0%
Jerome A. Benkert, Jr.	80%	10%	10%	0%
Carl L. Chapman	80%	10%	10%	0%
Ronald E. Christian	80%	10%	10%	0%
William S. Doty	70%	10%	10%	10%

•	EPS—our achievement of specified earnings per share (“EPS”) levels.

•	Customer Satisfaction—our achievement of specified levels of customer satisfaction based upon three measures:

•	ASA or “Average Speed to Answer”—measures speed of answer for our Customer Contact Center;

•	Perception—measures customer perception of our Customer Service; and

•	Contact—measures the satisfaction of individuals we have recently served.

•	Safety—the minimization of OSHA recordable accidents.

•	Equivalent Availability—the achievement of a specified level of equivalent availability at our electric utility generation facilities.

For each metric, a range of performance levels and corresponding award levels was established for 2007: threshold (zero payment), target, and maximum (two times target incentive). Linear interpolation is used for results between threshold, target and maximum. Actual award payouts are a function of achievement of predetermined target performance levels. The Committee has authority to decrease, but not increase, a payout to the executive officers included in the Summary Compensation Table.

For 2007, the primary driver of our annual incentive award was EPS with a target of $1.72. As shown in the table above, other non-financial metrics have a significantly smaller impact. The Committee reserved the discretion to adjust EPS for certain predetermined events. Actual 2007 results (adjusted pursuant to the reserved discretion to exclude results from our coal based synthetic fuel investment and other related activities, which had the effect of lowering the awards) were as follows: EPS—165% of target; Customer Satisfaction—200% of target; Safety—85.7% of target; and Equivalent Availability—140% of target. The annual incentive amount paid to each named executive officer is reflected in Column (g) of the Summary Compensation Table.

The table below shows the metrics and various performance goal levels for the 2008 annual incentive opportunity:

	EPS	Customer Satisfaction			Safety	Equivalent Availability
		ASA(sec)	Perception	Contact
Threshold	$1.75	60.0	90.0%	90.0%	47	87.4%
Target	$1.95	40.0	94.0%	94.0%	33	90.4%
Maximum	$2.15	25.0	96.0%	96.0%	27	93.4%

Beginning in 2007, for most of our vice presidents, other than our five named executive officers, we instituted the use of individual performance objectives for up to 20% of the target amount of the annual incentive opportunity. These objectives are intended to be in alignment with our corporate strategy and are subject to review, approval and measurement by the Committee.

Long-Term Incentive Compensation

The purpose of the long-term incentive opportunity under the At Risk Plan is to retain our officers and key employees, direct their strong motivation toward the attainment of our long-term growth and profit objectives and focus on the attainment of shareholder value. Under the At Risk Plan, the Committee determines the executive officers, as well as other officers and key employees, to whom grants will be made and the percentage of each officer’s base salary to be used for determining the amount of the grants to be awarded. The amount of an officer’s total compensation that is granted in equity opportunities is based on industry market practices, our business strategies, the individual’s scope of responsibility and the individual’s ability to impact total shareholder return and return on equity.

Like the potential cash payment that may be received as the annual incentive opportunity under the At Risk Plan, this component of total compensation is also performance driven and totally at risk. Actual award payouts are a function of achievement of predetermined target performance levels.

In April 2001, shareholders approved the adoption of the At Risk Plan. The At Risk Plan was reapproved by our Board of Directors on February 22, 2006 and by our shareholders on April 26, 2006. After the January 1, 2008 grant, the Plan, as reapproved, currently reserves for issuance approximately 2.8 million shares of new awards.

Effective May 1, 2001, the first equity grant was awarded to our executives from the At Risk Plan. No further awards were made under the At Risk Plan until 2003. In 2003, the Committee began a practice of granting equity awards annually. Since 2003, the decision to provide equity awards to our executives has been made in December with an effective date of January 1 the following year. The January 1 grant date aligns our equity awards and related performance goals with our fiscal year and business strategies, strengthening the linkage between our executive compensation programs and actual performance.

Initially, grants included stock options, as well as performance-based restricted stock. The Committee decided effective with the January 1, 2006 grant to move away from grants of a combination of stock options and performance-based restricted stock to solely performance-based restricted stock, and, effective January 1, 2008, added a stock unit award alternative. The movement away from stock options to performance based restricted stock and stock unit awards was intended to accomplish the following:

•	Link a greater portion of long-term incentive compensation to predetermined performance goals (i.e., relative total shareholder return and earned return on equity performance); and

•	Manage and control future share usage for incentive compensation plan purposes.

Prior to the January 1, 2006 grant, a very large peer group of energy related companies was utilized. In December 2005, the Committee reviewed the composition of the peer group that had been in use to determine our relative total shareholder return performance. The Committee analyzed data on customer mix (gas and electric), SIC code, annual revenues, market capitalization, and mix of regulated and nonregulated business. Based on this review, the Committee decided to modify the peer group to a smaller group of approximately 30 companies, including Vectren that could be more readily tracked for performance comparison purposes and would more closely align with our attributes and business model. In order to be included in the peer group each year, a company must satisfy all of the following criteria:

A)	Be included in one of the following SIC Codes:

4911:	Electric Services,

4923:	Natural Gas Transmission & Distribution Services,

4924:	Natural Gas Distribution,

4931:	Electric & Other Services Combined and

4932:	Gas & Other Services Combined;

B)	Own natural gas distribution assets;

C)	Be U.S. domiciled;

D)	Have a minimum three year operating history, including a predecessor company;

E)	Utility operations must have a three year average contribution greater than 50% of consolidated earnings; and

F)	Have a three year average market capitalization of between $0.5 and $7.0 billion.

The smaller peer group utilized for the January 1, 2007 grant consists of the following companies:

AGL Resources Inc.	ALLETE, Inc.

Alliant Energy Corporation	Atmos Energy Corporation

Avista Corporation	CenterPoint Energy, Inc.

CH Energy Group, Inc.	Energy East Corporation

Integrys Energy Group, Inc.*	New Jersey Resources Corporation

The Laclede Group	NiSource Inc.

Nicor Inc.	Northwest Natural Gas Company

Northeast Utilities	Pepco Holdings, Inc.

NSTAR	PNM Resources, Inc.

Piedmont Natural Gas Company, Inc.	SCANA Corporation

Puget Energy, Inc.	South Jersey Industries, Inc.

Sierra Pacific Resources	TECO Energy Inc.

Southwest Gas Corporation	Vectren Corporation

UniSource Energy Corporation	Wisconsin Energy Corporation

WGL Holdings, Inc.

*	Peoples Energy Corporation and WPS Resources, which were both listed as peer group companies at the start of 2007, merged on February 1, 2007 to form Integrys Energy Group, Inc.

Effective August 24, 2007, KeySpan Corporation merged with a subsidiary of National Grid, PLC and, as a result, it is no longer in the peer group. Based on the selection criteria referenced above, the peer group utilized for the January 1, 2008 grant was modified to include an additional company, Empire District Electric.

Prior to the January 1, 2006 grant, performance-based restricted stock was measured solely on relative total shareholder return. At its December 2005 meeting, the Committee determined that a second performance goal, return on equity, would be added to future grants of performance-based restricted stock. The second measure added an absolute measure to the relative total shareholder return measurement (“TSR”) for the performance-based restricted grants beginning with the January 1, 2006 grant. Grants of restricted stock in 2007 and restricted stock and stock units in 2008 are performance-based and carry these measures.

For 2007, the number of restricted shares granted by the Committee at its December 2006 meeting was calculated using our closing stock price on the NYSE on November 22, 2006 and discounted for risk of forfeiture over the three-year performance period and over the additional one-year vesting period that follows the performance cycle. The grants of restricted stock were effective as of January 1, 2007. The ultimate amount of these grants will be determined equally by (1) our total shareholder return performance relative to the peer group listed above, and (2) our earned return on equity performance, with a threshold of 7%, target of 10.5%, and maximum of 14% as established by the Committee. The performance period is three years. Each metric has an equal weight. The Committee will employ linear interpolation to calculate the payout on total shareholder return performance, and if performance as compared to the peer group is below the 25th percentile, the result will be complete forfeiture of that portion, while performance at the 90th percentile will result in a doubling of that portion. The Committee also will employ linear interpolation to calculate the payout on earned return on equity performance and performance below threshold will result in a complete forfeiture of that portion, while performance at or above maximum will result in a doubling of that portion. Consistent with prior grants, subject to limited exceptions, the recipient will be required to remain employed by us for one year after the end of the performance period before the grant will vest.

For the most recent performance period ending December 31, 2007, 100% of the original January 1, 2005 grant was forfeited because the sole method of measurement, relative total shareholder return, resulted in the Company ending up in the fourth quartile among the larger peer groups previously utilized.

On December 20, 2007, the Committee authorized awards of performance-based restricted stock and stock unit awards to be granted on January 1, 2008. Beginning with the 2008 grant, each officer was provided the option of electing to receive his or her equity grant in the form of either restricted stock or stock unit awards. The Committee used our closing price on the New York Stock Exchange on December 7, 2007 to determine the number of shares and units included in the January 1, 2008 grant, discounted for risk of forfeiture over a three-year performance period and one year additional vesting period. Performance of the January 1, 2008 grant will be measured against the performance of our peer group companies noted above. The performance measurement will be spread equally between (1) our total shareholder return performance, and (2) our earned return on equity performance relative to a threshold of 7.6%, a target of 11.1% and a maximum of 14.6%. The payout will be calculated in the same manner as described above in connection with the January 1, 2007 grant. The performance period on this grant commenced on January 1, 2008 and will conclude on December 31, 2010. Dividends or dividend equivalents are paid directly to the holders of the stock or units during the restriction period and are not subject to forfeiture or other performance adjustments. Executives who elected to receive stock unit awards will not have any voting rights with respect to those units. At the end of the performance period, the grant is subject to a one-year holding period. All restrictions will lapse on December 31, 2011.

Executives who elected to receive awards in the form of stock unit awards will receive the settlement of their awards in cash, if at the time of vesting the recipient is in compliance with the then applicable share ownership guidelines. If the executive fails to be in compliance at that time, the grant will be settled in Vectren stock.

It is the opinion of the Committee that the long-term plan meets the objective of providing executive officers, as well as other principal officers and key employees, with the appropriate long-term interest in maximizing shareholder value. A participant’s retention of or increased level of equity is contingent upon the additional enhancement of shareholder value of our common stock relative to the performance of our peer companies and enhancement of our earned return on equity. In addition, the vesting restriction provides an added incentive for longer term focus and retention. The Committee does not retain discretion to increase the ultimate amount of the grant to the executive officers named in the Summary Compensation Table if the performance criteria are not satisfied.

The following table shows the compensation paid to or earned by each of the named executive officers during the fiscal year ending December 31, 2007.

2007 SUMMARY COMPENSATION TABLE

Name and Principal Position(a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)
Niel C. Ellerbrook	2007	$719,906	$0	$906,367	$0	$989,521	$468,897	$420,453	$3,505,144
	2006	$697,001	$0	$1,094,994	$0	$259,627	$252,879	$427,020	$2,731,521

Jerome A. Benkert, Jr.	2007	$339,555	$0	$152,648	$12,470	$274,577	$5,553	$133,853	$918,656
	2006	$328,002	$0	$266,229	$44,437	$68,847	$32,004	$137,682	$877,201

Carl L. Chapman	2007	$396,944	$0	$240,919	$15,347	$385,371	$27,048	$173,639	$1,239,268
	2006	$379,001	$0	$347,667	$53,550	$147,752	$78,098	$170,149	$1,176,217

Ronald E. Christian	2007	$320,758	$0	$131,583	$11,990	$259,323	$6,897	$150,232	$880,783
	2006	$310,000	$0	$254,877	$41,767	$65,092	$18,060	$154,071	$843,867

William S. Doty	2007	$280,166	$0	$160,333	$0	$178,305	$200,844	$93,318	$912,966
	2006	$271,400	$0	$198,247	$0	$68,973	$102,478	$90,549	$731,647

(1)	SEC rules require performance-based awards to be included in column (g) Non-Equity Incentive Plan Compensation

(2)

The compensation cost for stock and option awards represents the amortization of an award’s value over its service period as defined by SFAS 123R. Therefore, the dollar amounts reflected in these columns include amounts from awards granted in and prior to 2007. The cost presented in the table has been adjusted from the cost recognized under SFAS 123R for financial statement reporting purposes for the effect of performance-based forfeitures which occurred in 2007 and 2006. The table above contains the impact of forfeitures only to the extent compensation cost associated with forfeited shares was included in the table in a previous year. For the year ended December 31, 2007, the actual cost of equity awards recognized in the financial statements under SFAS 123R was as follows: Ellerbrook: $632,730; Benkert: $71,168; Chapman: $139,069; Christian: $50,103; and Doty: $106,013. As disclosed in the prior year Proxy Statement, for the year ended December 31, 2006, the actual cost related to equity awards recognized in the financial statements under SFAS 123R was as follows: Ellerbrook: $756,716; Benkert: $163,958; Chapman: $245,396; Christian: $168,345; and Doty: $133,374. Assumptions used in the calculation of these awards are included in Note 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 20, 2008. In 2007, the entire amount of the January 1, 2005 restricted stock grant was forfeited, and in 2006 approximately 58% of the January 1, 2004 restricted stock grant was forfeited.

(3)	The amounts shown in this column are exclusively cash awards under the Company’s At Risk Compensation Plan for 2007 and 2006 performance, which is discussed above under the heading “Annual Incentive Compensation” in the Compensation Discussion and Analysis.

(4)	This column reflects the increase in the actuarial present value of the named executive officer’s benefits under all pension plans of the Company determined using interest rate and post-retirement mortality assumptions consistent with those used in the Company’s financial statements. No above-market earnings are paid in the Company’s deferred compensation plan.

(5)	This column reflects dividends paid on restricted shares issued under the Vectren Corporation Executive Restricted Stock Plan and the At Risk Compensation Plan (Ellerbrook: 2007-$211,823, 2006—$192,378; Benkert: 2007—$56,476, 2006—$53,643; Chapman: 2007—$79,336, 2006—$67,665; Christian: 2007—$52,868, 2006—$50,415; Doty: 2007—$39,353, 2006—$34,324), contributions to the retirement savings plan (Ellerbrook: 2007—$13,500, 2006—$13,200; Benkert: 2007—$13,500, 2006—$13,200; Chapman: 2007—$13,500, 2006—$13,200; Christian: 2007—$13,500, 2006—$13,200; Doty: 2007—$6,750, 2006—$6,600), the dollar value of insurance premiums paid by, or on behalf of, the Company and its subsidiaries with respect to insurance (term life) for the benefit of executive officers (Ellerbrook: 2007—$5,754, 2006—$6,648, Benkert: 2007—$2,975, 2006—$3,406; Chapman: 2007—$3,480, 2006—$3,973; Christian: 2007—$2,810, 2006—$3,220; and Doty: 2007-$2,453, 2006—$2,817), deferred compensation contributions to restore employer contributions to the Company Retirement Savings Plan (Ellerbrook 2007—$45,272, 2006—$70,690; Benkert: 2007-$11,004, 2006—$17,535; Chapman: 2007—$19,182, 2006—$27,170; Christian: 2007—$9,651, 2006—$15,833; and Doty: 2007—$3,724, 2006—$5,770), and years 2006 and 2007 each reflect one of two installment payments in lieu of post retirement life insurance. Each payment was in the following amount: (Ellerbrook: $144,104; Benkert: $49,898; Chapman: $58,141; Christian: $71,403; and Doty: $41,038).

The following table reflects the short and long term grants awarded from our At Risk Compensation Plan to the five named executives shown in the Summary Compensation Table on page 31.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

Name (a)	Grant Date	Approval Date (b)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Options Awards ($)(3) (l)
			Thres hold ($) (c)	Target ($) (d)	Maximum ($) (e)	Thres hold (#) (f)	Target (#) (g)	Maximum (#) (h)
Niel C. Ellerbrook	1/1/2007	12/8/2006				20,250	54,000	108,000	NA	NA	NA	$1,529,280
		NA	0	580,000	1,160,000				NA	NA	NA
Jerome A. Benkert, Jr.	1/1/2007	12/8/2006				5,250	14,000	28,000	NA	NA	NA	$396,480
		NA	0	171,000	342,000				NA	NA	NA
Carl L. Chapman	1/1/2007	12/8/2006				7,725	20,600	41,200	NA	NA	NA	$583,392
		NA	0	240,000	480,000				NA	NA	NA
Ronald E. Christian	1/1/2007	12/8/2006				4,500	12,000	24,000	NA	NA	NA	$339,840
		NA	0	161,500	323,000				NA	NA	NA
William S. Doty	1/1/2007	12/8/2006				3,750	10,000	20,000	NA	NA	NA	$283,200
		NA	0	112,800	225,600				NA	NA	NA

(1)	These columns reflect the range of short-term incentive payouts for 2007 performance under the At Risk Compensation Plan described on pages 27-28 under Annual Incentive Compensation in the Compensation and Discussion and Analysis. For 2007 performance the actual payout in 2008 of 160% of target is shown on column (g) of the Summary Compensation Table.

(2)

On December 8, 2006, the Compensation and Benefits Committee authorized awards of restricted stock to be granted on January 1, 2007. The measurement period on this grant commenced on January 1, 2007 and will conclude on December 31, 2009. After the end of the performance period, the grant is subject to a one-year continued employment holding period and all restrictions will lapse on December 31, 2010. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for a discussion of the performance measures applicable to these grants.

(3)	Since these awards were liability awards defined in SFAS 123R that are accounted for using the settlement date fair value, the Company used the closing price on the NYSE on January 3, 2007, the first trading day in 2007 as an estimate of the grant date fair value

The table below provides information on the stock option exercises during the fiscal year ending December 31, 2007 and the restricted stock vesting that occurred on December 31, 2007 for the named executive officers in the Summary Compensation Table.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Niel C. Ellerbrook			18,090	$524,791
Jerome A. Benkert, Jr.	30,000	$183,600	5,469	$158,656
Carl L. Chapman			5,469	$158,656
Ronald E. Christian	50,000	$309,780	4,628	$134,258
William S. Doty	29,053	$188,343	2,987	$86,653

(1)	Represents the difference between market value on date of exercise and exercise price.

(2)	Represents value of restricted shares pursuant to a January 1, 2005 performance grant that vested on December 31, 2007. The closing price for shares of the Company’s common stock on the New York Stock Exchange on December 31, 2007, which was the last trading date of the year, was $29.01. Mr. Doty elected to defer this amount into the company’s nonqualified deferred compensation plan which is described in “Nonqualified Deferred Compensation.”

The following table includes information on all equity grants outstanding at December 31, 2007 for the named executive officers in the Summary Compensation Table.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(2) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5) (j)
Niel C. Ellerbrook	230,000			$22.540	5/1/2011	0	$0	108,400	$3,144,684
	125,000			$23.190	1/1/2013
	71,000			$24.740	1/1/2014
	85,100			$26.630	1/1/2015

Jerome A. Benkert, Jr.	37,500			$23.190	1/1/2013	0	$0	27,000	$783,270
	21,000			$24.740	1/1/2014
	26,000			$26.630	1/1/2015

Carl L. Chapman	85,000			$22.540	5/1/2011	0	$0	42,000	$1,218,420
	37,500			$23.190	1/1/2013
	21,000			$24.740	1/1/2014
	32,000			$26.630	1/1/2015

Ronald E. Christian	30,000			$23.190	1/1/2013	0	$0	25,000	$725,250
	18,000			$24.740	1/1/2014
	25,000			$26.630	1/1/2015

William S. Doty	4,936			$20.255	7/19/2009	0	$0	20,000	$580,200
	15,000			$23.190	1/1/2013
	2,300			$22.570	1/1/2013
	12,000			$24.740	1/1/2014
	16,000			$26.630	1/1/2015

(1)	On January 1, 2008 all outstanding options were vested.

(2)

This column represents the number of restricted shares outstanding by each named executive officer as of January 1, 2008 that have met the performance period but are subject to a one-year holding period, in which the recipient must remain an employee of the Company. These awards were measured on December 31, 2007 and would generally fully vest on December 31, 2008. Because the Company’s performance relative to its peers fell below the 25th percentile, in accordance with the grant, the shares were forfeited on December 31, 2007.

(3)	The performance period measurement on December 31, 2007 resulted in a forfeiture of 100% of the shares granted in 2005.

(4)	This column represents the number of restricted shares outstanding by each named executive officer on December 31, 2007. For Mr. Ellerbrook the balance includes 54,400 restricted shares awarded January 1, 2006 and 54,000 restricted shares awarded January 1, 2007. For Mr. Benkert the balance includes 13,000 restricted shares awarded January 1, 2006 and 14,000 restricted shares awarded January 1, 2007. For Mr. Chapman the balance includes 21,400 restricted shares awarded January 1, 2006 and 20,600 shares awarded January 1, 2007. For Mr. Christian the balance includes 13,000 restricted shares awarded January 1, 2006 and 12,000 restricted shares awarded January 1, 2007. For Mr. Doty the balance includes 10,000 restricted shares awarded January 1, 2006 and 10,000 shares awarded January 1, 2007. These awards have the following measurement and vesting dates: January 1, 2006 grant—measurement date ends on December 31, 2008 and vests on December 31, 2009 and January 1, 2007 grant—measurement date ends on December 31, 2009 and vests on December 31, 2010. These grants are subject to forfeiture as provided by the At Risk Plan.

(5)	This column represents the market value of the unvested and unearned restricted stock at December 31, 2007. The closing price on December 31, 2007 was $29.01. The total number of shares in this column is subject to performance adjustments and are subject to forfeiture.

RETIREMENT BENEFIT PLANS

Our executive officers are eligible to participate in our defined benefit and defined contribution plans, subject to Internal Revenue Code limitations on allowable compensation for benefit calculation purposes, as well as for limits on the amount of benefits or contributions allowed. For 2007, the Internal Revenue Code limited the amount of earnings that can be used to calculate a pension benefit to $225,000 and the amount of annual pension that can be paid from a tax qualified plan to $180,000. The defined benefit plan consists of a cash balance formula and a traditional final average pay formula. These plans are available to all non-union eligible employees.

Executive officers have access to restoration plans that restore the benefits and contributions mentioned above in light of the Internal Revenue Code compensation and benefit limits. To the extent any contributions to the defined contribution plans are reduced by reason of Internal Revenue Code limits, we will make up these contributions in an unfunded, non-qualified deferred compensation plan arrangement. Also, to the extent any benefits under the defined benefit pension plan are limited by Internal Revenue Code limits, the benefits are restored under an unfunded nonqualified plan. The amounts paid under the restoration plans are unfunded and are paid from our general assets. We also have a supplemental pension plan which covers the named executive officers.

The following table provides the actuarial present value of each named executive officer’s total accumulated benefits under each of our pension plans in which the executive has participated in the past fiscal year. The present value of accumulated benefits is calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements. No payments were made under the pension plans to the named executive officers during 2007.

2007 Pension Benefits Table

Name (a)	Plan Name (1) (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Niel C. Ellerbrook	Vectren Corporation Combined Non-Bargaining Retirement Plan	27.08	$493,211	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	27.08	$2,477,486	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	27.08	$1,041,524	$0

Jerome A. Benkert, Jr.	Vectren Corporation Cash Balance Benefit	21.58	$106,367	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	21.58	$53,650	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	21.58	$50,257	$0

Carl L. Chapman	Vectren Corporation Cash Balance Benefit	22.25	$139,506	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	22.25	$93,412	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	22.25	$232,477	$0

Ronald E. Christian	Vectren Corporation Cash Balance Benefit	18.08	$100,062	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	18.08	$32,732	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	18.08	$0	$0

William S. Doty	Vectren Corporation Combined Non-Bargaining Retirement Plan	13.08	$341,869	$0
	Vectren Corporation Nonqualified Defined Benefit Restoration Plan	13.08	$213,347	$0
	Vectren Corporation Unfunded Supplemental Retirement Plan for a Select Group of Management Employees	14.08	$230,077	$0

(1)	The Company sponsors a defined benefit pension plan covering full-time employees of the Company and certain of its subsidiaries who meet certain age and service requirements. The Company’s plan covers salaried employees, including executive officers, and provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are fully paid by the employer and are computed on an actuarial basis. The pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein. The compensation covered by the plans includes the salaries and non-equity incentive plan compensation shown under column (c) and (g) of the Summary Compensation Table. The Company also has a supplemental pension plan for certain officers that provides fixed benefits at normal retirement age based upon compensation and is computed on an actuarial basis. Years of service in excess of 30 are not used in calculating the benefit amount under the unfunded supplemental retirement plan. Benefits under the supplemental plan are offset by Social Security and benefits under the defined benefit plan and Retirement Savings Plan attributed to contributions made by the Company and, as pertinent, one or more of its subsidiaries. Any differences between credited years of service and actual years of service are attributable to vesting requirements and do not result in any benefit augmentation.

Non-Bargaining Retirement Plan

The Vectren Corporation Combined Nonbargaining Retirement Plan is the qualified pension plan for all salaried employees, including the named executive officers. The plan consists of a combination of a cash balance formula and a traditional final average pay formula. The formula applicable to an executive depends upon which company hired the executive.

The pay used to determine the contribution credits in the cash balance formula and the final average pay for the traditional final average pay formula is base salary and the annual incentive bonus paid in cash. For determining benefits in this qualified plan, the pay is limited to an Internal Revenue Code limit, which was $225,000 in 2007.

The executive has a vested right to his accrued benefit after five years of service. All the named executives are vested in their accrued benefit. The accrued benefit is based on value of a cash balance account plus the traditional final average pay (i.e. base salary and annual incentive cash bonuses) formula based on service and compensation at the date of determination. In addition to the benefits at normal retirement, benefits are paid from this plan upon termination from employment due to voluntary or involuntary termination, disability, early retirement, and death.

The cash balance formula provides a benefit to the named executive officers equal to the final pay of the officer multiplied by the following percentages plus an interest credit equal to the 10-year Treasury yield plus 1%; Ellerbrook—2.5% per year; Benkert—3.5% plus $310 per year; Chapman—4.5% plus $310 per year; Christian—2.5% plus $310 per year; and Doty $310 per year. In addition, Mr. Ellerbrook is entitled to a traditional final average pay benefit equal to .55% times final average pay times years of service plus .53% times final average pay in excess of Social Security covered compensation times years of service up to 35 years, and Mr. Doty is entitled to such a benefit equal to 1.52% times final average pay times years of service up to 30 years plus .69% times final average pay times service between 30 and 40 years. The differences in pension benefits among officers are primarily attributable to different tenures with the Company and its predecessors.

For voluntary or involuntary termination or early retirement, the executive is eligible for the accrued benefit determined as of the date of termination or retirement. The executive may elect to receive the cash balance portion as a lump sum; otherwise it is paid in the form of an actuarially equivalent annuity. The traditional final average pay portion is paid as an annuity. For Mr. Ellerbrook, the traditional final average pay benefit may be paid as early as age 50 in a reduced form and unreduced at age 63. The benefit is reduced by 6% for each of the years between ages 60 and 63 and reduced by 7% for each of the years between ages 50 and 60. For Mr. Doty, the traditional final average pay benefit may be paid as early as age 55 in a reduced form and unreduced at age 62. The benefit is reduced by 2% for each of the years between ages 60 and 62 and by 5% for each of the years between ages 55 and 60.

For termination due to disability, the executive will continue to accrue benefits in his or her cash balance account until age 65, unless the executive elects to receive the pension benefit. For Mr. Ellerbrook, he continues to accrue benefits in the traditional final average pay portion until age 65. For Mr. Doty, he continues to accrue benefits in the traditional final average pay portion for up to 2 years. The executive may elect to begin receiving benefits under the early retirement provisions above based on the benefits accrued to the date of commencement.

Nonqualified Defined Benefit Restoration Plan

The defined benefit restoration plan has the same formulas and conditions as the core defined benefit plan described above. This plan restores the benefits that are lost due to Internal Revenue Code limitations.

Unfunded Supplemental Retirement Plan

Our supplemental retirement plan is based on final average pay and is offset by Social Security and other Company provided retirement benefits. The benefit at normal or early retirement is a target of 65% of final average pay less Social Security and other Company provided retirement benefits. This amount is reduced on a pro rata basis for service less than 30 years and by 1/15 for the first five years and 1/30 for the next five years that payments begin prior to age 65. An executive may only retire under this plan if he is age 55 or over and has completed 10 or more years of service at retirement. This benefit is payable under various actuarially equivalent annuity options. An executive can terminate due to total disability. The disability benefit starts payment at age 65 and continues for life and is the same as that described above for normal retirement. We believe this plan is a necessary competitive benefit to attract and retain qualified executives in our industry.

Post-Retirement Life Insurance Replacement

We have traditionally provided our retired executives with post-retirement life insurance equal to one-time base salary in effect on the date of retirement. While not a binding commitment, this traditional practice has created an expectation in our executives and has certainly been considered by them as an important component in their retirement planning. Since this obligation was underfunded, we determined that it was in the best interest of us and our shareholders to eliminate the benefit and the commensurate risk of our potential inability to provide such insurance at retirement of an executive. Consequently, at the December 2006 meeting, the Committee adopted, in lieu of the post-retirement life insurance, a plan to make payments to certain officers in two equal installments in January 2007 and July 2007. The second payment was due only if the executive to whom the payment was to be made was employed on the relevant installment payment date. The payment amount was calculated utilizing actuarial tables and a present value calculation. The payments made in January 2007 to the named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table for 2006. The payments made in July 2007 to the named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table for 2007.

EXECUTIVE INSURANCE BENEFITS

We provide our executives with additional life and long-term disability insurance benefits with premiums being paid by us. The life insurance benefit equals two times base salary. Long-term disability coverage is equal to 60% of base salary plus the target amount for the executive’s annual incentive compensation. Both benefits terminate upon the executive’s termination of employment. The amount of life insurance premiums for the named executive officers is included in the “All Other Compensation” column of the Summary Compensation Table. The Committee determined this level of benefit is market competitive.

PERQUISITES

Our perquisites policy limits to $5,000 the annual eligible perquisites for our executive officers, and requires a 20% co-payment for actual expenses. All other officers have a $3,000 annual maximum. Only financial, tax and estate planning and health/athletic club dues are eligible expenses under the policy.

EMPLOYMENT AND TERMINATION BENEFITS AGREEMENTS

The committee regularly reviews the Company’s change in control and severance arrangements and uses peer group data to determine whether these arrangements are consistent with prevailing market practices.

In 2004, the Committee, with assistance from its independent compensation consultant, reviewed the market competitiveness of the existing forms of employment agreements between our executive officers and certain other officers and us. While that consultant concluded that our employment termination and change-in-control benefits were market-based, the Committee decided to reduce the level of benefits provided. The Board of Directors, acting upon the Committee’s recommendation, cancelled agreements with executive officers so as to remove any obligation requiring us to pay severance if we provide, after expiration of the initial term, 12 months prior notice of termination of the agreement. In addition, the Board eliminated any severance obligation, except upon a change-in-control, to our Chair, and Chief Executive Officer. The Committee determined that these benefits were not necessary for us to recruit or retain talented management, and that elimination of the benefits was in the shareholders’ best interests.

The new agreements accepted by the executive officers provide severance and change-in-control benefits, in the amount of three times base salary and bonus for Messrs. Benkert, Chapman and Christian and two times for Mr. Doty. The Committee determined these multiples based on advice received from the Committee’s independent compensation consultant as to what is a typical multiple for executive positions in our peer group similar to those held by our named executive officers. The agreements also include continued health insurance, a gross-up for excise taxes and related income taxes, immediate vesting of certain stock awards, and additional service credits under our supplemental pension plan. The Committee structured these agreements in order to provide greater benefits to the more senior executives who would be at greatest risk of termination following a change-in-control. The forms of these agreements have been filed with the SEC.

Mr. Ellerbrook’s employment agreement was terminated in 2004 with his consent and was replaced by a termination benefits agreement that is only triggered if there is a change-in-control, as defined in the agreement. The termination benefits agreement provides for a payment, under defined circumstances, of an amount equivalent to three times Mr. Ellerbrook’s base salary and the average of the last three annual incentive payments or the then effective target annual incentive payment, whichever is higher. In addition, Mr. Ellerbrook would be entitled to receive continued health insurance, additional service credits under our supplemental pension plan, a gross-up for excise taxes and related income taxes and immediate vesting of certain stock awards. The Committee believes that these benefits are reasonable because, in the event of a change-in-control, it is very probable that our Chief Executive Officer will be terminated. The purpose of change-in-control severance is to maximize the executive’s ability to focus his or her efforts on implementing a transaction determined by the Board to be in the shareholders’ best interests, without being distracted by concerns about his or her own employment status. The termination benefits agreement for the Chair and Chief Executive Officer has also been filed with the SEC.

At its meeting in December 2006, the Committee reviewed the change-in-control payments and benefits described above. Based on information provided by its independent consultant regarding such payments and benefits provided by companies in our peer group, the Committee determined that our payments and benefits were at the low end of the market measure for such payments and benefits.

NONQUALIFIED DEFERRED COMPENSATION

We have historically offered our executives the opportunity to defer certain compensation into our deferred compensation plan(s). We have two deferred compensation plans. The first is frozen, meaning that employees can no longer make contributions to that frozen plan but will continue to be paid benefits from that frozen plan pursuant to its terms. The second plan is active, meaning that employees are currently making contributions to and receiving distributions from that active plan pursuant to the terms of that active plan.

We have two plans due to the passing of the American Jobs Creation Act of 2004, which created a new Section 409A of the Internal Revenue Code. Section 409A caused companies to fundamentally change the way in which they manage deferred compensation. We believe that best practice for companies, including ours, which had a deferred compensation plan as of the effective date of Section 409A, is to, first, freeze their current plan and, second, create a new plan that complies with Section 409A. The Internal Revenue Service regulations implementing Section 409A were finalized in October of 2007, but documentary compliance is not required until the end of 2008. While we are operating under a new deferred compensation plan that is compliant with Section 409A, the final documentation of the new plan will be completed and approved in 2008.

Each named executive officer in the Summary Compensation Table participates in the Company’s deferred compensation plans. The plan allows for the named executive officer to receive restoration matches to restore benefits limited by the Internal Revenue Code. At present, executives may defer base salary, annual bonus, long-term incentives and restricted stock and stock units upon lapse of restrictions into the post-2004 deferred compensation plan, which was created to comply with Section 409A of the Internal Revenue Code.

Both deferred compensation plans are designed to offer the same investments that are offered by the Company’s 401(k) Plan. Distributions from the plans generally do not occur until the participant separates from Vectren employment. The plan does have a feature whereby participants may elect to receive a scheduled distribution of a deferral in any plan year provided that the lump sum payout occurs at least three years after the end of the plan year deferral election. Once the executive separates from the Company, the balance in these plans is paid in either a lump sum or annual installments of up to 15 years. All distributions from these plans are settled in cash.

The table below discloses the activity in our nonqualified deferred compensation plans for each of the five named executive officers in the Summary Compensation Table.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name (a)	Executive Contributions in Last Fiscal Year ($)(1) (b)	Registrant Contributions in Last Fiscal Year ($)(2) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year End ($)(3) (f)
Niel C. Ellerbrook	$331,232	$45,272	$205,538	$0	$6,217,512
Jerome A. Benkert, Jr.	$10,922	$11,004	$76,631	$0	$1,358,150
Carl L. Chapman	$24,743	$19,182	$45,309	$0	$1,350,031
Ronald E. Christian	$51,603	$9,651	$82,781	$0	$2,358,280
William S. Doty	$186,955	$3,724	$17,720	$0	$683,638

(1)	Amounts in this column are also included in the Summary Compensation Table on page 31, in Column (c), Salary and Column (g) Non-Equity Incentive Plan Compensation.

(2)	Amounts in this column are deferred compensation contributions to restore employer contributions to the Company Retirement Savings Plan and are included in the Summary Compensation Table on page 31, in Column (i), All Other Compensation, and described in Footnote 5 to that table.

(3)	A record keeping account is established for each participant, and the participant chooses from a variety of measurement funds for the deemed investment of his or her account. The measurement funds are similar to the funds in the Company’s defined contribution plan and include an investment in phantom stock units of the Company. The earnings measures are market-based and do not include any above-market earnings. The balance fluctuates with the investment returns on those funds. In 2004, Congress passed The American Jobs Creation Act which created Section 409A of the Internal Revenue Code. In order to comply with new Section 409A regulations, the Company froze its current plan at the end of 2004. A new compliant plan was adopted in 2005. Of the totals in this column, the following amounts have been reported in the Summary Compensation Table for this year and for previous years.

Name	2007($)	Previous Years ($) (a)	Total
Niel C. Ellerbrook	$376,504	$1,820,875	$2,197,379
Jerome A. Benkert, Jr.	$21,926	$296,498	$318,424
Carl L. Chapman	$43,925	$240,906	$284,831
Ronald E. Christian	$61,254	$866,912	$928,166
William S. Doty	$190,679	$206,515	$397,194

(a)

Amounts in this column represent base salary and annual bonus deferred into the Company’s Nonqualified Deferred Compensation Plan from 1999-2005 for Messrs. Ellerbrook, Benkert and Chapman and from 2001-2005 for Messrs. Christian and Doty. These amounts were previously disclosed as compensation paid to the executive in the Summary Compensation Table for those years, even though a portion of this compensation was deferred. Also included in this total are the amounts disclosed for fiscal year 2006 in the Executive Contributions and Registrant Contributions columns of the 2006 Nonqualified Deferred Compensation Table. Not included in this total are other forms of compensation previously deferred into the nonqualified deferred compensation plan and not required to be reported in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company has entered into a change-in-control agreement with its Chief Executive Officer, Mr. Ellerbrook, and employment agreements with its other executive officers: Messrs. Benkert, Chapman, Christian and Doty. These agreements are described beginning at page 38 under the caption Employment and Termination Benefits Agreements.

The definitions of the terms “Cause,” “Good Reason” and “Change in Control” are central to an understanding of the potential payments to the executive officers pursuant to the their agreements. The definitions in Mr. Ellerbrook’s change-in-control agreement and in the other executive officers’ employment agreements are substantially the same, except that the definition of “Good Reason” in Mr. Ellerbrook’s agreement applies only to events following a change in control and also applies with less delay following a change in control.

Cause: We have Cause to terminate the executive officer if he has engaged in any of the specific activities listed in the agreement, including intentional gross misconduct damaging in a material way to our Company; commission of fraud against our Company; public acts of dishonesty or conviction of a felony; or a material breach of the agreement that the executive has not cured after reasonable notice of the breach and a reasonable opportunity to cure.

Good Reason:

•

If an executive gives the Company notice of a breach and we have not cured the breach after a reasonable opportunity to cure, the executive is said to have Good Reason to terminate his employment. (This provision is not contained in Mr. Ellerbrook’s agreement.)

•

After the first anniversary (in the executive officer agreements) or ninety days (in Mr. Ellerbrook’s agreement) of a Change in Control (defined below), an executive has Good Reason to terminate his employment if any of the following occurs without the executive’s written consent:

•	a demotion in the executive’s status, position or responsibilities;

•	the assignment to the executive of any duties or responsibilities inconsistent with his status, position or responsibilities;

•

the removal of the executive from any positions or failure to reappoint or reelect the executive to any positions he held immediately prior to the Change in Control (except when the executive’s employment is terminated for total and permanent Disability, death or Cause or by the executive other than for Good Reason);

•	a reduction by the Company in the executive’s base salary;

•

the Company’s failure to increase the executive’s base salary within 12 months of the executive’s last increase in base salary in an amount reasonably comparable to the percentage increases in base salary for all Company employees at the same employment level as the executive effected in the preceding 12 months;

•	the relocation of the principal executive offices of the Company or Company affiliate for which the executive performs a principal function to a location more than 50 miles outside the

Evansville, Indiana metropolitan area or, if the executive’s services are not performed in Evansville, Indiana, to a new location (except for travel on the Company’s business to an extent substantially consistent with the executive’s prior business travel obligations);

•	a reduction in the executive’s total direct compensation opportunity;

•

the Company’s failure to continue in effect any incentive, bonus or other compensation plan in which the executive participated, including any stock option and restricted stock plans, unless an equitable arrangement has been made in an ongoing substitute or alternative plan, or the Company’s failure to permit the executive’s continued participation in the plan or material reduction in the executive’s participation in the plan;

•

the Company’s failure to provide aggregate benefits, including annual and long term bonus opportunities, reasonably comparable in the aggregate to the benefits being provided for the majority of the other Company employees at the same employment level as the executive;

•	the Company’s failure to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform the executive’s agreement; or

•	a Company request that the executive participate in an unlawful act or take any action constituting a breach of the executive’s professional standard of conduct.

Change in Control: A change in control would include any of the following events:

•	a “person,” as defined in the Securities Exchange Act of 1934, acquires 20 percent or more of our common stock or of voting securities entitled to vote generally in the election of directors;

•	a majority of our Directors are replaced in certain circumstances; or

•	shareholders approve certain reorganizations, mergers or consolidations, or a liquidation or sale of our assets.

Under the change-in-control agreement with Mr. Ellerbrook, the Company will provide him with the following benefits upon a termination by the Company other than for cause, death or disability, or upon a termination by Mr. Ellerbrook with good reason, within three years after a change-in-control, or upon a termination by Mr. Ellerbrook for any reason during the 90-day period after the change-in-control. Under the employment agreements with the other officers referred to above, the Company will provide them with the following benefits upon a termination by the Company other than for cause, death or disability, upon a termination by the executive for good reason, or upon a termination by the executive for any reason during the 30-day period immediately after the first anniversary of a change-in-control.

•	Accrued base salary and the greater of target bonus or average bonus over the preceding three years and all deferred compensation;

•

A termination payment based upon a multiple (or, if less, the number of months until age 65) of base salary and the greater of target bonus or average bonus in the preceding three years, which multiple is three for Messrs. Ellerbrook, Benkert, Chapman and Christian and two for Mr. Doty;

•

Enhanced benefits under the plans assuming three years (or, if less, the number of months until age 65) of additional employment for Messrs. Ellerbrook, Benkert, Chapman and Christian and two years of additional employment for Mr. Doty;

•	The immediate vesting of any restricted stock, stock options and any other stock awards;

•

Medical, dental and other welfare benefit plan benefits for three years (or, if less, the number of months until age 65) for Messrs. Ellerbrook, Benkert, Chapman and Christian and two years for Mr. Doty; and

•	All other amounts required to be paid under any other plan, program, policy, practice, contract or agreement.

No payments will be made to the Company’s executive officers upon a change-in-control alone unless their employment also terminates under the conditions described above.

The following tables set forth the potential payments to the Company’s executive officers upon the termination of their employment with the Company, including a termination following a change-in-control. The tables assume that each termination event occurred on December 31, 2007, and the amounts shown are based upon the $29.01 per share closing price of the Company’s common stock on December 31, 2007. The tables do not include retirement benefits payable to the executives shown in the 2007 Pension Benefits Table on page 36.

Niel C. Ellerbrook

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement	Death	Disability
Pro Rata Bonus	$0	$0	$616,250	$0	$0	$616,250	$616,250	$616,250
Termination payment	$0	$0	$4,023,750	$0	$0	$0	$0	$0
Deferred Compensation(1)	$6,217,512	$6,217,512	$6,217,512	$6,217,512	$6,217,512	$6,217,512	$6,217,512	$6,217,512
Incremental actuarial benefit under retirement plans(2)	$0	$0	$1,522,985	$0	$0	$0	$0	$0
Acceleration of restricted stock awards(3)	$0	$0	$3,144,684	$0	$0	$1,574,286	$3,144,684	$1,574,286
Acceleration of stock options (3)	$0	$0	$2,721,308	$0	$0	$2,721,308	$2,721,308	$2,721,308
Continuation of medical/welfare plans (present value)	$0	$0	$102,276	$0	$0	$0	$0	$0
Excise tax gross up(4)	$0	$0	$3,803,874	$0	$0	$0	$0	$0
Total	$6,217,512	$6,217,512	$22,152,639	$6,217,512	$6,217,512	$11,129,356	$12,699,754	$8,773,709

(1)	The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2007 as shown in the 2007 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the Plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts.

(2)	Represents the present value of an incremental pension benefit of three years of service credit provided under the named executive officer’s Change in Control Agreement, assuming a discount rate of 4.69% and the applicable plan’s mortality table. Due to a computational error the amount reflected in the 2006 proxy statement in this column should have been $1,252,135 rather than $146,259.

(3)	Amounts shown represent the unvested stock options and restricted stock awards that would be accelerated in connection with the indicated termination event.

(4)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, a 1.45% Medicare tax rate and a 3.4% state income tax rate.

Jerome A. Benkert Jr.

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement	Death	Disability
Pro Rata Bonus	$171,000	$171,000	$171,000	$0	$0	$171,000	$171,000	$171,000
Termination payment	$1,539,000	$1,539,000	$1,539,000	$0	$0	$0	$0	$0
Deferred Compensation(1)	$1,358,150	$1,358,150	$1,358,150	$1,358,150	$1,358,150	$1,358,150	$1,358,150	$1,358,150
Incremental actuarial benefit under retirement plans(2)	$318,116	$318,116	$318,116	$0	$0	$0	$0	$0
Acceleration of restricted stock awards (3)	$0	$0	$783,270	$0	$0	$386,819	$783,270	$386,819
Acceleration of stock options (3)	$369,800	$369,800	$369,800	$0	$0	$369,800	$369,800	$369,800
Continuation of medical/welfare plans (present value)	$80,529	$80,529	$80,529	$0	$0	$0	$0	$0
Excise tax gross up (4)	$0	$0	$1,095,799	$0	$0	$0	$0	$0
Total	$3,836,594	$3,836,594	$5,715,663	$1,358,150	$1,358,150	$2,285,769	$2,682,220	$2,285,769

(1)	The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2007 as shown in the 2007 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the Plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts.

(2)	Represents the present value of an incremental pension benefit of three years of service credit provided under the named executive officer’s Employment Agreement, assuming a discount rate of 4.69% and the applicable plan’s mortality table. Due to a computational error, the amount reflected in the 2006 proxy statement in this column should have been $237,876 rather than $30,829.

(3)	Amounts shown represent the unvested stock options and restricted stock awards that would be accelerated in connection with the indicated termination event.

(4)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, a 1.45% Medicare tax rate and a 3.4% state income tax rate.

Carl L. Chapman

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement	Death	Disability
Pro Rata Bonus	$240,000	$240,000	$240,000	$0	$0	$240,000	$240,000	$240,000
Termination payment	$1,920,000	$1,920,000	$1,920,000	$0	$0	$0	$0	$0
Deferred Compensation(1)	$1,350,031	$1,350,031	$1,350,031	$1,350,031	$1,350,031	$1,350,031	$1,350,031	$1,350,031
Incremental actuarial benefit under retirement plans(2)	$772,162	$772,162	$772,162	$0	$0	$0	$0	$0
Acceleration of restricted stock awards(3)	$0	$0	$1,218,420	$0	$0	$613,097	$1,218,420	$613,097
Acceleration of stock options (3)	$934,030	$934,030	$934,030	$0	$0	$934,030	$934,030	$934,030
Continuation of medical/welfare plans (present value)	$99,704	$99,704	$99,704	$0	$0	$0	$0	$0
Excise tax gross up(4)	$0	$0	$1,681,794	$0	$0	$0	$0	$0
Total	$5,315,927	$5,315,927	$8,216,141	$1,350,031	$1,350,031	$3,137,158	$3,742,481	$3,137,158

(1)	The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2007 as shown in the 2007 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the Plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts.

(2)	Represents the present value of an incremental pension benefit of three years of service credit provided under the named executive officer’s Employment Agreement, assuming a discount rate of 4.69% and the applicable plan’s mortality table. Due to a computational error, the amount reflected in the 2006 proxy statement in this column should have been $485,006 rather than $51,964.

(3)	Amounts shown represent the unvested stock options and restricted stock awards that would be accelerated in connection with the indicated termination event.

(4)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, a 1.45% Medicare tax rate and a 3.4% state income tax rate.

Ronald E. Christian

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement	Death	Disability
Pro Rata Bonus	$161,500	$161,500	$161,500	$0	$0	$161,500	$161,500	$161,500
Termination payment	$1,453,500	$1,453,500	$1,453,500	$0	$0	$0	$0	$0
Deferred Compensation(1)	$2,358,280	$2,358,280	$2,358,280	$2,358,280	$2,358,280	$2,358,280	$2,358,280	$2,358,280
Incremental actuarial benefit under retirement plans(2)	$305,298	$305,298	$305,298	$0	$0	$0	$0	$0
Acceleration of restricted stock awards(3)	$0	$0	$725,250	$0	$0	$367,470	$725,250	$367,470
Acceleration of stock options(3)	$310,960	$310,960	$310,960	$0	$0	$310,960	$310,960	$310,960
Continuation of medical/welfare plans (present value)	$79,281	$79,281	$79,281	$0	$0	$0	$0	$0
Excise tax gross up(4)	$0	$0	$1,089,977	$0	$0	$0	$0	$0
Total	$4,668,819	$4,668,819	$6,484,046	$2,358,280	$2,358,280	$3,198,210	$3,555,990	$3,198,210

(1)	The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2007 as shown in the 2007 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the Plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts.

(2)	Represents the present value of an incremental pension benefit of three years of service credit provided under the named executive officer’s Employment Agreement, assuming a discount rate of 4.69% and the applicable plan’s mortality table. Due to a computational error, the amount reflected in the 2006 proxy statement in this column should have been $221,178 rather than $28,741.

(3)	Amounts shown represent the unvested stock options and restricted stock awards that would be accelerated in connection with the indicated termination event.

(4)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, a 1.45% Medicare tax rate and a 3.4% state income tax rate.

William S. Doty

	Termination by Company without cause	Termination by executive for good reason	Termination following a change in control (CIC)	Termination by Company for cause	Termination by executive without good reason (other than after a CIC)	Normal Retirement	Death	Disability
Pro Rata Bonus	$112,800	$112,800	$112,800	$0	$0	$112,800	$112,800	$112,800
Termination payment	$789,600	$789,600	$789,600	$0	$0	$0	$0	$0
Deferred Compensation(1)	$683,638	$683,638	$683,638	$683,638	$683,638	$683,638	$683,638	$683,638
Incremental actuarial benefit under retirement plans(2)	$264,012	$264,012	$264,012	$0	$0	$0	$0	$0
Acceleration of restricted stock awards(3)	$0	$0	$580,200	$0	$0	$290,100	$580,200	$290,100
Acceleration of stock options (3)	$234,647	$234,647	$234,647	$0	$0	$234,647	$234,647	$234,647
Continuation of medical/welfare plans (present value)	$45,299	$45,299	$45,299	$0	$0	$0	$0	$0
Excise tax gross up(4)	$0	$0	$688,578	$0	$0	$0	$0	$0
Total	$2,129,996	$2,129,996	$3,398,774	$683,638	$683,638	$1,321,185	$1,611,285	$1,321,185

(1)	The amount shown as deferred compensation is the total value in the named executive officer’s nonqualified deferred compensation plan accounts at December 31, 2007 as shown in the 2007 Nonqualified Deferred Compensation Table. This amount has been previously earned and will be paid in any event in accordance with the Plan document upon separation or retirement from the Company. Depending upon the election made by the plan participant, a change in control could accelerate the payment of these amounts.

(2)	Represents the present value of an incremental pension benefit of three years of service credit provided under the named executive officer’s Employment Agreement, assuming a discount rate of 4.69% and the applicable plan’s mortality table. . Due to a computational error, the amount reflected in the 2006 proxy statement in this column should have been $290,422 rather than $23,796.

(3)	Amounts shown represent the unvested stock options and restricted stock awards that would be accelerated in connection with the indicated termination event.

(4)	Upon a change-in-control, employees may be subject to certain excise taxes under Section 280G of the Internal Revenue Code. The company has agreed to reimburse affected employees for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursement for the 280G excise taxes. The amount in the table is based on a 280G excise tax rate of 20%, a statutory 35% federal income tax rate, a 1.45% Medicare tax rate and a 3.4% state income tax rate.

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the shareholders ratify the Audit and Risk Management committee’s (“Audit committee”) selection of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2008. A representative of Deloitte will be present at the annual meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

The appointment of Deloitte will be ratified if the votes cast for ratification exceed the votes cast against ratification. Abstentions and broker non-votes will not be counted either for or against the proposition. In the event the shareholders fail to ratify the appointment, the Audit committee of the Board of Directors will consider it as a direction to select other auditors. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors determines that such change would be in the best interest of the Company and its shareholders.

The Board of Directors recommends voting “FOR” this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

The Board of Directors and the Audit and Risk Management committee have selected Deloitte as the independent registered public accountants of the Company and its subsidiaries for 2008. See “Report of the Audit and Risk Management Committee.”

Audit and Non-Audit Fees

The following tabulation shows the audit and non-audit fees incurred and payable to Deloitte for the years ended December 31, 2007 and December 31, 2006:

	2007	2006
Audit Fees(1)	$1,157,989	$1,514,008
Audit-Related Fees(2)	$258,795	$73,250
Tax Fees(3)	$242,219	$151,026
All Other Fees	$0	$0

Total Fees Incurred and Payable to Deloitte(4)	$1,659,003	$1,738,284

(1)	Aggregate fees incurred and payable to Deloitte for professional services rendered for the audits of the Company’s 2007 and 2006 fiscal year annual financial statements and the review of financial statements included in Company’s Forms 10-K or 10-Q filed during the Company’s 2007 and 2006 fiscal years. The amount includes fees related to the attestation to the Company’s assertion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $83,989 and $91,008 in 2007 and 2006, respectively.

(2)	Audit-related fees consisted principally of reviews related to various financing transactions, regulatory filings, consultation on various accounting issues, and audit fees related to the stand alone audit of one of the Company’s consolidated subsidiaries.

(3)	Tax fees consisted of fees paid to Deloitte for the review of tax returns, consultation on other tax matters of the Company and of its consolidated subsidiaries, and tax technical training. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $20,426 and $13,971 in 2007 and 2006, respectively.

(4)	Pursuant to its charter, the Audit committee is responsible for selecting, approving professional fees and overseeing the independence, qualifications and performance of the independent registered public accounting firm. The Audit committee has adopted a formal policy with respect to the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is assessed on a case-by-case basis. In assessing requests for services to be provided by the independent registered public accounting firm, the Audit committee considers whether such services are consistent with the auditors’ independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The audit-related, tax and other services provided by Deloitte in the last year and related fees were approved by the Audit committee in accordance with this policy.

Changes in and Disagreements with Auditors on Accounting and Financial Disclosure

None.

COST AND METHOD OF SOLICITATION

The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained D. F. King & Company to assist in soliciting proxies from shareholders, including brokers’ accounts, at an estimated fee of $8,000 plus reasonable out-of-pocket expenses. In addition, some of the officers and regular employees of the Company, who will receive no compensation in addition to their regular salaries for such solicitations, may solicit proxies by telephone, telegraph or personal visits, and it is estimated that the cost of such additional solicitation, if any, will not exceed $500, and will be borne by the Company. The Company expects to reimburse banks, brokerage houses and other custodians of stock for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

ANNUAL REPORT

A copy of the Company’s summary annual report for the fiscal year ended December 31, 2007 was mailed to shareholders on or about March 19, 2008. The Company’s consolidated financial statements, including footnotes, are included in Appendix H of this proxy statement.

REVOCATION RIGHTS

A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership concerning the common stock with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the Section 16(a) filings that the Company has received, and on written representations from the appropriate persons that no other reports are required, the Company believes that all filings required to be made under Section 16(a) during 2007 were timely made, except that Form 4’s were inadvertently not filed for the reinvestment of quarterly dividends in 2007 under the Company’s nonqualified deferred compensation plan (i.e., four reports for each person) for Mr. McGinley and Ms. Wojtowicz

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Under Rule 14a-8 of the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the 2009 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2009 annual meeting, shareholder proposals must be received at the Company’s principal office, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708, Attention: Corporate Secretary, no later than November 19, 2008 and must otherwise comply with the requirements of Rule 14a-8.

If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the Company’s Code of By-Laws. A copy of these procedures is available upon request from the Corporate Secretary at the address referenced above. One of the procedural requirements in the Company’s Code of By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting. To be timely a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the date 90 days prior to the actual date of shareholder meeting, or (b) the tenth day following the day on which the notice of the annual meeting is first publicly announced or disclosed. The shareholder’s notice must set forth (i) a brief description of the matter to be brought before the meeting, (ii) the name and address as they appear on the corporate records of the shareholder proposing the business, (iii) the number of shares of capital stock of the Company beneficially owned by the shareholder, and (iv) any interest of the shareholder in the business.

By order of the Board of Directors.
VECTREN CORPORATION

By: RONALD E. CHRISTIAN Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Evansville, Indiana

March 19, 2008

Please fill in, date and sign the enclosed proxy and return it in the accompanying addressed envelope. No further postage is required if mailed in the United States. You may also authorize the individuals named on your proxy card to vote your shares by calling toll-free 1-888-693-8683 or using the Internet (www.cesvote.com). Please have your proxy card in hand when calling or accessing the website. If you attend the annual meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

APPENDIX A

Vectren Corporation

Board of Directors

Corporate Governance Guidelines

Adopted As Of February 26, 2003

As Amended and Restated As of March 1, 2006 And

As Further Amended And Restated As of October 1, 2006 And

As Further Amended And Restated As of February 27, 2008

1.  Director Qualification Standards

A.   A majority of the members of the Board of Directors (Board) must qualify as independent directors in accordance with the applicable provisions of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and the applicable rules of the New York Stock Exchange.

B.   The Nominating & Corporate Governance Committee (Governance Committee) shall be responsible for developing additional qualifications for directors, including the establishment of criteria for determining the independence of directors, which qualifications will be subject to approval by the full Board.

C.  Recognizing the value of continuity of directors who have experience with the Company, there are no limits on the number of terms in which a director may hold office.

D.  No member of the Board shall serve on the board of directors of more than 3 other public companies, unless the Governance Committee determines, based upon a review of all the facts and circumstances, that such service on more than 3 other public companies boards will not impair the director’s ability to discharge their responsibilities as a member of the Board, and, provided further, in no event will a director serve on more than 5 other public company boards.

E.  Directors are expected to advise the Chair of the Board and the Chair of the Governance Committee promptly upon accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such director is a member.

F.  Directors are expected to report changes in their principal business responsibilities, including retirement, to the Chair of the Board and the Chair of the Governance Committee. Together with such a report the reporting director will also tender their resignation to the Chair of the Board and the Chair of the Governance Committee. The Governance Committee will review whether the new occupation, or retirement, of the Director is consistent with the specific rationale for originally selecting that individual and the guidelines for board membership. The Governance Committee will recommend action to be taken by the full Board regarding the resignation based on the circumstances of retirement, if that is the case, or in the case of a new position, the responsibility and type of position and industry involved. The bias of the Governance Committee will be to accept the resignation if the basis for originally selecting the individual no longer exists. The Director who has experienced the change in circumstance shall not participate in the deliberations by the Governance Committee and the Board with respect to the resignation.

G.  Following the adoption of these guidelines, if the Company’s Chief Executive Officer (CEO) leaves that office, the CEO will tender to the Governance Committee his or her resignation from the Board to be effective following such transition period that is determined by the Governance Committee to be necessary or advisable to provide for the transfer of responsibility to the new CEO.

H.  Upon reaching the age of seventy (72), a director shall be deemed to have retired from the Board effective as of the last day of the month during which the director reached the age of seventy (72).

2.  Board Composition

A.  The optimal size of the Board shall be between twelve (12) and fourteen (14) directors. However, the Board would be willing to have a somewhat larger number of directors to accommodate the availability of an outstanding candidate. Similarly, the Board is willing to reduce the size of the Board, or maintain a vacancy, if it cannot identify available candidates meeting the Board’s qualification standards.

B.  The Chair of the Board and the Chair of the Governance Committee shall jointly extend invitations to new nominees to the Board.

C.  The Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company.

D.  The Board specifically reserves the right to vest the responsibilities of Chair of the Board and Chief Executive Officer in the same individual and the Board has no fixed policy with respect to combining or separating the offices of Chair of the Board and Chief Executive Officer.

E.  The Board will schedule at each meeting executive sessions where non-management directors meet without management participation.

3.  Director Responsibilities

A.  Directors should exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company in a manner consistent with their fiduciary duties.

B.  In all matters relating to the Company’s business and stakeholders, directors shall diligently discharge their responsibilities, as well as conduct themselves with integrity and in an honest manner.

C.  In considering the best long-term and short-term interests of the Company, directors may consider the effects of any action on shareholders, employees, suppliers and customers of Company and its subsidiaries, communities in which the Company and its subsidiaries conduct business and other pertinent factors.

D.  Directors should regularly attend meetings of the Board and of all Board committees upon which they serve.

E.  Directors should participate in Board development activities arranged by the Company.

F.  To prepare for meetings, directors should review the materials that are sent to directors in advance of those meetings.

G.  Directors shall preserve the confidentiality of confidential material given or presented to the Board.

H.  The Chair of the Board shall set the agenda of meetings of the Board and the Chair of each committee shall set the agenda of meetings of the applicable committee. Any director may suggest agenda items and may raise at meetings other matters that they consider worthy of discussion.

I.  Directors must disclose to other directors any potential conflicts of interest they may have with respect to any matter under discussion and, if appropriate, refrain from voting on a matter in which they may have a conflict.

4.  The “Lead” Non-Management Director

A.   The Board will select from the non-management directors a “lead” non-management director who shall have the following duties:

•	Coordinate the activities of non-management directors;

•	Provide the Chair of the Board with input as appropriate on agendas for the Board and committee meetings;

•	Serve as Chair of the Governance Committee;

•	Coordinate and develop the agenda for, and chair executive sessions of, the non-management directors; and

•	Facilitate communications between the Chair of the Board and the other members of the Board, including communicating other members’ requests to call special meetings of the Board.

In performing the duties described above, the “lead” non-management director will consult with the Chairs of the appropriate Board committees and solicit their participation in order to avoid diluting the authority or responsibilities of such committee Chairs.

B.  The Board will establish methods by which interested parties may communicate directly with the “lead” non-management director or with the non-management directors of the Board as a group and cause such methods to be disclosed to the public.

5.  Board Committees

A.  The Board shall at all times maintain an Audit Committee, a Compensation and Benefits Committee, a Corporate Affairs Committee, a Finance Committee, and a Nominating and Corporate Governance Committee which must operate in accordance with applicable law, their respective charters as adopted and amended from time to time by the Board, and the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The Board may also establish such other committees as it deems appropriate and delegate to such committees such authority permitted by applicable law and the Company’s Code of By-Laws as the Board sees fit.

B.  The Board, with assistance from the Governance Committee, shall annually review the Committee assignments and shall consider the rotation of Chairs and members with a view toward balancing the benefits derived from continuity against the benefits derived from the diversity of experience and viewpoints of the various directors.

6.   Public Comments on Behalf of the Company

A.  Except in unusual circumstances or as required by committee charters or as requested by senior management, directors are expected to follow the principle that senior management, as opposed to individual directors, provides the public voice of the Company. Directors receiving inquiries from institutional investors, the press or others should refer them to the Chief Executive Officer or other appropriate officer of the Company.

7.  Director Access to Management and Independent Advisors

A.  The Company shall provide each director with complete access to the management of the Company, subject to reasonable advance notice to the Company and reasonable efforts to avoid disruption to the Company’s management, business and operations.

B.  The Board and Board committees, to the extent set forth in the applicable committee charter, have the right to consult and retain independent legal counsel and other advisors at the expense of the Company.

8.   Director Compensation and Stock Ownership

A.  The Governance Committee will determine, as well as periodically review, the form and amount of director compensation, including cash, equity-based awards and other compensation.

B.  The Board will be aware that the independence of directors could be questioned if substantial charitable contributions are made to organizations in which a director is affiliated or if the Company enters into consulting contracts with, or provides other indirect compensation to, a director. The Board, with assistance from the Governance Committee, will critically evaluate each of these matters when determining the form and amount of director compensation, and the independence of a director.

C.  The Board believes that directors should be stockholders and have a financial stake in the Company. The Governance Committee shall establish Company stock ownership guidelines for directors and monitor compliance with those guidelines.

9.  Director Orientation and Development

A.  The Company, with oversight from the Governance Committee, will establish, or identify and provide access to, appropriate orientation programs and sessions for newly elected directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director.

B.  The Company, with oversight from the Governance Committee, will arrange for directors to periodically participate in appropriate programs, sessions or materials regarding the responsibilities of directors of publicly-traded companies and the Company’s businesses.

10.   Management Evaluation and Succession

A.  The Board (not including any members of management of the Company), with assistance from the Compensation and Benefits Committee, will conduct an annual review of the performance and compensation of the Chief Executive Officer.

B.  The Chief Executive Officer will provide an annual report on succession planning and related development recommendations to the Governance Committee, including a short-term succession plan delineating temporary delegation of authority in the event that the Chief Executive Officer or any other executive officer is unexpectedly unable to perform his or her duties.

C.  The Corporate Affairs Committee will review, at least annually, the Company’s succession planning process for all positions other than the Chief Executive Officer.

11.   Annual Performance Evaluation of the Board

A.  The Board, with assistance from the Governance Committee, will conduct a self-evaluation annually to determine whether the Board and its committees are functioning effectively. The full Board will discuss the evaluation report to determine what, if any, action could improve Board and Board committee performance.

B.  The Board, with assistance from the Governance Committee, shall review these Corporate Governance Guidelines no less frequently than annually to determine whether any changes are necessary or advisable.

12.  Amendment, Modification and Waiver

These Guidelines may be amended, modified or waived by the Board and waivers of these Guidelines may also be granted by the Governance Committee, subject to the disclosure and other provisions of the Securities and Exchange Act of 1934, the rules promulgated thereunder and the applicable rules

APPENDIX A-1

Excerpt from Code of By-Laws

Of

Vectren Corporation

As Most Recently Amended

And Restated as of

February 27, 2008

Section 3.6 (b). Director Qualifications

(b) Director Qualifications.    The following represents the non-exclusive list of criteria that must be considered by the Governance Committee (as established in Section 4.9 hereof) in assessing whether any proposed candidate/nominee should be considered for membership on the Board. Generally, the criteria will be employed by the Governance Committee when recruiting individuals for membership, as well as responding to properly submitted nominees provided to the Governance Committee or the Board in accordance with the procedures and requirements applicable to that process. The criteria are as follows:

1.	The satisfaction of the requirements for “independence” as that concept is established from time to time by the Board;

2.	The satisfaction of other potentially applicable “independence” and eligibility requirements, such as those required of members of the Audit committee and the Compensation and Benefits committee;

3.	The person’s professional experiences, including achievements, and whether those experiences and achievements would be useful to the Board, given its existing composition, in discharging its responsibilities;

4.	The person’s subject matter expertise, i.e., finance, accounting, legal, management, technology, strategic visioning, marketing, and the desirability of that particular expertise given the existing composition of the Board;

5.	The viewpoint, background and demographics of the person and whether the person would positively contribute to the overall diversity of the Board;

6.	The person’s professional ethics, integrity and values;

7.	The person’s intelligence and ability to make independent analytical inquiries;

8.	The person’s stated willingness and ability to devote adequate time to Board activities, including attending meetings and development sessions and adequately preparing for those activities;

9.	The person’s service on more than three (3) public company boards, excluding the Board, unless the Governance Committee concludes, based upon a review of all of the facts and circumstances, that such service on more than three other public company boards would not impair the ability of the proposed candidate/nominee to discharge their responsibilities as a member of the Board, and, provided further, the proposed candidate/nominee does not serve on more than five (5) other public company boards;

10.	The person’s principal business responsibilities;

11.	Whether the person would be able to serve on the Board for an extended period of time;

12.	Whether the person has, or potentially could have, a conflict of interest which would affect the person’s ability to serve on the Board or to participate in decisions that are material to the Corporation; and

13.	Whether and to what extent the person has an ownership interest in the Corporation.

A-1-1

The foregoing criteria represent a non-exclusive list of factors to be considered when evaluating potential candidates and responding to properly submitted nominees. In each case, the then existing composition of the Board, its current and prospective needs, the operating requirements of the Corporation, and the long-term interests of the Corporation’s shareholders will be included in the mix of factors to be reviewed and assessed when performing this evaluation.

The review and application of these criteria will initially be conducted by the Governance Committee, and, following that action, the matter will then be presented to the Board for action, if appropriate and advisable. If any Board member, not a member of the Governance Committee, requests an independent review of any candidate against these criteria, the full Board shall conduct such a review.

A-1-2

APPENDIX A-2

Excerpt from Code of By-Laws

Of

Vectren Corporation

As Most Recently Amended

And Restated as of

February 27, 2008

Section 4.15. Qualifications for Continued Service, Retirement.

(a) No director who has attained the age of seventy-two (72) years is qualified to remain a director longer than the end of the month during which he or she has attained such age and shall automatically cease being a director thereafter and may not be re-nominated.

(b) The following qualifications are to be considered by the board of directors to determine whether an individual director may continue to be a director or may be re-nominated to be a director upon the expiration of his or her term:

(i)	If the director is to be counted as one of the Corporation’s “independent” directors, as that term is defined from time to time by the board of directors, and he or she no longer qualifies as an “independent” director;

(ii)	If the director serves on the boards of directors of more than three (3) or more public companies in addition to the Corporation and the Governance Committee has concluded that such service would impair the ability of the director to discharge their responsibilities as a member of the board, and, provided further, the director does not serve on more than five (5) other public company boards;

(iii)	If there is a change in the director’s principal business activity which affects the director’s continuing ability to contribute to the Corporation;

(iv)	If the director fails to comply with the duly adopted share ownership guidelines (following a transition period for new service or an increase in the ownership equivalents);

(v)	If the director consistently fails to attend functions of the board of directors, including board meetings, committee meetings and board development activities;

(vi)	If the director fails to abide by the Code of Conduct applicable to the directors;

(vii)	If the director fails to comply with the Corporate Governance Guidelines;

(viii)	If the director has received more than a 50% withhold vote in an election where his or her name is on the ballot; or

(ix)	If the director is no longer able to fulfill the duties of a director of the Corporation.

(c) The Governance Committee shall first make the determination whether an individual director is qualified to remain on the board of directors or to be re-nominated to the board of directors if his or her term is expiring. Thereafter, if a director is determined by the Governance Committee to not meet the qualifications, the matter shall be referred to the full board of directors with the affected director being excused from the meeting and consideration.

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APPENDIX B

Vectren Corporation

Board of Directors

Nominating and Corporate Governance Committee Charter

Adopted As Of February 26, 2003

I.  Statement of Purpose

The Nominating and Corporate Governance Committee (Committee) is a standing committee of the Board of Directors (Board). The purpose of the Committee is to identify individuals qualified to become members of the Board, to recommend director nominees for each annual meeting of shareholders and nominees for election to fill any vacancies on the Board and to address related matters. The Committee shall also develop and recommend to the Board corporate governance principles applicable to the Company and be responsible for leading the annual review of the Board’s performance. The Committee will also be responsible for the development of the Board, as well as oversight of the succession planning process relating to the Company’s Chief Executive Officer.

II. Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The members of the Committee shall be appointed by the Board and shall meet the independence requirements of applicable laws and regulations, as well as the listing standards of the New York Stock Exchange, including any permitted transition period. The Committee shall be comprised of at least three members. Committee members may be removed by the Board. The Board shall also designate a Committee Chair.

C.  Meetings.    In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where non-management directors meet without management participation.

E.  Quorum; Action by Committee.     A quorum at any Committee meeting shall be at least a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A.  Director Selection Criteria.    The Committee shall establish criteria for selecting new directors, which shall reflect at a minimum any requirements of applicable law or listing standards, as well as a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board (including its size, structure and the skills of existing members) and principles of diversity, including geographic as well as traditional considerations.

B.  Director Recruitment.    The Committee shall consider (in consultation with the Chair of the Board and Chief Executive Officer) and recruit candidates to fill positions on the Board, including as a result of the removal, resignation or retirement of any director, an increase in the size of the Board or otherwise. The Committee shall also review any candidate recommended by the shareholders of the Company in light of the Committee’s criteria for selection of new directors. As part of this responsibility, the Committee shall be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the Board and such candidate’s compliance with the independence and other qualification requirements established by the Committee.

C.  Reconsideration of Directors for Re-Election.    In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee shall assess the contributions of those directors selected for re-election, and shall at that time review its criteria for Board candidates in the context of the Board evaluation process and other perceived needs of the Board. Final approval of any candidate shall be determined by the full Board.

D.  Recommendation to the Board.    The Committee shall recommend the director nominees for approval by the Board and the shareholders.

E.  Director Removal Guidelines.    The Committee shall establish and recommend to the Board guidelines for the removal of members of the Board.

F.  Governance Guidelines.    The Committee shall recommend to the Board corporate governance guidelines addressing, among other matters, the size, composition and responsibilities of the Board and its Committees, including its oversight of management and consultation with management. The corporate governance guidelines shall be reviewed not less frequently than annually by the Committee, and the Committee shall make recommendations to the Board with respect to changes to the guidelines.

G.  Advice as to Committee Membership and Operations.    The Committee shall advise the Board with respect to the structure and operations of the various Committees of the Board and qualifications for membership thereon, including policies for removal of members and rotation of members among other Committees of the Board. The Committee shall recommend to the full Board (after consultation with the Chair of the Board and Chief Executive Officer) the composition of each committee of the Board.

H.  Non-Management Board Member Compensation.    The Committee shall be responsible to periodically review, assess and recommend changes to the Board with respect to compensation for non-management members of the Board.

III. Responsibilities

I.  Common Stock Ownership Guidelines.    The Committee shall periodically review and, if concluded to be appropriate, recommend changes to the minimum Company common stock ownership guidelines applicable to the non-management members of the Board. The Committee shall also monitor compliance with these guidelines and periodically report on this subject to the Board.

J.  Director Independence.    The Committee shall develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director.

K.  Evaluation and Development of the Board.    The Committee shall oversee the evaluation and development of the Board. In discharging this responsibility, the Committee shall solicit comments from all directors and report annually to the Board on the results of the evaluation. The Committee shall also plan for and implement periodic development opportunities for directors.

L.  Approval of Officer Service on Outside Boards.    The Committee shall establish a process and guidelines governing the review and acceptance by any Company officer of a post as a compensated member of the board of directors of an unrelated entity.

M.  Succession Planning.    The Committee shall oversee the succession planning process for the office of Chief Executive Officer of the Company. Periodically, the Committee will review that process with the Board, as well as make recommendations to the Board with respect to candidates for that office.

N.  Periodic Review of the Shareholder Rights Agreement, the Code of By-Laws and the Articles of Incorporation.    The Committee shall periodically review and, if concluded to be appropriate, make recommendations for changes to the Company’s Shareholder Rights Agreement, the Code of By-Laws and the Articles of Incorporation.

O.  Access to Records, Consultants and Others.    In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants, at the Company’s expense, to advise the Committee. The Committee shall have the ultimate authority and responsibility to engage or terminate any such outside consultant and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

P.  Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

Q.  Other Delegated Responsibilities.    The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

APPENDIX C

Vectren Corporation

Board of Directors

Corporate Affairs Committee Charter

Adopted As Of February 26, 2003

I.  Statement of Purpose

The Corporate Affairs Committee (Committee) is a standing committee of the Board of Directors (Board). The purpose of the Committee is to discharge the duties of the Board relating to its policies, practices and procedures as a responsible corporate citizen.

II.  Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The members of the Committee shall be appointed by the Board. Any member of the Board shall be eligible to serve on the Committee. The Committee shall be comprised of at least three members. Committee members may be removed by the Board. The Board shall also designate a Committee Chair.

C.  Meetings.    In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where non-management directors (i.e., directors who are not Company officers but who do not otherwise have to qualify as “independent” directors) meet without management participation.

E.  Quorum;    Action by Committee. A quorum at any Committee meeting shall be a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A.  Business Practices.    The Committee shall oversee the Company’s policies, practices and procedures relating to business practices, including compliance with applicable laws and regulations.

B.  Public Communications.    The Committee shall oversee the Company’s policies, practices and procedures relating to public communications with key stakeholders, other than the financial community.

C-1

C.  Community Relations.    The Committee shall oversee the Company’s policies, practices and procedures relating to community relations, including charitable contributions and community affairs.

D.  Customer Relations.    The Committee shall oversee the Company’s policies, practices and procedures relating to customer relations, including customer satisfaction and quality of customer service.

E.  Employment Practices.    The Committee shall oversee the Company’s policies, practices and procedures relating to employment practices and procedures, including employer of choice, workforce diversity and compliance with employment related laws, regulations and policies.

F.  Environmental Compliance and Stewardship.    The Committee shall oversee the Company’s policies, practices and procedures relating to environmental compliance and stewardship, including adherence to environmental related laws and regulations. At each meeting of the Committee, a report shall be provided with respect to environmental compliance and stewardship.

G.  Access to Records, Consultants and Others.    In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants, at the Company’s expense, to advise the Committee. The Committee shall have the ultimate authority and responsibility to hire or terminate any outside consultant engaged to assist the Committee in discharging its responsibilities and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

H.  Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

I.  Other Duties.    The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

C-2

APPENDIX D

Vectren Corporation

Board of Directors

Audit and Risk Management Committee Charter

Adopted As Of February 26, 2003,

Amended and Restated As Of March 1, 2006,

Further Amended and Restated as of August 1, 2006

I.  Statement of Purpose

The Audit and Risk Management Committee (Committee) is established by and amongst the Board of Directors (Board) of Vectren Corporation (Company) for the primary purpose of assisting the Board in:

•	overseeing the integrity of the Company’s financial statements,

•	overseeing the Company’s compliance with legal requirements,

•	overseeing the independent auditor’s qualifications and independence,

•	overseeing the performance of the company’s internal audit function and independent auditor,

•	overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established, and

•	overseeing the Company’s practices and processes relating to risk assessment and risk management.

Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Committee should also provide an open avenue of communication among the independent auditors, financial and senior management, the Internal Audit department, Risk Management department and the Board.

The Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as deemed appropriate to perform its duties and responsibilities.

The Company shall provide appropriate funding, as determined by the Committee, for compensation to the independent auditor and to any advisers that the Committee chooses to engage.

The Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this Charter. The Committee will report regularly to the Board regarding the execution of its duties and responsibilities.

II.  Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors (as defined by all applicable rules and regulations), and free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. In complying with the requirements for independence (as defined by all applicable rules and regulations), the Committee may choose to achieve such compliance over any permitted transition period. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall be a “financial expert” in compliance with the criteria established by the SEC. The existence of such member(s) shall be disclosed in periodic filings as required by the SEC. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

Annually, the members of the Committee shall be elected by the Board at the annual meeting of the Board. Vacancies or additions to the Committee may be filled at any time during the year by action of the full Board. The term of service for Committee members shall be one year or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

C.  Meetings.    The Committee shall meet at least four times annually, or more frequently as circumstances dictate. Meetings may be conducted through the use of any means of communication by which all members may simultaneously hear each other during the meeting. As part of its job to foster open communication, the Committee should meet periodically with management, the director of the Internal Auditing department and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet quarterly with the independent auditors and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. The Committee will also periodically meet with management responsible for risk management.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where directors meet without management participation.

E.  Quorum; Action by Committee.    A quorum at any Committee meeting shall be at least a majority of the Committee. All determinations of the Committee shall be at least a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for the meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to the members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A. Documents/Reports/Accounting Information Review

1.  Review and discuss with management the Company’s annual financial statements, quarterly financial statements, and all internal controls reports (or summaries thereof). Review other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302, 404 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

2.  Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K. Review with financial management and the independent auditors the 10-Q prior to its filing (or prior to the release of earnings).

3.  Review and comment on the earnings press releases with management, including review of “pro-forma” or “adjusted” non-GAAP information.

4.  Discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made).

5.  Review the regular internal reports (or summaries thereof) to management prepared by the internal auditing department and management’s response.

B.  Independent Auditors

1.  Appoint (subject to shareholder ratification, if the Board determines such ratification should be submitted to the Company’s shareholders), compensate, and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. Review the performance of the independent auditors and remove the independent auditors if circumstances warrant. Review the experience and qualifications of senior members of the independent audit team annually and ensure that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed. The independent auditors shall report directly to the Committee and the Committee shall oversee the resolution of disagreements between management and the independent auditors in the event that they arise. Consider whether the auditor’s performance of permissible non-audit services is compatible with the auditor’s independence.

2.  Review with the independent auditor any problems or difficulties and management’s response; review the independent auditor’s attestation and report on management’s internal control report; and hold timely discussions with the independent auditors regarding the following:

•	all critical accounting policies and practices;

•

all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

•	other material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences; and

•

an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

3. At least annually, obtain and review a report by the independent auditor describing:

•	the firm’s internal quality control procedures;

•

any material issues raised by the most recent internal quality-control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	(to assess the auditor’s independence) all relationships between the independent auditor and the Company.

4.  Review and pre-approve both audit and non-audit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the audit committee with any such pre-approval reported to the audit committee at its next regularly scheduled meeting. Approval of non-audit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

5.  Set and review clear hiring policies annually that are compliant with governing laws or regulations, for employees or former employees of the independent auditor.

C.  Financial Reporting Processes and Accounting Policies

1.  In consultation with the independent auditors and the Internal Audit department, review the integrity of the organization’s financial reporting processes (both internal and external), and the internal control structure (including disclosure controls).

2.  Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

3.  Review analyses prepared by management and the independent auditor setting forth financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

4.  Review with management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

5.  Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting, or auditing matters.

6.  Establish and maintain procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

D. Internal Audit

1.  Review and advise on the selection and/or removal of the Internal Audit director when appropriate.

2.  Review activities, organizational structure, and qualifications of the Internal Audit department annually.

3.  Annually, review and recommend changes (if any) to the Internal Audit charter.

4.  Review the performance of the Director of Internal Audit when appropriate and when necessary communicate the performance of the Director of Internal Audit to management.

5.  Periodically review with the Internal Audit director any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the department’s work.

E. Ethical Compliance, Legal Compliance, and Risk Management

1.  Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code. Ensure that the code is in compliance with all applicable rules and regulations.

2.  Review management’s monitoring of the Company’s compliance with the organization’s Ethical Code, and ensure that management has the proper review system in place to ensure that Company’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

3.  Review, with the Company’s general counsel, legal compliance matters including corporate securities trading policies.

4.  Review, with the Company’s general counsel, any legal matter that could have a significant impact on the organization’s financial statements.

5.  Discuss and review policies with respect to risk assessment and risk management. Such discussions should occur quarterly and include the Company’s major financial and accounting risk exposures and the actions management has undertaken to control them.

F.  Other Responsibilities

1.  Review with the independent auditors, the Internal Auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

2.  Prepare and approve the report that the SEC requires be included in the Company’s annual proxy statement.

3.  Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

APPENDIX E

Vectren Corporation

Board of Directors

Finance Committee Charter

Adopted As Of May 17, 2004, and

Revised and Restated As Of February 23, 2005

I.  Statement of Purpose

The Finance Committee (Committee) is a standing committee of the Board of Directors (Board). The Committee shall have as its only standing member the Chair of the Board, President and Chief Executive Officer (“Chair”), who shall also be the chair of the Committee. The purpose of the Committee is to act on behalf of the Board, within parameters established by the full Board and applicable law, with respect to financing activities of the Company, including, as necessary or advisable, financing activities of one or more of the Company’s subsidiaries or affiliates.

II.  Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The members of the Committee shall be appointed by the Board. To be eligible, the members of the Committee, other than the Chair, shall meet the independence requirements established by the Board. The Committee shall be comprised of at least three members. Committee members may be removed by the Board.

C.  Meetings.    The Committee shall meet at such times as may be requested by the Chair or otherwise pursuant to authority delegated by the Board. The Committee shall meet only when in the reasonable judgment of the Chair it is necessary or desirable to have Board involvement in actions relating to financing activities of the Corporation, but it is either impracticable to convene a meeting of the full Board, or action by the Committee has been authorized pursuant to delegation by the full Board.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where committee members meet without management participation.

E.  Quorum; Action by Committee.    A quorum at any Committee meeting shall be a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

E-1

III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A.  Authority.    When it is impracticable for the full Board to meet and take action with respect to financing activities of the Company, including, as necessary or advisable, financing activities of one or more of the Company’s subsidiaries or affiliates, the Committee shall have all of the authority of the full Board allowed by applicable law to discharge the duties of the Board. Moreover, the Committee shall also have all of the authority of the full Board allowed by applicable law to discharge the duties that have been delegated by the Board. The Committee shall have all of the authority of the full Board allowed by the Indiana Business Corporation Law.

B.  Financing Activities.    The Committee shall act on behalf of the Board, within parameters established by the full Board and applicable law, with respect to financing activities of the Corporation, including, as necessary or advisable, financing activities of one or more of the Company’s subsidiaries or affiliates.

C.  Access to Records, Consultants and Others.    In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may retain outside consultants, at the Company’s expense, to advise the Committee. The Committee shall have the ultimate authority and responsibility to hire or terminate any outside consultant engaged to assist the Committee in discharging its responsibilities and to approve the terms of any such engagement and the fees of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

D.  Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

E.  Other Duties.    The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

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APPENDIX F

Vectren Corporation

Board of Directors

Compensation and Benefits Committee Charter

Adopted As of February 26, 2003

As Amended and Restated Effective February 1, 2007

I.   Statement of Purpose

The Compensation and Benefits Committee (Committee) is a standing committee of the Board of Directors (Board). The purpose of the Committee is to discharge the responsibility of the Board relating to total compensation of the Company’s executive officers and such other senior executives as the Committee may determine (together, “management”) and related matters. The Committee shall also prepare a report on executive compensation for inclusion in the Company’s annual proxy statement.

II.  Organization

A.  Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

B.  Members.    The members of the Committee shall be appointed by the Board and shall meet the independence requirements of applicable law and the listing standards of the New York Stock Exchange, the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. The Committee shall be comprised of at least three members. Committee members may be removed by the Board. The Board shall also designate a Committee Chair.

C.  Meetings.    In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required.

D.  Executive Sessions.    At the conclusion of each meeting, the Chair may conduct an executive session where non-management directors (i.e., directors who are not Company officers) meet without management participation.

E.  Quorum; Action by Committee.    A quorum at any Committee meeting shall be a majority of the Committee. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

F.  Agenda, Minutes and Reports.    The Chair of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board. The Committee shall make regular reports to the Board.

G.  Performance Evaluation.    The Committee shall evaluate its performance on an annual basis and develop criteria for such evaluation.

III.  Responsibilities

The following shall be the principal responsibilities of the Committee:

A.  Goals and Objectives.    The Committee shall review and approve periodically, but no less frequently than annually, the Company’s goals and objectives relevant to compensation of the Chief Executive Officer and management, including the balance between short-term compensation and long-term incentives, shall evaluate the performance of the Chief Executive Officer and management in light of those goals and objectives, and shall set the compensation level of the Chief Executive Officer and management based on such evaluation.

B.  Compensation Levels.    The Committee shall establish the compensation level (including base and incentive compensation) and direct and indirect benefits of the Chief Executive Officer and management. In determining incentive compensation, the Committee shall consider, among other factors it deems appropriate from time to time, the Company’s performance and relative shareholder return (or other criteria) during such periods as the Committee may deem appropriate, the value of similar incentive awards to persons holding comparable positions at comparable companies and the awards given to management in prior years. The Chair of the Committee shall be responsible for communicating to the Chief Executive Officer the evaluation of the performance of the Chief Executive Officer conducted by the outside Directors of the Company and the level of compensation approved for the Chief Executive Officer.

C.  Post-Service Arrangements.    The Committee shall evaluate the post-service arrangements and benefits of the Chief Executive Officer and management and their reasonableness in light of practices at comparable companies and any benefits received by the Company in connection with such arrangements. The Committee shall also review for reasonableness all other post-service arrangements between the Company, including its wholly-owned subsidiaries, and current or former employees to the extent those arrangements involve an annual Company obligation of in excess of $100,000.00.

D.  Incentive Compensation Plans.  The Committee shall make recommendations to the Board with respect to the establishment and terms of incentive compensation plans and equity-based plans and, unless determined otherwise by the Board, shall be the principal administrator of such plans, including determining any awards to be granted to the Chief Executive Officer and management under any such plan implemented by the Company.

E.  Consulting and Employment Agreements.    The Committee shall have the responsibility for reviewing and approving all consulting and employment agreements of the Company with any of the Company’s executive officers, or with any director, provided that any such agreement must also be approved by the full Board. The Committee shall also review for reasonableness all other consulting agreements between the Company, including its wholly-owned subsidiaries, and former employees to the extent those agreements involve an annual Company obligation of in excess of $100,000.00.

F.  Administration of Employee Benefits and Benefit Plans.    The Committee shall have the responsibility for overseeing the administration of employee benefits and benefit plans for the Company and its subsidiaries; reviewing new benefits or changes in existing benefits; and appointing from among the management of the Company committees to administer such employee benefits and benefit plans.

III.  Responsibilities

G.  Common Stock Ownership Guidelines.    The Committee shall periodically review, assess and recommend changes to the minimum Company common stock ownership guidelines applicable to the officers of the Company.

H.  Evaluation of Total Compensation Program.    The Committee shall review on a periodic basis the operation of the Company’s total compensation program to evaluate its coordination and execution and shall recommend to the Board steps to modify compensation programs that provide benefits or payments that are not reasonably related or are disproportionate to the benefits received by the Company.

I.  Perquisite Policies.    The Committee shall establish and review periodically policies with respect to management perquisites.

J.  Access to Records, Consultants and Others.    The Committee shall have the ultimate authority and responsibility to engage and terminate any outside consultant, at the Company’s expense, to assist with the discharge of their responsibilities, including in determining appropriate compensation levels for the Chief Executive Officer or other senior executive management and to approve the terms of any such engagement and the fees of any such consultant. In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company and may also request that any officer or other employee of the Company, including the Company’s senior compensation or human resources executives, the Company’s outside legal counsel or any other person meet with any members of, or consultants to, the Committee.

K.  Annual Compensation and Benefits Committee Report.    The Committee shall produce an annual report on executive compensation for inclusion in the Company’s annual proxy statement, all in accordance with applicable rules and regulations.

L.  Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

M.  Other Duties.    The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

APPENDIX G

Corporate Code of Conduct

I.  PURPOSE

Vectren Corporation, including its wholly-owned subsidiary companies (collectively, “Company”), serves an important role in the lives and livelihoods of hundreds of thousands of individual families, businesses and investors, in the region it serves. This role is supported by the Company’s commitments and obligations to its shareholders, customers, employees and communities served (collectively, “stakeholders”).

The Company has a reputation as a good corporate citizen and enjoys a high level of public trust and confidence. Public trust and confidence is fundamental to good business and a prerequisite for any enterprise’s continued success.

To effectively satisfy the Company’s commitments and obligations to its stakeholders, uphold its reputation for good citizenry and maintain the public’s trust and confidence, we, as officers and employees (collectively, “Employees”) of the Company, must conduct ourselves and discharge our responsibilities to the Company with the highest standards of integrity and fair dealing.

Our good reputation, as well as the public’s trust and confidence in the Company, are valuable assets that cannot be taken for granted and must be safeguarded and earned everyday. This Corporate Code of Conduct (“Code”) is intended to help achieve these objectives by providing each Employee with guidelines for making decisions which support the Company’s commitment to the highest standards of integrity and fairness.

II.  SCOPE

The Code is applicable to all Employees at Vectren Corporation and each of its wholly owned subsidiaries. The Code also applies to Employees at any newly formed or acquired company immediately upon formation or acquisition. The “Company”, as used in this Code, means Vectren Corporation and all of its wholly owned subsidiaries. Any waiver of the Code for executive officers or directors may be made only by the board or a board committee and must be promptly disclosed to shareholders.

II.  GENERAL POLICY

It is the Company’s policy that Employees will conduct themselves in a truthful, honest and ethical manner with the highest standard of integrity and fair dealing. The following standards emphasize the Code’s focus on compliance and appropriate conduct:

•	Compliance with Company policies and procedures.

•	Compliance with applicable local, state and federal laws.

•	Compliance with applicable rules, regulations and technical standards governing the operation of our businesses.

•	Avoidance of conflicts of interest or the appearance of conflicts of interest (as defined in the attached guidelines).

•	Maintenance of accurate accounts, books and records.

IV.  APPLICATION

The following is intended to provide general guidance to Employees on issues related to their conduct, it is not to be considered as an all-inclusive list. Questions regarding whether conduct would be inconsistent with the Code should be directed to your supervisor, Vectren Corporation’s Director of Internal Auditing (Director of Auditing) or the Chair of the Audit Committee via mail at “Chair of the Audit Committee”, Vectren Corporation, P.O. Box 209, Evansville, Indiana, 47702-0209 or via email at chairauditcommittee@vectren.com. In some cases, the Company may already have detailed policies and procedures related to these guidelines, which detail administrative interpretations and/or implementation instructions. If so, such policies and procedures should be consulted for further information.

A.  Conflicts of Interest

Conflicts of interest arise when any circumstance, relationship or financial interest prevents, or has the appearance of preventing any Employees from discharging their responsibilities exclusively in the best interest of the Company and independent of personal considerations.

These circumstances, relationships or financial interests do not have to be directly related to an Employee. Conflicts or appearances of conflicts may arise where a close family member of an Employee is involved in a transaction with the Company or could stand to benefit from a transaction the Company may have with a third party.

Although it is not possible to identify every activity that might give rise to a conflict of interest, some of the more common circumstances that could result in a conflict are set forth below. Should you have any questions regarding this matter, you should consult your supervisor, the Director of Auditing or the Chair of the Audit Committee via mail at “Chair of the Audit Committee”, Vectren Corporation, P.O. Box 209, Evansville, Indiana, 47702-0209 or via email at chairauditcommittee@vectren.com.

1.  Relationships with Company Vendors, Suppliers, Contractors and Customers

Employees are expected to maintain impartial relationships with the Company’s vendors, suppliers, contractors and customers. Employees must be motivated solely to acquire and/or provide goods or services on terms most favorable to the Company. Care must be exercised to avoid even the appearance of special influence being exerted on behalf of a vendor, supplier, contractor or customer due to personal or other relationships.

Generally, Employees should avoid financial interests in vendors, suppliers, or contractors with whom the Company does business.

As it relates to officers and employees, any relationship other than the employer-employee relationship that exists between an officer or employee and the Company, should be disclosed in accordance with the reporting requirements found in the Responsibilities and Enforcement section of the Code.

2.  Gifts, Meals, Services and Entertainment

It is a violation of the Code for an Employee or a close family member of an Employee to request or accept anything of value which, based upon the facts and circumstances, could be reasonably determined to have an influence on the performance of the Employee’s duties to act in a manner which favors a vendor, supplier, contractor or customer contrary to the Company’s best interests.

Normal and customary business meals and entertainment (which are considered generally accepted business practices) or small gifts which are intended for promotional or advertising purposes only, are not considered a violation of the Code so long as the item of value is not excessive. Excessive is defined as being of sufficient value as to actually influence or which, based upon the facts and circumstances, could reasonably be concluded to have the ability to influence decisions made by the recipient or cause the recipient to favor the provider. In no case should an Employee accept “gifts of cash”/bribes from vendors, competitors, suppliers or contractors.

Employees receiving normal and customary gifts, business meals or entertainment, services or anything else of value from a single Company vendor, supplier, contractor or customer, with an annual cumulative value in excess of $200, must report such items in accordance with the reporting requirements found in the Responsibilities and Enforcement section of the Code.

3.  Outside Employment

In general, officers and Employees have the right to be employed outside the Company and to have financial and managerial interests in outside companies. However, any outside employment or business activities must not conflict with the officer’s or Employee’s ability to properly perform his or her responsibilities or job duties, nor should such employment or business activity create or appear to create a conflict of interest.

No officer may, without prior approval of the Governance Committee, serve as a compensated member of the board of any other enterprise. Likewise, Employees seeking to serve as a member of the board of any other enterprise should consult with their supervisor and obtain approval prior to accepting the position.

No officer or Employee may, without prior approval of their supervisor, perform work or services for an outside organization which has or seeks to have a business relationship with the Company. Supervisors should consider whether the Employee’s service in such a capacity would cause a conflict of interest or interfere with the Employee’s ability to perform their duties.

4.  Confidential Information and Insider Trading

In the course of fulfilling their responsibilities to the Company, Employees may have access to information that is of a confidential, privileged, competitive and/or proprietary nature (collectively, “Confidential Information”). It is essential that Employees protect the confidentiality of such information.

The use or disclosure of confidential information may be for Company purposes only and not for personal benefit or the benefit of others.

Federal and state laws explicitly prohibit Employees from using “insider” or “material non-public” information when trading or recommending Company securities (i.e., stock or debt). Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in arriving at a decision to buy, sell, or hold the Company’s securities. Employees must not act on such information until it has been disclosed to the public and the public is considered to have had an opportunity to absorb the information. Generally, this would not be until information has been publicly disclosed and the market has had an opportunity to react to the information.

Employees must not disclose “insider” or “material non-public” information to others, including friends or relatives, until such information has been disclosed to the public. Such “outsiders” who have received material inside information are also considered by law to be “insiders” and are subject to the same legal prohibitions described above.

Examples of inside information that might be considered to be material include dividend rate changes, earnings estimates, significant expansion or curtailment of operations, a merger or acquisition proposal or agreement, sale or purchase of substantial assets, major litigation, or other matters that could significantly impact the Company.

Examples of trading Company securities include directly buying and selling stock and transfers into and out of the Company stock fund in the 401(k) Plan.

5.  Participation in Public Office

The Company believes strongly in the democratic process and supports that process through all appropriate means. Employees are encouraged to participate in our system of government, to speak out on public issues and to be active in civic and political activities.

However, conflicts of interest must be avoided. Thus, when speaking out on public issues, Employees should not give the appearance of acting on the Company’s behalf unless they have, in fact, been authorized, in advance, to do so. Employees who hold public office should not participate in any decision that would directly and substantially affect the Company (i.e., assessing Company land for tax purposes) and should make it clear why they are abstaining.

6.  Use of Company Name or Resources for Personal Benefit

It is the Company’s policy that Employees not use the name of the Company, its purchasing power or its assets or resources for their personal benefit without proper approval. Disposal of Company assets should be made strictly in accordance with established procedures which specify required approvals and methods of disposal. The best interests of the Company are served when its resources are used only for the benefit of the Company. It is the responsibility of all officers and employees to ensure Company assets and resources are safeguarded and not misused. Employees are expected to exercise reasonable judgment regarding the appropriateness of incidental personal use of Company assets.

B.  Accuracy of Books and Records

The Company maintains a system of internal controls which it believes provides reasonable assurance that Company assets are safeguarded and that transactions are properly executed and recorded in accordance with management’s criteria. This system is characterized by a control-oriented environment within the Company, which includes policies and procedures along with supervisory overview and approval of transactions.

It is the Company’s policy that all transactions will be recorded in an accurate and timely manner and in accordance with established procedures. It is a violation of the Code to intentionally misstate, conceal or otherwise misrepresent any transaction. Falsification of any Company record is strictly prohibited and, as appropriate, may be subject to disciplinary action, up to and including termination.

The Company’s senior financial officers have special responsibilities relating to the preparation and dissemination of the Company’s financial statements. These responsibilities include the requirement to periodically submit certifications with respect to the accuracy of those statements. (See Section V, D Annual Reporting).

C.  Suspected Dishonest, Fraudulent or Illegal Activities

The Company, like any enterprise, is subject to the possibility of dishonest, fraudulent and illegal activities by one or more of its employees or agents. It is the Company’s policy to establish and maintain an atmosphere hostile to such activities and to encourage employees to come forward if they are made aware of any such activities. Given the Company’s obligations and responsibilities to all of its stakeholders, dishonest, fraudulent and illegal activities will not be tolerated and will be dealt with severely.

Accordingly, the Code, along with other measures and controls, have been established by the Company to:

•	Prevent and detect dishonest, fraudulent and illegal activities,

•	Encourage those aware of such activities to come forward and provide them a method by which such communications can be made in complete confidence and without fear of retribution, and

•	Promptly investigate and resolve such activities in a fair and objective manner.

To protect the reputations and rights of individuals suspected of wrongdoing, and to preserve the integrity and confidentiality of the investigatory process, the Code must be strictly followed. Any individual suspected of a dishonest or fraudulent activity will be given the opportunity to provide proof to the contrary. If it is concluded that illegal activities are involved, the matter may be referred to the appropriate law enforcement authorities.

The Director of Auditing will have the overall responsibility for overseeing compliance with this policy and, together with the executive officer responsible for the area in question, will be responsible for the investigation of suspected dishonest or fraudulent activities. The investigation of any suspected illegal activities will be the responsibility of Company’s General Counsel.

Operating management is primarily responsible for preventing and detecting dishonest, fraudulent and illegal activities within their assigned areas. To discharge this responsibility, each manager or supervisor should be generally familiar with the potential for dishonest, fraudulent and illegal activities that may occur within their areas. Each manager and supervisor should also be alert for irregularities or deviations from standard operating procedures, which may indicate the presence of such activities.

All officers and employees must be alert for dishonest, fraudulent and illegal activities. Such activities or irregularities may include, but are not limited to:

•	Alteration or intentional misstatement of Company reports and records (including time and expense reports and bidding documentation),

•	Forgery or other unauthorized or improper alteration of checks, drafts, promissory notes, and securities,

•	Any misappropriation of funds, securities, supplies, or any other asset,

•	Any irregularity in the handling or reporting of monetary transactions,

•	Unauthorized disposal of Company assets, or

•	Any illegal act.

In the event Employees are made aware of any of the above activities or other dishonest, fraudulent or illegal activities, they should immediately notify, as appropriate, their supervisor or the Director of Auditing. All such communications will be held in strict confidence. Upon learning of these matters, affected supervisors are responsible for immediately notifying the Director of Auditing and the executive officer with responsibility for the area where the alleged activities are occurring. In turn, all communications of these matters will be discussed with the Chair of the Audit Committee.

In extraordinary cases where the confidential channels of communication described above are still not deemed sufficient and an officer or employee is gravely concerned about protecting his or her identity while bringing a suspected dishonest, fraudulent or illegal activity to light for investigation (including accounting or auditing issues), they may communicate their concern directly to the Chair of the Vectren Corporation Audit Committee. The officer or employee should provide as much detail and specifics as possible regarding the alleged activities and place the document (without self-identification, if so desired) in an envelope, sealed and marked confidential, addressed via mail to the “Chair of the Audit Committee”, Vectren Corporation, P.O. Box 209, Evansville, Indiana, 47702-0209 or via email at chairauditcommittee@vectren.com. Upon receipt in the Company’s mail distribution center, the envelope will be forwarded unopened to the Chair of the Audit Committee. Pursuant to the Charter of the Audit Committee of Vectren Corporation, the Chair has at their disposal the resources necessary to investigate the concerns.

Great care must be exercised in the investigation of and in communicating or reporting these matters within the Company. It is essential to avoid making false or incorrect accusations or contacting suspected individuals that an investigation is under way. Individuals suspected of such activities will be contacted through appropriate channels. Therefore, to protect the reputations and rights of individuals suspected of wrongdoing, and to preserve the integrity and confidentiality of the investigatory process, the following must be strictly adhered to:

•

Officers or Employees who believe they have specific knowledge of an alleged dishonest, fraudulent or illegal activity must immediately contact their supervisor, the Director of Auditing or the Chair of the Audit Committee of Vectren Corporation;

•	Officers or Employees, other than those specifically authorized to do so, must not contact the suspected individual to determine the facts or discuss any other aspect of the matter;

•	Officers or Employees must not discuss the case with anyone inside the Company other than those involved in the investigatory process;

•

Officers or Employees, other than those specifically authorized to do so, must not discuss the case, facts, suspicions, or allegations with anyone outside the Company unless in response to questions from law enforcement authorities; and,

•

Officers or Employees must direct all inquiries from individuals suspected of wrongdoing or their representatives, to the Director of Auditing, the appropriate executive officer or the Company’s General Counsel. Proper response to such an inquiry should be, “I’m not at liberty to discuss this matter.” Under no circumstances should there be any reference to “what you did,” “the crime,” “the fraud,” “the forgery” etc.

This section of the Code is intended to provide further guidelines on how to report matters related to Code compliance and employee and supervisory responsibilities associated with the Code’s enforcement.

V.   RESPONSIBILITIES AND ENFORCEMENT

It is the responsibility of all Employees to ensure compliance with the Code. It is the specific responsibility of each supervisor to ensure their employees are aware of and understand the Code. It is further the responsibility of each supervisor to monitor compliance with the Code and report instances of non-compliance to the Director of Auditing.

Employees aware of potential violations of the Code should contact, as appropriate, their supervisor or the Director of Auditing. In the case of an employee, if the employee concludes that contacting his or her supervisor would not be prudent, he or she can directly communicate potential violations, in complete confidentiality, to the Director of Auditing or the Chair of the Audit Committee as indicated in the prior section. Upon notification of a potential violation of the Code, the Director of Auditing will discuss the Issue with the Chair of the Audit Committee and promptly investigate the matter and, if substantiated, notify the appropriate executive officer for resolution and determination of appropriate action. Employees alleged to have violated the Code will have an opportunity to offer proof to the contrary. Failure to report violations of the Code following their discovery may also be grounds for disciplinary action. An employee who violates the Code will be subject to disciplinary action, up to and including termination.

Employees who have questions regarding interpretation of the Code as it relates to specific situations or certain actions should discuss the matter with their supervisor. Supervisors uncertain as to the proper interpretation of the Code as it relates to an employee’s question should contact the Director of Auditing and/or their area’s executive officer for resolution, and/or the Chair of the Audit Committee.

Any violations of the Code or questions regarding interpretation of the Code which cannot be resolved by the Director of Auditing and the appropriate executive officer will be directed to the Chair of the Audit Committee for final resolution.

A.  Reporting Requirements

The reporting thresholds, as described below, should not be construed to mean that because an event or circumstance requires reporting, a conflict of interest automatically exists. In general, the objective of these reporting requirements is to provide management with information which could help in identifying potential conflicts of interest.

B.  Substantial Ownership

Employees, directly or indirectly, owning or acquiring financial interest of $25,000 or more, or 5% ownership (regardless of the amount) in vendors, suppliers or contractors who do business with or are seeking to do business with the Company must report such relationships to their immediate supervisor.

Supervisors made aware of such relationships are responsible for making the determination of whether a conflict of interest exists given the circumstances and responsibilities of the employee involved. If it is determined that a conflict exists, the supervisor should contact the appropriate executive officer and the Director of Auditing for resolution.

C.  Gifts, Meals and Entertainment in Excess of $200 Value

Employees receiving normal and customary gifts, business meals or entertainment, services, or anything else of value from a single Company vendor, supplier, contractor or customer, with an annual cumulative value in excess of $200, must report such items to their immediate supervisor. Promotional and advertising items of nominal value and minimal quantity are not subject to this reporting requirement.

Supervisors are expected to provide proactive guidance to employees in regard to this policy. If an employee is uncertain of the value of an item offered or received, or if the employee is uncertain whether acceptance of such an item could constitute a conflict of interest, they should discuss the matter with their supervisor for resolution.

Each supervisor is responsible for making the determination of whether acceptance of any such item would create an actual or perceived conflict of interest given the circumstances and responsibilities of the employee involved. If the supervisor determines acceptance of a particular item would create an actual or perceived conflict of interest, the item should be cordially declined or returned with an explanation given to the vendor, supplier or contractor regarding the Code’s provisions.

Each supervisor is responsible for maintaining records of items received by his/her employees (see Exhibit A). Periodically, these records should be reviewed to determine whether trends exist which might indicate a possible conflict of interest.

D.  Annual Reporting

Annually, in conjunction with the review by the Company’s external auditors, the Director of Auditing will mail surveys with certificates of compliance to all directors, officers and key employees for completion. The survey and certificates provide the means by which the Company can document compliance with the Code and ensure that all directors, officers and key employees (primarily supervisors and above) are familiar with the Code’s contents (see Exhibit B).

Also, annually, the Director of Auditing will mail letters to the Company’s major vendors, suppliers and contractors informing them of the Code’s provisions regarding gifts and entertainment, and employees’ acquiring a substantial financial interest in organizations doing business with the Company (see Exhibit C).

In addition to the certificate of compliance in Exhibit B, the CEO, CFO, Treasurer and Controller must complete the certification for Principal Executive & Senior Financial Officers (see Exhibit D) and submit to the Director of Auditing.

Vectren’s Board of Directors is also subject to a Code of Ethics. This Code is provided in Exhibit E. The Board of Directors is required to affirm compliance with their Code annually.

EXHIBIT A

ENTERTAINMENT AND GIFT FORM

In accordance with the Corporate Code of Conduct, Employees receiving normal and customary gifts, business meals or entertainment, services or anything else of value from a single Company vendor, supplier, contractor or customer, with an annual cumulative value in excess of $200, must report such items to their immediate supervisor, (cumulative totals comprised solely of individual items that are of a promotional/advertising nature (coffee mugs, hats, pencils, etc.) and of nominal value and quantity need not be reported). Accordingly, this form is provided to help facilitate the reporting process and to ensure all necessary information is documented.

A.	GENERAL
	1.	Employee:
	2.	Vendor, supplier, contractor or customer:

B.	ENTERTAINMENT AND MEALS
	1.	Type, location and date:
	2.	Estimated cost, including transportation and accommodations if applicable: $
	3.	Business purpose:
	4.	List names and company affiliations of others present:
	5.	Does the Company currently do business with this organization?
Yes ☐ No ☐
	6.	Was this cleared with your supervisor beforehand?
Yes ☐ No ☐

C.	GIFTS, SERVICES AND OTHER ITEMS OF VALUE
Description and approximate value:

Employee Signature	Date

D.	SUPERVISOR COMMENTS

Supervisor Signature	Date

EXHIBIT B

ANNUAL CODE OF CONDUCT QUESTIONNAIRE

This questionnaire is being sent to key employees in accordance with the Company’s Corporate Code of Conduct (“Code”) and in conjunction with the annual review by the Company’s external auditors. The intent of this questionnaire is to:

Provide a means, by which the Company can document awareness of the Code and related policies,

give further assurance to management that its representations with respect to these matters are correct, and provide additional information needed to assist in evaluating compliance with the Code and related policies.

Before this questionnaire is completed, each recipient should review the Code and refer to it for guidance when answering certain questions. Answers to these questions should cover the twelve months ending December 31, 2007 and through the date this questionnaire is completed. When completed, each recipient should sign and date the questionnaire in the spaces provided and return the original to the Director of Internal Auditing in an envelope marked “confidential”. All responses will be handled in accordance with the Code’s provisions.

1.  Do you, or does any member of your close family have a substantial financial interest in any Company vendor, supplier or contractor as defined in the Code?

No  ☐    Yes  ☐    If yes, provide details.

2.  Have you or has any member of your close family received any gifts or entertainment from a Company vendor, supplier, contractor or customer which has not been reported in accordance with the Code?

No  ☐    Yes  ☐    If yes, provide details.

3.  As a supervisor, have you or any of your subordinates accepted or been offered anything of value (which would require reporting), from a Company vendor, supplier, contractor or customer, which in your opinion might indicate the presence or perception of a conflict of interest? When answering this question you should first review your records of gifts and entertainment received by employees in your area. Consideration should be given to possible trends. (Note: Entertainment and Gift Forms need not be retained after this review is completed provided that the review does not call for further investigation. In that event, these records should be retained until the matter is finally resolved. If the answer to this question is “yes” below, attach the original Entertainment and Gift Form to this questionnaire and return to the Director of Internal Auditing.)

No  ☐    Yes  ☐    If yes, provide details.

4.  Have you, or have any of your employees maintained outside employment or participated in other business activities which conflicts with the performance of your job duties with the Company or creates an actual or perceived conflict of interest with the Company?

No  ☐    Yes  ☐    If yes, provide details.

5.  Have you, or have any of your employees served in a public office which might have dealt with issues directly and substantially affecting the Company?

No  ☐    Yes  ☐    If yes, provide details.

6.  Have you made or authorized any contribution or expenditure of corporate funds, or anything of value, by or on behalf of the Company, or any of its subsidiaries, in support of any candidate for federal, state or local office?

No  ☐    Yes  ☐    If yes, provide details.

7. Are you aware of any of the following instances or situations:

•	Existing relationships between a Company employee and a Company vendor, supplier, contractor, customer, and/or competitor which could indicate a conflict of interest.

•	Confidential or proprietary information being improperly disclosed to anyone outside the Company.

•	Company assets or property being misappropriated.

•	Company transactions being intentionally misstated, concealed or otherwise misrepresented.

•

Intentional failure on behalf of a Company employee to comply with all applicable local, state or federal laws or applicable rules, regulations or technical standards governing the operation of our business.

•	An employee acting on “material non-public” information when trading or recommending Company securities.

•

An employee disclosing “insider” or “material non-public” information to “outsiders”. “Insider” or “material non-public” information is information of a material nature that has not been disclosed to the public.

•	Any other activities which conflict with the Code.

No  ☐        Yes  ☐        If yes, provide details.

CERTIFICATE OF COMPLIANCE

I have read the foregoing questionnaire as well as the Corporate Code of Conduct. I fully understand both, and my responses are true, accurate and complete to the best of my knowledge and belief.

Signature	Position

Name (please print)	Date

EXHIBIT C

December 31, 2007

We are writing to the many businesses that provide us with needed materials, supplies, or services to emphasize Vectren’s commitment to high standards of business conduct and to enlist your support in assuring the integrity of our business relationship.

Our Corporate Code of Conduct states that employees or any close members of their family are not to accept gifts or other items of value from vendors, suppliers or contractors which could be construed as having an influence on the performance of the employee’s duties to act in a manner which favors a vendor, supplier or contractor contrary to the best interests of the Company. This policy is not intended to prohibit normal and customary business meals, gifts or entertainment so long as they are not extravagant and have legitimate business purposes.

Our Corporate Code of Conduct further states that employees or any members of their family should avoid substantial financial interests in vendors, suppliers or contractors with whom the Company does business. The Company has defined substantial interest as an investment of either $25,000 or 5% (regardless of amount) of the ownership of the organization in question.

We respectfully ask your help in ensuring these policies are upheld by providing a copy of this letter to all individuals in your company who deal with Vectren employees. We also request that if you become aware of any instance where a Vectren employee or any member(s) of their family acquires a substantial interest in your organization, as defined above, you please notify the undersigned.

We look forward to continuing our solid business relationship with your organization and would like to thank you in advance for your cooperation and support in this endeavor.

Respectfully,

Brian M. Madonia

Director of Internal Auditing

(812) 491-4897

EXHIBIT D

Code of Ethics for Principal Executive & Sr. Financial Officers

In my role as a financial executive of Vectren Corporation, I certify that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1.	I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	I provide constituents with information that, to the best of my knowledge, is accurate, complete, objective, relevant, timely and understandable.

3.	I comply with rules and regulations of the federal, state and local governments, and other appropriate private and public regulatory agencies.

4.	I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts.

5.	I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6.	I share knowledge and maintain skills important and relevant to the Company’s needs.

7.	I proactively promote ethical behavior as a responsible partner among peers and employees in my work environment.

8.	I achieve responsible use of and control over all assets and resources employed or entrusted to me.

(Signature)	(Date)

EXHIBIT E

Code of Ethics for Board of Directors

Overview

Vectren’s commitment to ethical business conduct is a fundamental shared value of our Board of Directors, management and employees and critical to the Company’s success. Vectren has adopted this Code of Ethics (‘Code”) for Members of the Board of Directors. Each Director must comply with this Code. No code or policy can anticipate every situation that may arise; accordingly, this Code is intended to serve as a guiding set of principles for Directors. Directors are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Board’s Nominating and Governance committee (Governance Committee), who may consult with inside or outside counsel as appropriate. Directors who also serve as officers or employees of Vectren must also comply with Vectren’s Corporate Code of Conduct for employees and its guidelines on gift and entertainment reporting.

1.  Compliance with Laws and Regulations

Directors are expected to conduct their business affairs in compliance with applicable laws and regulations and shall encourage and promote such behavior for themselves, officers and employees.

2.  Conflicts of Interest

Directors must avoid any conflicts of interest between the Director and Vectren. A “conflict of interest” may exist when a director’s personal or professional interest is or appears to be adverse to the interests of Vectren. Conflicts of interest may also arise when a Director or members of his or her family, or an organization with which the Director is affiliated receives improper personal benefits as a result of his or her position as a Director of Vectren. Any situation that involves, or may involve, a conflict of interest should be promptly disclosed to the Chair of the Governance Committee, who may consult inside or outside counsel as appropriate.

As it relates to the Directors, any relationship other than the member of the Board’s service as a Director that exists between the Company and a non-management member of the Board is subject to review and scrutiny by the Governance Committee, and is also subject to the Vectren Corporation Corporate Governance Guidelines pertaining to the required independence of the members of the Board.

3.  Confidentiality and Corporate Opportunity

Directors must maintain the confidentiality of non-public information entrusted to them by Vectren, except when disclosure is required by law or regulation. Directors are prohibited from taking for themselves personally or for the organizations which they are affiliated, opportunities that are discovered through the use of Vectren information or position without the consent of the Board of Directors. No Director may use Vectren property, information or position for improper personal gain.

4.  Insider Trading

Directors are to abide by all applicable securities laws and regulations when trading Vectren securities.

5.  Fair Dealing

Directors shall endeavor to deal fairly with Vectren’s customers, suppliers and employees while serving the interest of shareholders. Directors should not take unfair advantage of anyone through manipulation, abuse of privileged information, or other intentional unfair practice.

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. Directors and members of their immediate families should not accept gifts from persons or entities where any such gift is being made in order to influence the Director’s actions as a member of the Board.

6.  Waivers of the Code

Any waiver of this Code may only be made by the Board and should be promptly disclosed.

7.  Enforcement of the Code

The Board shall determine appropriate actions to be taken in the event of violations of this Code. Such actions should be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code. In determining what action is appropriate in a particular case, the Board should take into account all relevant information, including the nature and severity of the violation.

As a member of Vectren’s Board of Directors, I assert my compliance with the above guiding principles.

(Signature)	(Date)

A PPENDIX H

Financial and Other Information

With the exception of the stock performance graph located on page H-87, the accompanying consolidated financial statements; selected financial data; management’s discussion and analysis of results, financial condition, and market risks; and market data for the Company’s common equity and related stockholder matters are reproduced, without update, from the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. Any forward-looking statements contained in Appendix H are based on management’s beliefs, as well as assumptions made by and information currently available to management on February 19, 2008, the date the Form 10-K was signed by management and the Board of Directors. The stock performance graph located on page H-87 is not part of the 10-K and is not deemed filed with the SEC or incorporated by reference into any other filing.

Vectren Corporation makes available all SEC filings and recent annual reports as well as its Corporate Code of Conduct, Corporate Governance Guidelines and Committee Charters, free of charge through its website at www.vectren.com, or by request, directed to Investor Relations at the mailing address, phone number, or email address that follows:

Mailing Address:	Phone Number:	Investor Relations Contact:
P.O. Box 209	(812) 491-4000	Steven M. Schein
Evansville, Indiana 47702-0209		Vice President, Investor Relations sschein@vectren.com

Definitions

AFUDC: allowance for funds used during construction	MMBTU: millions of British thermal units

APB: Accounting Principles Board	MW: megawatts

EITF: Emerging Issues Task Force	MWh / GWh: megawatt hours / thousands of megawatt hours (gigawatt hours)

FASB: Financial Accounting Standards Board	NOx: nitrogen oxide

FERC: Federal Energy Regulatory Commission	OUCC: Indiana Office of the Utility Consumer Counselor

IDEM: Indiana Department of Environmental Management	PUCO: Public Utilities Commission of Ohio

IURC: Indiana Utility Regulatory Commission	SFAS: Statement of Financial Accounting Standards

MCF / BCF: thousands / billions of cubic feet	USEPA: United States Environmental Protection Agency

MDth / MMDth: thousands / millions of dekatherms	Throughput: combined gas sales and gas transportation volumes

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Vectren Corporation’s management is responsible for establishing and maintaining adequate internal controls over financial reporting. Those control procedures underlie the preparation of the consolidated balance sheets, statements of income, cash flows, and common shareholders’ equity, and related footnotes contained herein.

These consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States and follow accounting policies and principles applicable to regulated public utilities. The integrity and objectivity of these consolidated financial statements, including required estimates and judgments, is the responsibility of management.

These consolidated financial statements are also subject to an evaluation of internal control over financial reporting conducted under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer. Based on that evaluation, conducted under the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, the Company concluded that its internal control over financial reporting was effective as of December 31, 2007. Management certified this fact in its Sarbanes Oxley Section 302 certifications, which are attached as exhibits to this 2007 Form 10-K.

Dated February 19, 2008

/s/ NIEL C. ELLERBROOK	/s/ JEROME A. BENKERT, JR.
Niel C. Ellerbrook Chairman and Chief Executive Officer	Jerome A. Benkert, Jr. Executive Vice President and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Vectren Corporation:

We have audited the accompanying consolidated balance sheets of Vectren Corporation and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, common shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule included in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Vectren Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 7 to the consolidated financial statements, in 2006 the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2008 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/    DELOITTE & TOUCHE LLP

Indianapolis, Indiana

February 19, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Vectren Corporation:

We have audited the internal control over financial reporting of Vectren Corporation and subsidiaries (the “Company”) as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2007 of the Company and our report dated February 19, 2008 expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding their 2006 change in method of accounting for defined benefit pension and other postretirement plans.

/s/    DELOITTE & TOUCHE LLP

Indianapolis, Indiana

February 19, 2008

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(In millions)

	At December 31,
	2007	2006
ASSETS
Current Assets
Cash & cash equivalents	$20.6	$32.8
Accounts receivable—less reserves of $3.7 & $3.3, respectively	189.4	198.6
Accrued unbilled revenues	168.2	146.5
Inventories	160.9	163.5
Recoverable fuel & natural gas costs	—	1.8
Prepayments & other current assets	160.5	172.7

Total current assets	699.6	715.9

Utility Plant
Original cost	4,062.9	3,820.2
Less: accumulated depreciation & amortization	1,523.2	1,434.7

Net utility plant	2,539.7	2,385.5

Investments in unconsolidated affiliates	208.8	181.0
Other investments	77.0	74.5
Nonutility property—net	320.3	294.4
Goodwill—net	238.0	237.8
Regulatory assets	175.3	163.5
Other assets	37.7	39.0

TOTAL ASSETS	$4,296.4	$4,091.6

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(In millions)

	At December 31,
	2007	2006
LIABILITIES & SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$187.4	$180.0
Accounts payable to affiliated companies	83.7	89.9
Refundable fuel & natural gas costs	27.2	35.3
Accrued liabilities	171.8	147.2
Short-term borrowings	557.0	464.8
Current maturities of long-term debt	0.3	24.2
Long-term debt subject to tender	—	20.0

Total current liabilities	1,027.4	961.4

Long-term Debt—Net of Current Maturities & Debt Subject to Tender	1,245.4	1,208.0

Deferred Income Taxes & Other Liabilities
Deferred income taxes	318.1	260.7
Regulatory liabilities	307.2	291.1
Deferred credits & other liabilities	164.2	195.8

Total deferred credits & other liabilities	789.5	747.6

Minority Interest in Subsidiary	0.4	0.4

Commitments & Contingencies (Notes 3, 12-14)

Common Shareholders’ Equity
Common stock (no par value)—issued & outstanding 76.3 and 76.1, respectively	532.7	525.5
Retained earnings	688.5	643.6
Accumulated other comprehensive income	12.5	5.1

Total common shareholders’ equity	1,233.7	1,174.2

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$4,296.4	$4,091.6

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share amounts)

	Year Ended December 31,
	2007	2006	2005
OPERATING REVENUES
Gas utility	$1,269.4	$1,232.5	$1,359.7
Electric utility	487.9	422.2	421.4
Nonutility revenues	524.6	386.9	246.9

Total operating revenues	2,281.9	2,041.6	2,028.0

OPERATING EXPENSES
Cost of gas sold	847.2	841.5	973.3
Cost of fuel & purchased power	174.8	151.5	144.1
Cost of nonutility revenues	287.7	248.7	191.0
Other operating	456.9	341.8	282.2
Depreciation & amortization	184.8	172.3	158.2
Taxes other than income taxes	70.0	65.3	66.1

Total operating expenses	2,021.4	1,821.1	1,814.9

OPERATING INCOME	260.5	220.5	213.1
OTHER INCOME
Equity in earnings of unconsolidated affiliates	22.9	17.0	45.6
Other—net	36.8	(2.7)	6.2

Total other income	59.7	14.3	51.8

Interest expense	101.0	95.6	83.9

INCOME BEFORE INCOME TAXES	219.2	139.2	181.0

Income taxes	76.0	30.3	44.1
Minority interest	0.1	0.1	0.1

NET INCOME	$143.1	$108.8	$136.8

AVERAGE COMMON SHARES OUTSTANDING	75.9	75.7	75.6
DILUTED COMMON SHARES OUTSTANDING	76.6	76.2	76.1

EARNINGS PER SHARE OF COMMON STOCK:
BASIC	$1.89	$1.44	$1.81
DILUTED	$1.87	$1.43	$1.80

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$143.1	$108.8	$136.8
Adjustments to reconcile net income to cash from operating activities:
Depreciation & amortization	184.8	172.3	158.2
Deferred income taxes & investment tax credits	27.0	1.4	(8.6)
Equity in earnings of unconsolidated affiliates	(22.9)	(17.0)	(45.6)
Provision for uncollectible accounts	16.6	15.3	15.1
Expense portion of pension & postretirement benefit cost	9.8	10.7	10.7
Other non-cash charges—net	4.8	11.4	1.9
Changes in working capital accounts:
Accounts receivable & accrued unbilled revenue	(29.1)	108.9	(102.9)
Inventories	2.6	(17.6)	(71.9)
Recoverable/refundable fuel & natural gas costs	(6.3)	41.3	3.5
Prepayments & other current assets	(3.7)	(21.2)	36.1
Accounts payable, including to affiliated companies	4.9	(71.6)	101.2
Accrued liabilities	4.6	(23.2)	27.4
Unconsolidated affiliate dividends	20.8	35.8	18.8
Changes in noncurrent assets	(21.4)	(25.8)	(6.9)
Changes in noncurrent liabilities	(37.5)	(19.3)	(5.4)

Net cash flows from operating activities	298.1	310.2	268.4

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from:
Long-term debt—net of issuance costs	16.4	92.8	274.2
Stock option exercises & other stock plans	5.2	—	—
Requirements for:
Dividends on common stock	(96.4)	(93.1)	(90.5)
Retirement of long-term debt	(23.9)	(124.4)	(88.5)
Redemption of preferred stock of subsidiary	—	—	(0.1)
Net change in short-term borrowings	92.2	164.9	(112.5)
Other activity	(0.8)	(0.6)	(0.6)

Net cash flows from financing activities	(7.3)	39.6	(18.0)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from:
Unconsolidated affiliate distributions	12.7	2.0	6.9
Other collections	38.0	3.4	4.3
Requirements for:
Capital expenditures, excluding AFUDC equity	(334.5)	(281.4)	(231.6)
Unconsolidated affiliate investments	(17.5)	(16.7)	(19.2)
Other investments	(1.7)	(44.7)	—

Net cash flows from investing activities	(303.0)	(337.4)	(239.6)

Net change in cash & cash equivalents	(12.2)	12.4	10.8
Cash & cash equivalents at beginning of period	32.8	20.4	9.6

Cash & cash equivalents at end of period	$20.6	$32.8	$20.4

Cash paid during the year for:
Interest	$97.3	$92.9	$79.6
Income taxes	43.7	36.3	48.1

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS’ EQUITY

(In millions, except per share amounts)

	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at January 1, 2005	75.9	$526.8	$583.0	$(15.0)	$1,094.8

Comprehensive income:
Net income			136.8		136.8
Minimum pension liability adjustments & other—net of $0.1 million in tax				0.2	0.2
Cash flow hedges
unrealized gains (losses)—net of $2.9 million in tax				4.2	4.2
reclassifications to net income- net of $0.2 million in tax				(0.2)	(0.2)
Comprehensive income of unconsolidated affiliates—net of $1.8 million in tax				(2.8)	(2.8)

Total comprehensive income					138.2

Common stock:
Dividends ($1.19 per share)			(90.5)		(90.5)
Other	0.1	1.3	(0.5)		0.8

Balance at December 31, 2005	76.0	528.1	628.8	(13.6)	1,143.3

Comprehensive income:
Net income			108.8		108.8
Minimum pension liability adjustments & other—net of $5.4 million in tax				7.9	7.9
Cash flow hedge
unrealized gains (losses)—net of $1.7 million in tax				(2.6)	(2.6)
reclassifications to net income- net of $0.7 million in tax				(1.0)	(1.0)
Comprehensive income of unconsolidated affiliates—net of $4.3 million in tax				6.4	6.4

Total comprehensive income					119.5

Adoption of SFAS 158—net of $5.2 million in tax				8.0	8.0

Common stock:
Dividends ($1.23 per share)			(93.1)		(93.1)
Adoption of SFAS 123R		(4.1)			(4.1)
Other	0.1	1.5	(0.9)		0.6

Balance at December 31, 2006	76.1	525.5	643.6	5.1	1,174.2

Comprehensive income:
Net income			143.1		143.1
SFAS 158 funded status adjustment—net of $0.5 million in tax				0.7	0.7
Cash flow hedges
unrealized gains (losses)—net of $0.3 million in tax				0.9	0.9
reclassifications to net income- net of $0.3 million in tax				(1.0)	(1.0)
Comprehensive income of unconsolidated affiliates—net of $4.2 in tax				6.8	6.8

Total comprehensive income					150.5

Adoption of FIN 48			(0.1)		(0.1)
Common stock:
Stock option exercises & other stock plans	0.2	5.2			5.2
Dividends ($1.27 per share)			(96.4)		(96.4)
Other		2.0	(1.8)		0.2

Balance at December 31, 2007	76.3	$532.7	$688.5	$12.5	$1,233.7

The accompanying notes are an integral part of these consolidated financial statements.

VECTREN CORPORATION AND SUBSIDIARY COMPANIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  Organization and Nature of Operations

Vectren Corporation (the Company or Vectren), an Indiana corporation, is an energy holding company headquartered in Evansville, Indiana. The Company’s wholly owned subsidiary, Vectren Utility Holdings, Inc. (Utility Holdings), serves as the intermediate holding company for three operating public utilities: Indiana Gas Company, Inc. (Indiana Gas or Vectren North), Southern Indiana Gas and Electric Company (SIGECO or Vectren South), and the Ohio operations (VEDO or Vectren Ohio). Utility Holdings also has other assets that provide information technology and other services to the three utilities. Utility Holdings’ consolidated operations are collectively referred to as the Utility Group. Both Vectren and Utility Holdings are holding companies as defined by the Energy Policy Act of 2005 (Energy Act). Vectren was incorporated under the laws of Indiana on June 10, 1999.

Indiana Gas provides energy delivery services to over 568,000 natural gas customers located in central and southern Indiana. SIGECO provides energy delivery services to over 141,000 electric customers and approximately 112,000 gas customers located near Evansville in southwestern Indiana. SIGECO also owns and operates electric generation to serve its electric customers and optimizes those assets in the wholesale power market. Indiana Gas and SIGECO generally do business as Vectren Energy Delivery of Indiana. The Ohio operations provide energy delivery services to approximately 318,000 natural gas customers located near Dayton in west central Ohio. The Ohio operations are owned as a tenancy in common by Vectren Energy Delivery of Ohio, Inc. (VEDO), a wholly owned subsidiary of Utility Holdings (53 percent ownership), and Indiana Gas (47 percent ownership). The Ohio operations generally do business as Vectren Energy Delivery of Ohio.

The Company, through Vectren Enterprises, Inc. (Enterprises), is involved in nonutility activities in three primary business areas: Energy Marketing and Services, Coal Mining and Energy Infrastructure Services. Energy Marketing and Services markets and supplies natural gas and provides energy management services. Coal Mining mines and sells coal. Energy Infrastructure Services provides underground construction and repair services and performance contracting and renewable energy services. Enterprises also has other businesses that invest in energy-related opportunities and services, real estate, and leveraged leases, among other investments. In addition, the Company has in the past invested in projects that generated synfuel tax credits and processing fees relating to the production of coal-based synthetic fuels. These operations are collectively referred to as the Nonutility Group. Enterprises supports the Company’s regulated utilities pursuant to service contracts by providing natural gas supply services, coal, infrastructure services, and other services.

2.  Summary of Significant Accounting Policies

A.  Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned and majority owned subsidiaries, after elimination of significant intercompany transactions.

The Company has investments in partnership-like structures that are variable interest entities as defined by FASB Interpretation 46(R), “Consolidation of Variable Interest Entities” as a limited partner or as a subordinated lender. These entities are involved in activities surrounding multifamily housing and office properties. The Company’s exposure to loss is limited to its investment which as of December 31, 2007, and 2006, totaled $11.4 million and $13.4 million, respectively, recorded in Investments in unconsolidated affiliates, and $11.5 million in both years recorded in Other investments. The Company is also the equity owner in three leveraged leases, which as of December 31, 2007, and 2006, totaled $11.0 million and $10.2 million, respectively. The Company does not consolidate any of these entities.

B.  Cash & Cash Equivalents

All highly liquid investments with an original maturity of three months or less at the date of purchase are considered cash equivalents.

C.  Inventories

Inventories consist of the following:

	At December 31,
	2007	2006
	(In millions)
Gas in storage—at average cost	$76.8	$73.0
Materials & supplies	33.0	29.5
Fuel (coal & oil) for electric generation	30.6	31.2
Gas in storage—at LIFO cost	16.7	26.5
Other	3.8	3.3

Total inventories	$160.9	$163.5

Based on the average cost of gas purchased during December, the cost of replacing gas in storage carried at LIFO cost exceeded LIFO cost at December 31, 2007, and 2006, by approximately $73.0 million and $79.0 million, respectively. Gas in storage of the Indiana regulated operations is stated at LIFO. All other inventories are carried at average cost.

D.  Utility Plant & Depreciation

Utility plant is stated at historical cost, including AFUDC. Depreciation rates are established through regulatory proceedings and are applied to all in-service utility plant. The original cost of utility plant, together with depreciation rates expressed as a percentage of original cost, follows:

	At December 31,
	2007			2006
	Original Cost	Depreciation Rates as a Percent of Original Cost		Original Cost	Depreciation Rates as a Percent of Original Cost
	(In millions)
Gas utility plant	$2,077.5		3.6%	$1,956.1		3.6%
Electric utility plant	1,815.8		3.3%	1,685.5		3.4%
Common utility plant	45.5		2.8%	45.2		3.0%
Construction work in progress	124.1		—	133.4		—

Total original cost	$4,062.9			$3,820.2

AFUDC represents the cost of borrowed and equity funds which are used for construction purposes, and charged to construction work in progress during the construction period. AFUDC is included in Other—net in the Consolidated Statements of Income. The total AFUDC capitalized into utility plant and the portion of which was computed on borrowed and equity funds for all periods reported follows:

	Year Ended December 31,
	2007	2006	2005
	(In millions)
AFUDC—borrowed funds	$3.5	$2.6	$1.6
AFUDC—equity funds	0.5	1.5	0.3

Total AFUDC	$4.0	$4.1	$1.9

Maintenance and repairs, including the cost of removal of minor items of property and planned major maintenance projects, are charged to expense as incurred. When property that represents a retirement unit is replaced or removed, the remaining historical value of such property is charged to Utility plant, with an offsetting charge to Accumulated depreciation. Costs to dismantle and remove retired property are recovered through the depreciation rates identified above.

Jointly Owned Plant

SIGECO and Alcoa Generating Corporation (AGC), a subsidiary of ALCOA, own the 300 MW Unit 4 at the Warrick Power Plant as tenants in common. SIGECO’s share of the cost of this unit at December 31, 2007 is $63.5 million with accumulated depreciation totaling $46.6 million. The construction work-in-progress balance associated with SIGECO’s ownership interest totaled $56.4 million at December 31, 2007. AGC and SIGECO also share equally in the cost of operation and output of the unit. SIGECO’s share of operating costs is included in Other operating expenses in the Consolidated Statements of Income.

E.  Nonutility Property

Nonutility property, net of accumulated depreciation and amortization follows:

	At December 31,
	2007	2006
	(In millions)
Computer hardware & software	$117.0	$107.7
Land & buildings	76.2	73.4
Coal mine development costs & equipment	71.3	59.7
Vehicles & equipment	35.0	33.0
All other	20.8	20.6

Nonutility property—net	$320.3	$294.4

The depreciation of nonutility property is charged against income over its estimated useful life (ranging from 3.5 to 40 years), using the straight-line method of depreciation or units-of-production method of amortization. Repairs and maintenance, which are not considered improvements and do not extend the useful life of the nonutility property, are charged to expense as incurred. When nonutility property is retired, or otherwise disposed of, the asset and accumulated depreciation are removed, and the resulting gain or loss is reflected in income. Nonutility property is presented net of accumulated depreciation and amortization totaling $258.7 million and $217.0 million as of December 31, 2007, and 2006, respectively. For the years ended December 31, 2007, 2006, and 2005, the Company capitalized interest totaling $2.3 million, $1.2 million, and $0.4 million, respectively, on nonutility plant construction projects.

F.  Goodwill

Goodwill arising from business combinations is accounted for in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). SFAS 142 requires a portion of goodwill be charged to expense only when it is impaired. The Company tests its goodwill for impairment at a reporting unit level at least annually and that test is performed at the beginning of each year. Impairment reviews consist of a comparison of the fair value of a reporting unit to its carrying amount. If the fair value of a reporting unit is less than its carrying amount, an impairment loss is recognized in operations. Through December 31, 2007, no goodwill impairments have been recorded. Approximately $205.0 million of the Company’s goodwill is included in the Gas Utility Services operating segment. The remaining $33.0 million is attributable to the Nonutility Group.

G.  Intangible Assets

Intangible assets consist of the following:

	At December 31,
	2007		2006
	Amortizing	Non-amortizing	Amortizing	Non-amortizing
	(In millions)
Customer-related assets	$8.9	$—	$9.6	$—
Market-related assets	0.1	7.0	0.1	7.0

Intangible assets, net	$9.0	$7.0	$9.7	$7.0

For amortizing intangible assets, the weighted average remaining life for customer-related assets is 24.3 years and for market-related assets is 2.5 years. The total weighted average life is 23.8 years. These amortizing intangible assets have no significant residual values. Intangible assets are presented net of accumulated amortization totaling $2.0 million for customer-related assets and $0.2 million for market-related assets at December 31, 2007 and $0.2 million for customer-related assets and $0.2 million for market-related assets at December 31, 2006. In 2007, 2006 and 2005, amortization associated with intangible assets was $0.7 million, $0.5 million and $0.5 million, respectively, and should approximate that amount in each of the next five years. Intangible assets are primarily in the Nonutility Group.

The Company also has emission allowances relating to its wholesale power marketing operations totaling $2.6 million and $4.2 million at December 31, 2007 and 2006, respectively. The value of the emission allowances are recognized as they are consumed or sold on the open market.

H.  Regulation

Retail public utility operations affecting Indiana customers are subject to regulation by the IURC, and retail public utility operations affecting Ohio customers are subject to regulation by the PUCO. The Company’s accounting policies give recognition to the rate-making and accounting practices of these agencies and to accounting principles generally accepted in the United States, including the provisions of SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation” (SFAS 71).

Regulatory Assets and Liabilities

Regulatory assets represent probable future revenues associated with certain incurred costs, which will be recovered from customers through the ratemaking process. Regulatory liabilities represent probable expenditures by the Company for removal costs or future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process. The Company assesses the recoverability of costs recognized as regulatory assets and liabilities and the ability to continue to account for its activities based on the criteria set forth in SFAS 71. Based on current regulation, the Company believes such accounting is appropriate.

If all or part of the Company’s operations cease to meet the criteria of SFAS 71, a write-off of related regulatory assets and liabilities could be required. In addition, the Company would be required to determine any impairment to the carrying value of its utility plant and other regulated assets.

Regulatory Assets consist of the following:

	At December 31,
	2007	2006
	(In millions)
Future amounts recoverable from ratepayers related to:
Benefit obligations	$23.6	$46.7
Income taxes	14.0	13.3
Interest rate derivatives	8.9	—
Asset retirement obligations & other	10.9	1.9

	57.4	61.9
Amounts deferred for future recovery related to:
Demand side management programs	—	27.7
MISO-related costs	—	17.1
Cost recovery riders & other	1.9	4.7

	1.9	49.5
Amounts currently recovered in customer rates related to:
Demand side management programs	27.6	1.5
Unamortized debt issue costs & hedging proceeds	25.0	26.4
Indiana authorized trackers	21.5	6.1
MISO-related costs	20.8	—
Ohio authorized trackers	10.4	10.4
Premiums paid to reacquire debt & other	10.7	7.7

	116.0	52.1

Total regulatory assets	$175.3	$163.5

Of the $116.0 million currently being recovered in customer rates charged to customers, $27.6 million is earning a return. The weighted average recovery period of regulatory assets currently being recovered is 8 years. The Company has rate orders for all deferred costs not yet in rates and therefore believes that future recovery is probable.

Regulatory Liabilities

At December 31, 2007 and 2006, the Company has approximately $307.2 million and $291.1 million, respectively, in regulatory liabilities. Of these amounts, $288.3 million and $270.6 million relate to cost of removal obligations.

The Company collects an estimated cost of removal of its utility plant through depreciation rates established in regulatory proceedings. The Company records amounts expensed in advance of payments as a Regulatory liability because the liability does not meet the threshold of an asset retirement obligation as defined by SFAS No. 143, “Accounting for Asset Retirement Obligations” and its related interpretations (SFAS 143).

Refundable or Recoverable Gas Costs and Cost of Fuel & Purchased Power

All metered gas rates contain a gas cost adjustment clause that allows the Company to charge for changes in the cost of purchased gas. Metered electric rates contain a fuel adjustment clause that allows for adjustment in charges for electric energy to reflect changes in the cost of fuel. The net energy cost of purchased power, subject to an agreed upon benchmark, is also recovered through regulatory proceedings. The Company records any under-or-over-recovery resulting from gas and fuel adjustment clauses each month in revenues. A corresponding asset or liability is recorded until the under or over-recovery is billed or refunded to utility customers. The cost of gas sold is charged to operating expense as delivered to customers, and the cost of fuel for electric generation is charged to operating expense when consumed.

I.  Asset Retirement Obligations

A portion of removal costs related to interim retirements of gas utility pipeline and utility poles, certain asbestos-related issues, and reclamation activities meet the definition of an asset retirement obligation (ARO). SFAS 143 requires entities to record the fair value of a liability for a legal ARO in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. The liability is accreted, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. To the extent regulation is involved, such gain or loss may be deferred.

ARO’s included in Other liabilities total $18.8 million and $20.8 million at December 31, 2007 and 2006, respectively. At December 31, 2007, a $9.5 million ARO is included in Accrued liabilities. During 2007, the Company recorded accretion of $1.2 million and increases in estimates of $6.3 million. During 2006, the Company recorded accretion of $1.2 million and reductions in estimates of totaling $1.2 million.

J.  Impairment Review of Long-Lived Assets

Long-lived assets are reviewed as facts and circumstances indicate that the carrying amount may be impaired. This review is performed in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). SFAS 144 establishes one accounting model for all impaired long-lived assets and long-lived assets to be disposed of by sale or otherwise. SFAS 144 requires that the evaluation for impairment involve the comparison of an asset’s carrying value to the estimated future cash flows that the asset is expected to generate over its remaining life. If this evaluation were to conclude that the carrying value of the asset is impaired, an impairment charge would be recorded based on the difference between the asset’s carrying amount and its fair value (less costs to sell for assets to be disposed of by sale) as a charge to operations or discontinued operations.

K.  Comprehensive Income

Comprehensive income is a measure of all changes in equity that result from the non-shareholder transactions. This information is reported in the Consolidated Statements of Common Shareholders’ Equity. A summary of the components of and changes in Accumulated other comprehensive income for the past three years follows:

	2005			2006		2007
	Beginning of Year Balance	Changes During Year	End of Year Balance	Changes During Year	End of Year Balance	Changes During Year	End of Year Balance
	(In millions)
Unconsolidated affiliates	$4.1	$(4.6)	$(0.5)	$10.7	$10.2	$11.0	$21.2
Pension & other benefit costs	(29.3)	0.3	(29.0)	26.5	(2.5)	1.2	(1.3)
Cash flow hedges	—	6.7	6.7	(6.0)	0.7	(0.1)	0.6
Deferred income taxes	10.2	(1.0)	9.2	(12.5)	(3.3)	(4.7)	(8.0)

Accumulated other comprehensive income (loss)	$(15.0)	$1.4	$(13.6)	$18.7	$5.1	$7.4	$12.5

Accumulated other comprehensive income arising from unconsolidated affiliates is primarily the Company’s portion of ProLiance Holdings, LLC’s accumulated comprehensive income related to use of cash flow hedges, including commodity contracts, and the Company’s portion of Haddington Energy Partners, LP’s accumulated comprehensive income related to unrealized gains and losses on marketable securities. (See Note 3 for more information on unconsolidated affiliates.)

L.  Revenues

Revenues are recorded as products and services are delivered to customers. To more closely match revenues and expenses, the Company records revenues for all gas and electricity delivered to customers but not billed at the end of the accounting period.

M.  Excise and Utility Receipts Taxes

Excise taxes and a portion of utility receipts taxes are included in rates charged to customers. Accordingly, the Company records these taxes received as a component of operating revenues, which totaled $41.8 million in 2007, $39.7 million in 2006, and $42.6 million in 2005. Expense associated with excise and utility receipts taxes are recorded as a component of Taxes other than income taxes.

N.  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

O.  Other Significant Policies

Included elsewhere in these Notes are significant accounting policies related to investments in unconsolidated affiliates (Note 3), income taxes (Note 6), earnings per share (Note 11), and derivatives (Note 15).

As more fully described in Note 9, the Company applied the intrinsic method prescribed in APB Opinion 25, “Accounting for Stock Issued to Employees” (APB 25) and related interpretations when measuring compensation expense for its share-based compensation plans in the years prior to 2006. The exercise price of stock options awarded under the Company’s stock option plans equaled the fair market value of the underlying common stock on the date of grant. Accordingly, no compensation expense was recognized related to stock option plans prior to 2006. For the year ended December 31, 2005 the effect on net income and earnings per share as if the fair value based method prescribed in SFAS 123 had been applied to stock option grants follows:

Year Ended December 31,
2005
(In millions, except per share amounts)
Net Income as reported:	$136.8
Share-based employee compensation included in reported net income-net of tax	2.1
Total share-based employee compensation expense determined under fair value based method for all awards-net of tax	(2.8)

Pro forma net income	$136.1

Basic earnings per share as reported:	$1.81
Basic earnings per share pro forma:	1.80
Diluted earnings per share as reported:	$1.80
Diluted earnings per share pro forma:	1.79

3.  Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliates where the Company has significant influence are accounted for using the equity method of accounting. The Company’s share of net income or loss from these investments is recorded in Equity in earnings of unconsolidated affiliates (See Note 17). Dividends are recorded as a reduction of the carrying value of the investment when received. Investments in unconsolidated affiliates where the Company does not have significant influence are accounted for using the cost method of accounting and include adjustments for declines in value judged to be other than temporary. Dividends are recorded as Other—net when received. Investments in unconsolidated affiliates consist of the following:

	At December 31,
	2007	2006
	(In millions)
ProLiance Energy, LLC	$178.6	$146.7
Haddington Energy Partnerships	13.8	13.8
Other partnerships & corporations	16.4	20.5

Total investments in unconsolidated affiliates	$208.8	$181.0

ProLiance Holdings, LLC

ProLiance Holdings, LLC (ProLiance), a nonutility energy marketing affiliate of Vectren and Citizens Gas and Coke Utility (Citizens Gas), provides services to a broad range of municipalities, utilities, industrial operations, schools, and healthcare institutions located throughout the Midwest and Southeast United States. ProLiance’s customers include Vectren’s Indiana utilities and nonutility gas supply operations as well as Citizens Gas. ProLiance’s primary businesses include gas marketing, gas portfolio optimization, and other portfolio and energy management services. Consistent with its ownership percentage, Vectren is allocated 61 percent of ProLiance’s profits and losses; however, governance and voting rights remain at 50 percent for each member; and therefore, the Company accounts for its investment in ProLiance using the equity method of accounting. The Company, including its retail gas supply operations, contracted for 75 percent of its natural gas purchases through ProLiance in 2007 and 2006.

Summarized Financial Information

	Year Ended December 31,
	2007	2006	2005
	(in millions)
Summarized Statement of Income information:
Revenues	$2,267.1	$2,505.5	$3,237.0
Margin	97.4	105.9	116.0
Operating income	61.5	55.0	87.1
ProLiance’s earnings	67.2	57.9	86.0

	As of December 31,
	2007	2006
	(In millions)
Summarized balance sheet information:
Current assets	$684.3	$652.4
Noncurrent assets	45.2	41.5
Current liabilities	436.9	453.7
Noncurrent liabilities	4.3	4.2
Equity	288.3	236.1

Vectren’s share of ProLiance’s earnings, after income taxes, allocated interest expense, and other income was $22.9 million, $18.3 million, and $31.1 million for the years ended December 31, 2007, 2006, and 2005, respectively.

Transactions with ProLiance

Purchases from ProLiance for resale and for injections into storage for the years ended December 31, 2007, 2006, and 2005, totaled $792.4 million, $777.0 million, and $1,049.3 million, respectively. Amounts owed to ProLiance at December 31, 2007, and 2006, for those purchases were $81.5 million and $84.8 million, respectively, and are included in Accounts payable to affiliated companies in the Consolidated Balance Sheets. Amounts charged by ProLiance for gas supply services are established by supply agreements with each utility.

Vectren received regulatory approval on April 25, 2006, from the IURC for ProLiance to provide natural gas supply services to the Company’s Indiana utilities through March 2011. ProLiance has not provided gas supply/portfolio administration services to VEDO since October 31, 2005.

Regulatory Matter

ProLiance self reported to the Federal Energy Regulatory Commission (FERC or the Commission) in October 2007 possible non-compliance with the Commission’s capacity release policies. ProLiance has taken corrective actions to assure that current and future transactions are compliant. ProLiance is committed to full regulatory compliance and is cooperating fully with the FERC regarding these issues. ProLiance is unable to predict the outcome of any FERC action.

ProLiance Lawsuit Settlement

On November 22, 2006, ProLiance settled a 2002 civil lawsuit between the City of Huntsville, Alabama and ProLiance. The $21.6 million settlement related to a dispute over a contractual relationship with Huntsville Utilities during 2000-2002.

During 2006, ProLiance recorded an $18.3 million charge recognizing the settlement. During 2004, ProLiance recorded $3.9 million as a reserve for loss contingency recognizing the initial unfavorable judgment and the uncertainties related to ultimate outcome. During 2006 and 2005, $0.1 million and $0.5 million of legal fees were charged against the reserve.

As an equity investor in ProLiance, Vectren recorded its share of these charges which totaled $6.6 million after tax in 2006 and $1.4 million after tax in 2004.

Haddington Energy Partnerships

The Company has an approximate 40 percent ownership interest in Haddington Energy Partners, LP (Haddington I) and Haddington Energy Partners II, LP (Haddington II). On a combined basis, these partnerships raised a total of $67 million to invest in energy related ventures. As of December 31, 2007, the Company has no further commitments to invest in either Haddington I or II. As of December 31, 2007, these Haddington ventures have two remaining investments related to compressed air storage and liquefied natural gas storage. Both Haddington ventures are investment companies accounted for using the equity method of accounting.

The following is summarized financial information as to the assets, liabilities, and results of operations of Haddington. For the year ended December 31, 2007, revenues, operating loss, and net loss were (in millions) zero, $(0.4), and $(0.3), respectively. For the year ended December 31, 2006, revenues, operating loss, and net loss were (in millions) zero, $(0.3), and $(0.3), respectively. For the year ended December 31, 2005, revenues, operating income, and net income were (in millions) $13.2, $12.4, and $22.2, respectively. As of December 31,

2007, investments, other assets, and liabilities were (in millions) $31.3, $1.1, and zero, respectively. As of December 31, 2006, investments, other assets, and liabilities were (in millions) $31.3, $1.0, and zero, respectively.

Pace Carbon Synfuels, LP

Pace Carbon Synfuels, LP (Pace Carbon) is a Delaware limited partnership formed to develop, own, and operate four projects to produce and sell coal-based synthetic fuel (synfuel) utilizing Covol technology. The Company has an 8.3 percent interest in Pace Carbon which is accounted for using the equity method of accounting. The Internal Revenue Code provided for manufacturers, such as Pace Carbon, to receive a tax credit for every ton of synthetic fuel sold. In addition, Vectren Fuels, Inc., a wholly owned subsidiary involved in coal mining, received processing fees from synfuel producers unrelated to Pace Carbon for a portion of its coal production. The tax law authorizing synfuel related credits and fees expired on December 31, 2007.

The Internal Revenue Service issued private letter rulings, which concluded the synthetic fuel produced at the Pace Carbon facilities should qualify for tax credits. The IRS has completed tax audits of Pace Carbon for the years 1998 through 2001 without challenging tax credit calculations. Generally, the statute of limitations for the IRS to audit a tax return is three years from filing. Therefore tax credits utilized in 2004—2007 are still subject to IRS examination. However, avenues remain where the IRS could challenge tax credits of pre-2004 years.

As a partner of Pace Carbon, Vectren has reflected synfuel tax credits in its consolidated results from inception through December 31, 2007 of approximately $99 million, of which approximately $60 million have been generated since 2003. To date, Vectren has been in a position to utilize or carryforward substantially all of the credits generated. Primarily from the use of these credits, the Company has an Alternative Minimum Tax (AMT) credit carryforward of approximately $35.7 million at December 31, 2007.

Synfuel tax credits are only available when the price of oil is less than a base price specified by the Internal Revenue Code, as adjusted for inflation. The Company estimates that high oil prices caused a 74 percent phase out in 2007. Therefore, of the $23.1 million tax credits generated in 2007, only $6.0 million are reflected as a reduction to the Company’s income tax expense. In 2006 high oil prices resulted in a 35 percent phase out of synfuel tax credits. Of the $21.5 million tax credits generated in 2006, only $14.0 million are reflected as a reduction to the Company’s income tax expense.

Since 2005, the Company executed several financial contracts to hedge oil price risk. Income statement activity associated with these contracts was gain of $13.4 million in 2007, a loss of $4.7 million in 2006 and a loss of $1.9 million in 2005. This activity is reflected in Other-net. Impairment charges related to the investment in Pace Carbon approximating $9.5 million were recorded in Other-net in 2006.

Synfuel-related results, inclusive of equity method losses and their related tax benefits as well as the tax credits and other related activity, were earnings of $6.8 million in 2007, compared to a loss of $5.3 million in 2006 and earnings of $11.7 million in 2005.

The following is summarized financial information as to the assets, liabilities, and results of operations of Pace Carbon. For the year ended December 31, 2007, revenues, margin, operating loss, and net loss were (in millions) $471.1, ($139.7), ($158.8), and ($240.2), respectively. For the year ended December 31, 2006, revenues, margin, operating loss, and net loss were (in millions) $389.7, ($116.4), ($175.5), and ($176.8), respectively. For the year ended December 31, 2005, revenues, margin, operating loss, and net loss were (in millions) $333.4, ($135.3), ($170.3), and ($175.7), respectively. As of December 31, 2007, current assets, noncurrent assets, current liabilities, and noncurrent liabilities were (in millions) $65.3, $67.3, $50.8, and $48.6, respectively. As of December 31, 2006, current assets, noncurrent assets, current liabilities, and noncurrent liabilities were (in millions) $61.3, $54.4, $46.6, and $36.5, respectively.

Utilicom Networks, LLC & Related Entities

The Company had an approximate 2 percent equity interest and a convertible subordinated debt investment in Utilicom Networks, LLC (Utilicom). The Company also had an approximate 19 percent equity interest in SIGECOM Holdings, Inc. (Holdings), which was formed by Utilicom to hold interests in SIGECOM, LLC (SIGECOM). SIGECOM provided broadband services, such as cable television, high-speed internet, and advanced local and long distance phone services, to the greater Evansville, Indiana area. The Company accounted for its investments in Utilicom and Holdings using the cost method of accounting.

In August 2006, SIGECOM’s majority owner and the Company sold their interests in SIGECOM to WideOpenWest, LLC. Resulting from the sale, the Company recorded a loss of $1.3 million after tax in 2006. Proceeds to the Company, which includes the settlement of notes receivable, approximated $45 million and were received in 2007.

Undistributed Earnings of Unconsolidated Affiliates

As of December 31, 2007, undistributed earnings of unconsolidated affiliates approximated $158 million and are primarily comprised of the undistributed earnings of ProLiance.

4.  Miller Pipeline Corporation Acquisition in 2006

Effective July 1, 2006, the Company purchased the remaining 50 percent ownership in Miller Pipeline Corporation (Miller), making Miller a wholly owned subsidiary. The results of Miller’s operations, formerly accounted for using the equity method, have been included in consolidated results since July 1, 2006. Based on current accounting rules, Miller is consolidated on a prospective basis only. Prior periods were not restated.

Miller, originally founded in 1953, performs natural gas and water distribution, transmission, and construction repair and rehabilitation primarily in the Midwest and the repair and rehabilitation of gas, water, and wastewater facilities nationwide. Miller’s customers include Vectren’s utilities.

While the acquisition of Miller has not been material to the overall financial statements, consolidating Miller resulted in, among other impacts, increases in Nonutility revenue totaling $105.7 million in 2007 compared to 2006 and $77.6 million in 2006 compared to 2005; and increases in Other operating expense totaling $90.9 million in 2007 compared to 2006 and $60.8 million in 2006 compared to 2005. The transaction also increased consolidated Goodwill by approximately $31 million, intangible assets, which are included in Other assets, by $14 million, and $24 million in Long-term debt. Of the $31 million of goodwill, approximately $0.9 million is not deductible for tax purposes.

Prior to this transaction, Miller was 100 percent owned by Reliant Services, LLC (Reliant). Reliant, a 50 percent owned strategic alliance with an affiliate of Duke Energy Corporation, is accounted for using the equity method of accounting, and previously provided facilities locating and meter reading services to the Company’s utilities. In 2007, fees paid to Reliant were less than $0.1 million. For the years ended December 31, 2006, and 2005, fees paid to Reliant for locating and meter reading services as well as for Miller’s construction-related services totaled $20.6 million, and $21.3 million, respectively. Amounts charged are market based. Amounts owed to Reliant totaled less than $0.1 million at both December 31, 2007 and 2006 and are included in Accounts payable to affiliated companies in the Consolidated Balance Sheets. Reliant exited the meter reading and facilities locating businesses in 2006.

5.  Other Investments

Other investments consist of the following:

	At December 31,
	2007	2006
	(In millions)
Leveraged leases	$30.3	$31.0
Cash surrender value of life insurance policies (See Note 7)	18.2	16.6
Other investments	28.5	26.9

Total other investments	$77.0	$74.5

Leveraged Leases

The Company is a lessor in three leveraged lease agreements under which real estate or equipment is leased to third parties. The total equipment and facilities cost was approximately $76.2 million at both December 31, 2007, and 2006, respectively. The cost of the equipment and facilities was partially financed by non-recourse debt provided by lenders who have been granted an assignment of rentals due under the leases and a security interest in the leased property, which they accepted as their sole remedy in the event of default by the lessee. Such debt amounted to approximately $46.7 million and $47.4 million at December 31, 2007, and 2006, respectively. At December 31, 2007 and 2006, the Company’s leveraged lease investment, net of related deferred tax liabilities, was $11.0 million and $10.2 million, respectively.

Other Investments

Other investments include notes receivable, restricted cash, and a municipal bond, among other items.

6.  Income Taxes

The components of income tax expense and utilization of investment tax credits follow:

	Year Ended December 31,
	2007	2006	2005
	(In millions)
Current:
Federal	$35.9	$18.2	$37.9
State	13.1	10.7	14.8

Total current taxes	49.0	28.9	52.7

Deferred:
Federal	24.6	7.0	(6.0)
State	4.1	(3.6)	(0.2)

Total deferred taxes	28.7	3.4	(6.2)

Amortization of investment tax credits	(1.7)	(2.0)	(2.4)

Total income tax expense	$76.0	$30.3	$44.1

The liability method of accounting is used for income taxes under which deferred income taxes are recognized to reflect the tax effect of temporary differences between the book and tax bases of assets and liabilities at currently enacted income tax rates. Significant components of the net deferred tax liability follow:

	At December 31,
	2007	2006
	(In millions)
Noncurrent deferred tax liabilities (assets):
Depreciation & cost recovery timing differences	$310.2	$297.0
Leveraged leases	19.3	20.8
Regulatory assets recoverable through future rates	20.3	21.0
Demand side management programs	7.9	8.4
Other comprehensive income	7.2	2.5
Alternative minimum tax carryforward	(3.4)	(42.1)
Employee benefit obligations	(34.5)	(39.2)
Net operating loss & other carryforwards	(4.1)	(10.1)
Regulatory liabilities to be settled through future rates	(6.3)	(7.7)
Other—net	1.5	10.1

Net noncurrent deferred tax liability	318.1	260.7

Current deferred tax (assets)/liabilities:
Deferred fuel costs-net	(1.2)	(1.8)
Alternative minimum tax carryforward	(29.6)	—
Other—net	0.9	(1.8)

Net current deferred tax (asset)/liability	(29.9)	(3.6)

Net deferred tax liability	$288.2	$257.1

At December 31, 2007, and 2006, investment tax credits totaling $8.2 million and $9.9 million, respectively, are included in Deferred credits and other liabilities. These investment tax credits are amortized over the lives of the related investments. At December 31, 2007, the Company has alternative minimum tax carryforwards of $33.0 million, which do not expire. In addition, the Company has $4.0 million in net operating loss carryforwards that relate to the acquisition of Miller, which will expire in 5 to 20 years.

A reconciliation of the federal statutory rate to the effective income tax rate follows::

	Year Ended December 31,
	2007	2006	2005
Statutory rate:	35.0%	35.0%	35.0%
State and local taxes-net of federal benefit	4.3	5.7	5.5
Synfuel tax credits	(3.0)	(9.6)	(12.3)
Adjustment of income tax accruals	(0.7)	(2.0)	(1.9)
Tax law change	0.2	(2.5)	—
Amortization of investment tax credit	(0.8)	(1.4)	(1.3)
Depletion	(0.7)	(1.6)	(1.0)
Other tax credits	(0.2)	(0.5)	(0.4)
All other-net	0.6	(1.3)	0.8

Effective tax rate	34.7%	21.8%	24.4%

Accounting for Uncertainty in Income Taxes

On January 1, 2007, the Company adopted FASB Interpretation No. 48 (FIN 48) “Accounting for Uncertainty in Income Taxes” an interpretation of SFAS 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in an income tax return. FIN 48 also provides guidance related to reversal of tax positions, balance sheet classification, interest and penalties, interim period accounting, disclosure and transition.

As a result of the implementation of FIN 48, the Company recognized an approximate $0.3 million increase in the liability for unrecognized tax benefits, of which $0.1 million was accounted for as a reduction to the January 1, 2007, balance of Retained earnings and $0.2 million was recorded as an increase to Goodwill. At adoption, the total amount of gross unrecognized tax benefits was $11.6 million.

Following is a reconciliation of the total amount of unrecognized tax benefits as of December 31, 2007:

(in millions)
Unrecognized tax benefits at 1/1/2007	$11.6
Gross Increases—tax positions in prior periods	0.3
Gross Decreases—tax positions in prior periods	(7.4)
Gross Increases—current period tax positions	1.9
Gross Decreases—current period tax positions	(0.2)

Unrecognized tax benefits at December 31, 2007	$6.2

Of the change in unrecognized tax benefits during 2007 of $5.4 million, $3.1 million impacted the effective tax rate. The amount of unrecognized tax benefits, which, if recognized, that would impact the effective tax rate as of December 31, 2007, was $0.1 million. The remaining unrecognized tax benefit relates to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority.

The Company accrues interest and penalties associated with unrecognized tax benefits in Income taxes. During the year ended December 31, 2007, the Company recognized expense related to interest and penalties totaling approximately $0.5 million. During the years ended December 31, 2006 and 2005, the Company recognized expense related to interest and penalties of less than $1 million in both years. The Company had approximately $0.8 million and $1.9 million for the payment of interest and penalties accrued as of December 31, 2007 and December 31, 2006, respectively.

The liability included in Other liabilities on the Consolidated Balance Sheet for unrecognized tax benefits inclusive of interest, penalties and net of secondary impacts, which are benefits, totaled $2.5 million at December 31, 2007.

From time to time, the Company may consider changes to filed positions that could impact its unrecognized tax benefits. However, it is not expected that such changes would have a significant impact on earnings and would only affect the timing of payments to taxing authorities.

The Company and/or certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states. The Internal Revenue Service (IRS) has conducted examinations of the Company’s U.S. federal income tax returns for tax years through December 31, 2004. The State of Indiana, the Company’s primary state tax jurisdiction, has conducted examinations of state income tax returns for tax years through December 31, 2002. On February 15, 2008, the Company was notified by the IRS of their intent to perform a limited scope examination of the Company’s 2005 consolidated tax return.

7.  Retirement Plans & Other Postretirement Benefits

At December 31, 2007, the Company maintains three qualified defined benefit pension plans, a nonqualified supplemental executive retirement plan (SERP), and three other postretirement benefit plans. The defined benefit pension and other postretirement benefit plans, which cover eligible full-time regular employees, are primarily noncontributory. The postretirement health care and life insurance plans are a combination of self-insured and fully insured plans. The Company has Voluntary Employee Beneficiary Association (VEBA) Trust Agreements for the partial funding of postretirement health benefits for retirees and their eligible dependents and beneficiaries. Annual VEBA funding is discretionary. The detailed disclosures of benefit components that follow are based on an actuarial valuation using a measurement date as of September 30. The qualified pension plans and the SERP are aggregated under the heading “Pension Benefits.” Other postretirement benefit plans are aggregated under the heading “Other Benefits.”

Adoption of SFAS 158

On December 31, 2006, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158). SFAS 158 required the Company to recognize the funded status of its pension plans and postretirement plans. SFAS 158 defines the funded status of a defined benefit plan as its assets less its projected benefit obligation, which includes projected salary increases, and defines the funded status of a postretirement plan as its assets less its accumulated postretirement benefit obligation. To the extent this obligation exceeded amounts previously recognized, the Company recorded a Regulatory asset for that portion related to its cost-based and rate regulated utilities. To the extent that excess liability did not relate to a cost-based rate-regulated utility, the offset was recorded as a reduction to equity in Accumulated other comprehensive income. As a result of adopting this standard, the Company’s assets increased $30.0 million, its liabilities increased $22.0 million and its equity increased $8.0 million.

SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end balance sheet and requires disclosure in the notes to financial statements certain additional information related to net periodic benefit cost for the next fiscal year. The measurement date provisions are not required to be adopted until 2008. On January 1, 2008, the Company recorded a $2.7 million reduction to retained earnings to move the measurement date from September 30 to December 31.

Benefit Obligations

A reconciliation of the Company’s benefit obligations at December 31, 2007 and 2006, follows:

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
	(In millions)
Benefit obligation, beginning of period	$255.4	$255.4	$69.5	$72.0
Service cost—benefits earned during the period	5.6	6.0	0.5	0.6
Interest cost on projected benefit obligation	14.9	14.1	3.9	3.9
Plan participants’ contributions	—	—	1.3	1.7
Plan amendments	—	2.1	—	—
Actuarial loss (gain)	(13.9)	(10.2)	1.5	(0.4)
Medicare subsidy receipts	—	—	0.2	0.3
Benefits paid	(12.4)	(12.0)	(6.7)	(8.6)

Benefit obligation, end of period	$249.6	$255.4	$70.2	$69.5

The accumulated benefit obligation for all defined benefit pension plans was $231.9 million and $234.8 million at December 31, 2007 and 2006, respectively.

The benefit obligation as of December 31, 2007 and 2006 was calculated using the following assumptions:.

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Discount rate	6.25%	5.85%	6.25%	5.85%
Rate of compensation increase	3.75%	3.75%	N/A	N/A
Expected increase in Consumer Price Index	N/A	N/A	3.50%	3.50%

To calculate the 2007 ending postretirement benefit obligation, medical claims costs in 2008 were assumed to be 8 percent higher than those incurred in 2007. That trend was assumed to gradually decline to 5 percent over a three year period and remain level thereafter. A one-percentage point change in assumed health care cost trend rates would have changed the benefit obligation by approximately $1.3 million. To calculate the 2006 ending postretirement benefit obligation, medical claims costs in 2007 were assumed to be 9 percent higher than those incurred in 2006. That trend was assumed to gradually decline to 5 percent over a four year period and to remain level thereafter.

Plan Assets

A reconciliation of the Company’s plan assets at December 31, 2007 and 2006 follows:

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
	(In millions)
Plan assets at fair value, beginning of period	$185.0	$173.6	$6.8	$7.4
Actual return on plan assets	22.3	14.8	0.9	0.3
Employer contributions	16.9	8.6	4.5	6.0
Plan participants’ contributions	—	—	1.3	1.7
Benefits paid	(12.4)	(12.0)	(6.7)	(8.6)

Fair value of plan assets, end of period	$211.8	$185.0	$6.8	$6.8

The asset allocation for the Company’s pension and postretirement plans at the measurement date for 2007 and 2006 by asset category follows:

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Equity securities	64%	62%	74%	65%
Debt securities	31%	33%	26%	31%
Real estate and other	5%	5%	—	4%

Total	100%	100%	100%	100%

The Company invests in trusts that benefit its qualified defined benefit plans. The general investment objectives are to invest in a diversified portfolio, comprised of both equity and fixed income investments, which are further diversified among various asset classes. The diversification is designed to minimize the risk of large losses while maximizing total return within reasonable and prudent levels of risk. The investment objectives specify a targeted investment allocation for the pension plans of 60 percent equities, 35 percent debt, and 5 percent for other asset classes, including real estate for 2007, and for postretirement plans of 65 percent equities, 30 percent debt, and 5 percent short-term investments for 2007. Objectives do not target a specific return by asset class. The portfolio’s return is monitored in total and investment objectives are long-term in nature.

Funded Status

The funded status of the plans as of December 31, 2007 and 2006 follows:

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
	(In millions)
Benefit obligation, end of period	$249.6	$255.4	$70.2	$69.5
Fair value of plan assets, end of period	(211.8)	(185.0)	(6.8)	(6.8)
Post measurement date adjustments	(2.4)	(1.2)	(1.1)	(1.1)

Funded status, end of period:	$35.4	$69.2	$62.3	$61.6

Accrued liabilities	$0.7	$0.7	$3.9	$5.5
Other liabilities	$34.7	$68.5	$58.4	$58.4

As of December 31, 2007 and 2006, the funded status of the SERP, which is included in Pension Benefits in the chart above, was an unfunded amount of $13.1 million and $13.4 million, respectively.

Net Periodic Benefit Costs

A summary of the components of net periodic benefit cost for the three years ended December 31, 2007, follows:

	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005
	(In millions)
Service cost	$5.6	$6.0	$5.6	$0.5	$0.6	$0.7
Interest cost	14.9	14.1	13.8	4.0	3.9	4.5
Expected return on plan assets	(14.3)	(13.5)	(13.2)	(0.5)	(0.6)	(0.6)
Amortization of prior service cost	1.7	1.8	1.6	(0.8)	(0.8)	(0.6)
Amortization of actuarial loss (gain)	1.5	2.4	1.8	(0.1)	—	(0.2)
Amortization of transitional obligation	—	—	—	1.1	1.1	1.5

Net periodic benefit cost	$9.4	$10.8	$9.6	$4.2	$4.2	$5.3

A portion of benefit costs are capitalized as Utility plant. Costs capitalized in 2007, 2006, and 2005 approximated $3.9 million, $4.3 million, and $4.2 million, respectively.

To calculate the expected return on plan assets, the Company uses the plan assets’ market-related value and an expected long-term rate of return. The fair market value of the assets at the measurement date is adjusted to a market-related value by recognizing the change in fair value experienced in a given year ratably over a five-year period.

Based on a targeted 60 percent equity, 35 percent debt, and 5 percent alternative investments allocation for the pension plans, the Company has used a long-term expected rate of return of 8.25 percent to calculate 2007 periodic benefit cost. For fiscal 2008, the expected long-term rate of return will also be 8.25 percent.

The Company has increased the discount rate used to measure its benefit obligations and periodic cost due to increases in benchmark interest rates that approximate the expected duration of the Company’s benefit obligations. For fiscal 2008, the discount rate will be 6.25 percent.

The weighted averages of significant assumptions used to determine net periodic benefit costs follow:

	Pension Benefits			Other Benefits
	2007	2006	2005	2007	2006	2005
	(In millions)
Discount rate	5.85%	5.50%	5.75%	5.85%	5.50%	5.75%
Rate of compensation increase	3.75%	3.25%	3.50%	N/A	N/A	N/A
Expected return on plan assets	8.25%	8.25%	8.25%	8.25%	8.25%	8.25%
Expected increase in Consumer Price Index	N/A	N/A	N/A	3.50%	3.50%	3.50%

Health care cost trend rate assumptions do not have a material effect on the service and interest cost components of benefit costs. The Company’s benefit plans limit Vectren’s exposure to increases in health care costs to annual changes in the Consumer Price Index (CPI). Any increase in health care costs in excess of the CPI increase is the responsibility of the plan participants.

Prior Service Cost, Actuarial Gains and Losses, and Transition Obligation Effects

Following is a reconciliation of the amounts in accumulated other comprehensive income (AOCI) and regulatory assets related to retirement plan obligations at December 31, 2007 and 2006:

	2007		2006
	Pensions	Other Benefits	Pensions	Other Benefits
	(In millions)
Prior service cost	$11.2	$(4.7)	$12.9	$(5.5)
Unamortized actuarial gain/(loss)	11.9	(1.1)	35.3	(2.2)
Transition obligation	—	7.6	—	8.7

	23.1	1.8	48.2	1.0
Less: Regualtory asset deferral	(21.9)	(1.7)	(45.8)	(0.9)

AOCI before taxes	$1.2	$0.1	$2.4	$0.1

A roll forward of these amounts identifying those components reclassified to periodic cost and those components arising during the year since adoption of SFAS 158 follows:

	Pensions		Other Benefits
	Prior Service Cost	Net Gain or Loss	Prior Service Cost	Net Gain or Loss	Transition Obligation
	(In millions)
Balance at adoption of SFAS 158	$12.9	$35.3	$(5.5)	$(2.2)	$8.7
Amounts arising during the period	—	(21.9)	—	1.2	—
Reclassification to benefit costs	(1.7)	(1.5)	0.8	(0.1)	(1.1)

Balance December 31, 2007	$11.2	$11.9	$(4.7)	$(1.1)	$7.6

Related to pension plans, $1.7 million of prior service cost and $0.1 million of actuarial gain/loss is expected to be amortized to periodic cost in 2008. Related to other benefits, $1.1 million of the transition obligation is expected to be amortized to periodic cost in 2008, and $0.8 million of prior service cost is expected to reduce periodic cost in 2008.

Expected Cash Flows

In 2008, the Company expects to make contributions of approximately $10 million to its pension plan trusts. In addition, the Company expects to make payments totaling approximately $1 million directly to SERP participants and approximately $5 million directly to those participating in other postretirement plans.

Estimated retiree pension benefit payments, including the SERP, projected to be required during the years following 2007 (in millions) are $13.6 in 2008, $14.4 in 2009 $14.6 in 2010, $16.0 in 2011, $16.4 in 2012 and $95.1 in years 2013-2017. Expected benefit payments projected to be required for postretirement benefits during the years following 2007 (in millions) are $6.4 in 2008, $7.1 in 2009, $7.5 in 2010, $7.8 in 2011, and $8.0 in 2012 and $44.0 in years 2013-2017.

Defined Contribution Plan

The Company also has defined contribution retirement savings plans that are qualified under sections 401(a) and 401(k) of the Internal Revenue Code. During 2007, 2006 and 2005, the Company made contributions to these plans of $4.0 million, $3.9 million, and $3.5 million, respectively.

Deferred Compensation Plans

The Company has nonqualified deferred compensation plans, which permit eligible executives and non-employee directors to defer portions of their compensation and vested restricted stock. A record keeping account is established for each participant, and the participant chooses from a variety of measurement funds for the deemed investment of their accounts. The measurement funds are similar to the funds in the Company’s defined contribution plan and include an investment in phantom stock units of the Company. The account balance fluctuates with the investment returns on those funds. At December 31, 2007 and 2006, the liability associated with these plans totaled $29.0 million and $27.6 million, respectively, and is included in Deferred credits and other liabilities. Deferred compensation expense was $2.2 million, $0.7 million and $2.6 million in 2007, 2006, and 2005, respectively.

The Company has established certain investments to fund its deferred compensation liabilities that are currently funded primarily through corporate-owned life insurance policies. These investments, which are consolidated, are available to pay plan benefits and are subject to the claims of the Company’s creditors. The cash surrender value of these policies included in Other investments on the Consolidated Balance Sheets were $18.2 million and $16.6 million at December 31, 2007 and 2006, respectively. Earnings from those investments totaled $0.6 million in 2007, $0.8 million in 2006, and $1.8 million in 2005.

8.  Borrowing Arrangements

Short-Term Borrowings

At December 31, 2007, the Company has $780.0 million of short-term borrowing capacity, including $520.0 million for the Utility Group operations and $260.0 million for the wholly owned Nonutility Group and corporate operations, of which approximately $134 million is available for the Utility Group operations and approximately $89 million is available for wholly owned Nonutility Group and corporate operations. These borrowing arrangements expire in 2010. Utility Group credit facilities are primarily used to support the Company’s access to the commercial paper market. Interest rates and outstanding balances associated with short-term borrowing arrangements follows.

	Year Ended December 31,
	2007	2006	2005
	(In millions)
Weighted average commercial paper and bank loans outstanding during the year	$391.3	$256.1	$304.5
Weighted average interest rates during the year
Commercial paper	5.54%	5.16%	3.42%
Bank loans	5.61%	5.51%	3.82%

	At December 31,
	2007	2006
	(In millions)
Commercial paper	$385.9	$270.1
Bank loans	171.1	194.7

Total short-term borrowings	$557.0	$464.8

Long-Term Debt

Long-term senior unsecured obligations and first mortgage bonds outstanding by subsidiary follow:

	At December 31,
	2007	2006
	(In millions)
Utility Holdings
Fixed Rate Senior Unsecured Notes
2011, 6.625%	$250.0	$250.0
2013, 5.25%	100.0	100.0
2015, 5.45%	75.0	75.0
2018, 5.75%	100.0	100.0
2035, 6.10%	75.0	75.0
2036, 5.95%	100.0	100.0

Total Utility Holdings	700.0	700.0

SIGECO
First Mortgage Bonds
2016, 1986 Series, 8.875%	13.0	13.0
2020, 1998 Pollution Control Series B, 4.50%, tax exempt	4.6	4.6
2024, 2000 Environmental Improvement Series A, 4.65%, tax exempt	22.5	22.5
2029, 1999 Senior Notes, 6.72%	80.0	80.0
2030, 1998 Pollution Control Series B, 5.00%, tax exempt	22.0	22.0
2015, 1985 Pollution Control Series A, current adjustable rate 4.00%, tax exempt, auction rate mode, 2007 weighted average: 3.83%	9.8	9.8
2023, 1993 Environmental Improvement Series B, current adjustable rate 4.61%, tax exempt, auction rate mode, 2007 weighted average: 4.13%	22.6	22.6
2025, 1998 Pollution Control Series A, current adjustable rate 4.00%, tax exempt, auction rate mode, 2007 weighted average: 3.90%	31.5	31.5
2030, 1998 Pollution Control Series C, current adjustable rate 4.77%, tax exempt, auction rate mode, 2007 weighted average: 4.15%	22.2	22.2
2041, 2007 Pollution Control Series, current adjustable rate 5.22%, tax exempt, auction rate mode, 2007 weighted average: 4.80%	17.0	—

Total SIGECO	245.2	228.2

	At December 31,
	2007	2006
	(In millions)
Indiana Gas
Senior Unsecured Notes
2007, Series E, 6.54%	$—	$6.5
2013, Series E, 6.69%	5.0	5.0
2015, Series E, 7.15%	5.0	5.0
2015, Series E, 6.69%	5.0	5.0
2015, Series E, 6.69%	10.0	10.0
2025, Series E, 6.53%	10.0	10.0
2027, Series E, 6.42%	5.0	5.0
2027, Series E, 6.68%	1.0	1.0
2027, Series F, 6.34%	20.0	20.0
2028, Series F, 6.36%	10.0	10.0
2028, Series F, 6.55%	20.0	20.0
2029, Series G, 7.08%	30.0	30.0

Total Indiana Gas	121.0	127.5

Vectren Capital Corp.
Fixed Rate Senior Unsecured Notes
2007, 7.83%	—	17.5
2010, 4.99%	25.0	25.0
2010, 7.98%	22.5	22.5
2012, 5.13%	25.0	25.0
2012, 7.43%	35.0	35.0
2015, 5.31%	75.0	75.0

Total Vectren Capital Corp.	182.5	200.0

Other Long-Term Notes Payable	0.3	0.6

Total long-term debt outstanding	1,249.0	1,256.3

Current maturities of long-term debt	(0.3)	(24.2)
Debt subject to tender	—	(20.0)
Unamortized debt premium & discount—net	(3.3)	(3.8)
Fair value of hedging arrangements	—	(0.3)

Total long-term debt-net	$1,245.4	$1,208.0

SIGECO Pollution Control Bonds

On December 6, 2007, SIGECO closed on $17 million of auction rate tax-exempt long-term debt. The debt has a life of 33 years, maturing on January 1, 2041. The initial interest rate was set at 4.50 percent but the rate will be reset every 7 days through an auction process that began December 13, 2007. This new debt was collateralized through the issuance of first mortgage bonds and the payment of interest and principal was insured through Ambac Assurance Corporation (Ambac).

Utility Holdings 2006 Issuance

In October 2006, Utility Holdings issued $100 million in 5.95 percent senior unsecured notes due October 1, 2036 (2036 Notes). The 30-year notes were priced at par. The 2036 Notes are guaranteed by Utility Holdings’ three public utilities: SIGECO, Indiana Gas, and VEDO. These guarantees are full and unconditional and joint and several. These notes, as well as the timely payment of principal and interest, are insured by a financial guaranty insurance policy by Financial Guaranty Insurance Company (FGIC).

The 2036 Notes have no sinking fund requirements, and interest payments are due quarterly. The notes may be called by Utility Holdings, in whole or in part, at any time on or after October 1, 2011, at 100 percent of principal amount plus accrued interest. During the first and second quarters of 2006, Utility Holdings entered into several interest rate hedges with a $100 million notional amount. Upon issuance of the notes, these instruments were settled resulting in the payment of approximately $3.3 million, which was recorded as a Regulatory asset pursuant to existing regulatory orders. The value paid is being amortized as an increase to interest expense over the life of the issue. The proceeds from the sale of the 2036 Notes, settlement of the hedging arrangements, and payments of issuance costs totaled approximately $92.8 million.

Utility Holdings 2005 Issuance

In December 2005, Utility Holdings issued senior unsecured notes with an aggregate principal amount of $150 million in two $75 million tranches. The first tranche was 10-year notes due December 2015, with an interest rate of 5.45 percent priced at 99.799 percent to yield 5.47 percent to maturity (2015 Notes). The second tranche was 30-year notes due December 2035 with an interest rate of 6.10 percent priced at 99.799 percent to yield 6.11 percent to maturity (2035 Notes).

The notes have no sinking fund requirements, and interest payments are due semi-annually. The notes may be called by Utility Holdings, in whole or in part, at any time for an amount equal to accrued and unpaid interest, plus the greater of 100 percent of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest, discounted to the redemption date on a semi-annual basis at the Treasury Rate, as defined in the indenture, plus 20 basis points for the 2015 Notes and 25 basis points for the 2035 Notes.

In January and June 2005, Utility Holdings entered into forward starting interest rate swaps with a total notional amount of $75 million. Upon issuance of the debt, the instruments were settled resulting in the receipt of approximately $1.9 million in cash, which was recorded as a regulatory liability pursuant to existing regulatory orders. The value received is being amortized as a reduction of interest expense over the life of the issue maturing December 2035. The net proceeds from the sale of the senior notes and settlement of related hedging arrangements approximated $150 million.

Vectren Capital Corp. 2005 Debt Issuance

On October 11, 2005, Vectren and Vectren Capital Corp., its wholly-owned subsidiary (Vectren Capital), entered into a private placement Note Purchase Agreement (2005 Note Purchase Agreement) pursuant to which various institutional investors purchased the following tranches of notes from Vectren Capital: (i) $25 million 4.99 percent Guaranteed Senior Notes, Series A due 2010, (ii) $25 million 5.13 percent Guaranteed Senior Notes, Series B due 2012 and (iii) $75 million 5.31 percent Guaranteed Senior Notes, Series C due 2015. These Guaranteed Senior Notes are unconditionally guaranteed by Vectren, the parent of Vectren Capital. The proceeds from this financing were received on December 15, 2005. This Note Purchase Agreement contains customary representations, warranties and covenants, including a covenant to the effect that the ratio of consolidated total debt to consolidated total capitalization will not exceed 75 percent.

On October 11, 2005, Vectren and Vectren Capital entered into First Amendments with respect to a Note Purchase Agreement dated as of December 31, 2000 pursuant to which Vectren Capital issued to institutional investors the following tranches of notes: (i) $38 million 7.67 percent Senior Notes due 2005, (ii) $17.5 million 7.83 percent Senior Notes due 2007, (iii) $22.5 million 7.98 percent Senior Notes due 2010 and (iv) a Note Purchase Agreement, dated April 25, 1997, pursuant to which Vectren Capital issued to an institutional investor a $35 million 7.43 percent Senior Note due 2012. The First Amendments (i) conform the covenants to those contained in the 2005 Note Purchase Agreement, (ii) eliminate a credit ratings trigger which would have afforded noteholders the option to require prepayment if the ratings of Indiana Gas or SIGECO fell below a certain level, (iii) replace a more limited support agreement with an unconditional guarantee by Vectren and (iv) provide for a 100 basis point increase in interest rates if the ratio of consolidated total debt to total capitalization exceeds 65 percent.

Long-Term Debt Put & Call Provisions

Certain long-term debt issues contain put and call provisions that can be exercised on various dates before maturity. The put or call provisions are not triggered by specific events, but are based upon dates stated in the note agreements, such as when notes are remarketed. During 2007, 2006 and 2005, no debt was put to the Company. Debt which may be put to the Company during the years following 2007 (in millions) is zero in 2008, $80.0 in 2009, $10.0 in 2010, $30.0 in 2011, zero in 2012 and thereafter. Debt that may be put to the Company within one year is classified as Long-term debt subject to tender in current liabilities.

In February 2008, SIGECO began the process of providing notice to the current holders of approximately $103 million of tax exempt auction rate mode long term debt that the Company will convert that debt from its current auction rate mode into a daily interest rate mode during March 2008. The debt will be subject to mandatory tender for purchase on the conversion date at 100 percent of the principal amount plus accrued interest.

Utility Holdings and Indiana Gas Debt Calls

In 2006, the Company called at par $100.0 million of Utility Holdings senior unsecured notes originally due in 2031. In 2005, the Company called at par $49.9 million of Indiana Gas insured senior unsecured notes originally due in 2030. The notes called in 2006 and 2005 had stated interest rates of 7.25 percent and 7.45 percent, respectively.

Other Financing Transactions

At December 31, 2005, $53.7 million of SIGECO notes could be put to the Company in March of 2006, the date of their next remarketing. In March of 2006, the notes were successfully remarketed, and are now classified in Long-term debt. Prior to the remarketing, the notes had tax-exempt interest rates ranging from 4.75 percent to 5.00 percent. After the remarketing, interest rates are reset every seven days using an auction process.

As part of the integration of Miller into the Company’s consolidated financing model, $24.0 million of Miller’s outstanding long-term debt was retired in the fourth quarter of 2006.

Other Company debt totaling $24.0 million in 2007 and $38.0 million in 2005 was retired as scheduled.

Future Long-Term Debt Sinking Fund Requirements & Maturities

The annual sinking fund requirement of SIGECO’s first mortgage bonds is 1 percent of the greatest amount of bonds outstanding under the Mortgage Indenture. This requirement may be satisfied by certification to the Trustee of unfunded property additions in the prescribed amount as provided in the Mortgage Indenture. SIGECO intends to meet the 2007 sinking fund requirement by this means and, accordingly, the sinking fund requirement for 2007 is excluded from Current liabilities in the Consolidated Balance Sheets. At December 31, 2007, $836.7 million of SIGECO’s utility plant remained unfunded under SIGECO’s Mortgage Indenture. SIGECO’s gross utility plant balance subject to the Mortgage Indenture approximated $2.2 billion at December 31, 2007.

Consolidated maturities of long-term debt during the five years following 2007 (in millions) are zero in 2008 and in 2009, $47.5 in 2010, $250.0 in 2011, and $60.0 in 2012.

Covenants

Both long-term and short-term borrowing arrangements contain customary default provisions; restrictions on liens, sale-leaseback transactions, mergers or consolidations, and sales of assets; and restrictions on leverage and interest coverage, among other restrictions. As of December 31, 2007, the Company was in compliance with all financial covenants.

Ratings Triggers

None of Vectren’s currently outstanding debt arrangements contain ratings triggers.

Debt Guarantees

Vectren Corporation guarantees Vectren Capital’s long-term and short-term debt, which totaled $183 million and $171 million, respectively, at December 31, 2007. Utility Holdings’ currently outstanding long-term and short-term debt is jointly and severally guaranteed by Indiana Gas, SIGECO, and VEDO. Utility Holdings’ long-term and short-term debt outstanding at December 31, 2007, totaled $700 million and $386 million, respectively.

9.  Share-Based Compensation

The Company has various share-based compensation programs to encourage executives, key non-officer employees, and non-employee directors to remain with the Company and to more closely align their interests with those of the Company’s shareholders. Under these programs, the Company issues stock options and non-vested shares (herein referred to as restricted stock). All share-based compensation programs are shareholder approved. In addition, the Company maintains a deferred compensation plan for executives and non-employee directors where participants have the option to invest earned compensation and vested restricted stock in phantom stock units. Certain option and share awards provide for accelerated vesting if there is a change in control or upon the participant’s retirement.

On January 1, 2006, the Company adopted SFAS 123R “Share Based Compensation” (SFAS 123R) using the modified prospective method. Accordingly, information prior to the adoption has not been restated. Prior to the adoption of SFAS 123R, the Company accounted for these programs using APB Opinion 25, “Accounting for Stock Issued to Employees” (APB 25), and its related interpretations. From the Company’s perspective, the primary cost recognition difference between SFAS 123R and APB 25 is that costs related to stock options were not recognized in the financial statements in those years prior to SFAS 123R’s adoption.

Following is a reconciliation of the total cost associated with share-based awards recognized in the Company’s financial statements to its after tax effect on net income:

	Year ended December 31,
	2007	2006	2005
	(in millions)
Total cost of share-based compensation	$2.5	$3.2	$4.5
Less capitalized cost	0.5	0.9	1.0

Total in other operating expense	2.0	2.3	3.5
Less income tax benefit in earnings	0.8	0.6	1.4

After tax effect of share-based compensation	$1.2	$1.7	$2.1

Restricted Stock Related Matters

The Company periodically grants executives and other key non-officer employees restricted stock and/or restricted stock units whose vesting is contingent upon meeting a total return and/or return on equity performance objectives. In addition non-employee directors receive a portion of their fees in restricted stock. Grants to executives and key non-officer employees generally vest at the end of a four-year period, with performance measured at the end of the third year. Based on that performance, awards could double or could be entirely forfeited. Awards to non-employee directors are not performance based and generally vest over one year. Because executives and non-employee directors have the choice of settling awards in shares, cash, or deferring their receipt into a deferred compensation plan (where the value is eventually withdrawn in cash), these awards are accounted for as liability awards at their settlement date fair value. Upon adoption of SFAS 123R, the Company reclassified the earned value of these awards, which totaled $4.1 million on January 1, 2006, from equity to other long-term liabilities. Awards to key non-officer employees must be settled in shares and are therefore accounted for in equity at their grant date fair value.

A summary of the status of the Company’s restricted stock awards separated between those accounted for as liabilities and equity as of December 31, 2007, and changes during the year ended December 31, 2007, is presented below:

	Equity Awards
	Shares	Wtd. Avg. Grant Date Fair value	Liability Awards
			Shares/units	Fair value
Restricted at January 1, 2007	23,009	$26.32	376,185
Granted	13,030	29.18	181,788
Vested	(2,378)	24.88	(68,607)
Forfeited	(11,791)	27.16	(137,478)

Restricted at December 31, 2007	21,870	$28.11	351,888	$29.01

As of December 31, 2007, there was $6.1 million of total unrecognized compensation cost related to restricted stock awards. That cost is expected to be recognized over a weighted-average period of 2.9 years. The total fair value of shares vested for awards to executives and non-employee directors (Liability Awards) during the years ended December 31, 2007, 2006, and 2005, was $1.9 million, $1.8 million, and $2.1 million, respectively. The total fair value of shares vested for awards to key non-officer employees (Equity Awards) during the year ended December 31, 2007, was $0.1 million. On January 1, 2008, the Company granted 21,170 shares of restricted stock and 155,400 restricted stock units to executives and other key non-officer employees.

Stock Option Related Matters

Option awards were granted to executives with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally require 3 years of continuous service and have 10-year contractual terms. Share awards generally vest on a pro-rata basis over 3 years. No options were granted in 2006 or 2007, and the Company does not intend to issue options in 2008.

The fair value of option awards granted in prior years was estimated on the date of grant using a Black-Scholes option valuation model. Expected volatilities were based on historical volatility of the Company’s stock and other factors. The Company used historical data to estimate the expected term and forfeiture patterns of the options. The risk-free rate for periods within the contractual life of the option was based on the U.S. Treasury yield curve in effect at the time of grant. The following weighted average assumptions used for grants in the year ended December 31, 2005 were used: risk-free rate of return of 4.22 percent; expected option term of 8 years; expected volatility of 21.43 percent; and dividend yield of 4.4 percent. The weighted average fair value of options granted in 2005 was $4.36.

A summary of the status of the Company’s stock option awards as of December 31, 2007, and changes during the period ended December 31, 2007, follows:

		Weighted average		Aggregate Intrinsic Value (In millions)
	Shares	Exercise Price	Remaining Contractual Term (years)
Outstanding at January 1, 2007	1,963,985	$23.33
Granted	—	—
Exercised	(526,015)	$21.90
Forfeited or expired	(5,196)	$21.27

Outstanding at December 31, 2007	1,432,774	$23.86	5.0	$7.4
Exercisable at December 31, 2007	1,338,775	$23.66	4.8	$7.2

The total intrinsic value of options exercised during the twelve months ended December 31, 2007, 2006, and 2005 was $3.6 million, $0.8 million, and $1.6 million, respectively. As of December 31, 2007, there was less than $0.1 million of total unrecognized compensation cost related to vesting stock options. That cost is expected to be recognized in 2008. The actual tax benefit realized for tax deductions from option exercises was approximately $1.2 million in 2007, $0.2 million in 2006, and $0.1 million in 2005.

The Company periodically issues new shares and also from time to time repurchases shares on the open market to satisfy share option exercises. During the twelve months ended December 31, 2007, 2006, and 2005, the Company received value upon exercise of stock options totaling approximately $11.4 million, $3.2 million, and $1.6 million, respectively. During those periods, the Company repurchased shares totaling $6.9 million in 2007 and $3.8 million in 2006. No shares were purchased on the open market in 2005. The Company does not expect future period repurchase activity to be materially different.

Deferred Compensation Plan Matters

As discussed above, the Company has nonqualified deferred compensation plans that include an option to invest in Company phantom stock. The amount recorded in earnings related to the investment activities in Vectren phantom stock associated with these plans during the years ended December 31, 2007, 2006 and 2005, was a cost of $0.4 million, and a benefit of $0.3 million and a cost of $1.5 million, respectively.

10.  Common Shareholders’ Equity

Common Stock Offering

In February 2007, the Company sold 4.6 million authorized but previously unissued shares of its common stock to a group of underwriters in an SEC-registered primary offering at a price of $28.33 per share. The transaction generated proceeds, net of underwriting discounts and commissions, of approximately $125.7 million. The Company executed an equity forward sale agreement (equity forward) in connection with the offering, and therefore, did not receive proceeds at the time of the equity offering. The equity forward allows the Company to price an offering under market conditions existing at that time, and to better match the receipt of the offering proceeds and the associated share dilution with the implementation of regulatory initiatives, providing a return on the new equity employed. The offering proceeds, when and if received, will be used to permanently finance primarily electric utility capital expenditures.

In connection with the equity forward, an affiliate of one of the underwriters (the forward seller), at the Company’s request, borrowed an equal number of shares of the Company’s common stock from institutional stock lenders and sold those borrowed shares to the public in the primary offering. The Company will receive an amount equal to the net proceeds from that sale, subject to certain adjustments defined in the equity forward, upon full share settlement of the equity forward. Those adjustments defined in the equity forward include 1) daily increases in the forward sale price based on a floating interest factor equal to the federal funds rate, less a 35 basis point fixed spread, and 2) structured quarterly decreases to the forward sale price that align with expected Company dividend payments.

The Company may elect to settle the equity forward in shares or in cash, except in specified circumstances or events where the counterparty to the equity forward could force a share settlement. Examples of such events include, but are not limited to, the Company making dividend payments greater than the structured quarterly decreases identified in the equity forward or the Company repurchasing a number of its outstanding common shares over a specified threshold. If the Company elects to settle in shares, the maximum number of shares deliverable by the Company is 4.6 million shares. If the Company elects to settle in cash, an affiliate of one of the underwriters (the forward purchaser) would purchase shares in the market and return those shares to the stock lenders. The Company will either owe or be owed funds depending upon the Company’s average share price during the “unwind period” defined in the equity forward in relation to the equity forward’s contracted price.

Generally, if the equity forward’s contracted price is lower than average share price during the “unwind period”, then the Company would owe cash; and if the average share price during the “unwind period” is less than the equity forward’s contracted price, the Company would receive cash. Proceeds received or paid when the equity forward is settled will be recorded in Common Shareholders’ Equity, even if settled in cash. The equity forward must be settled prior to February 28, 2009.

The equity forward had an initial forward price of $27.34 per share, representing the public offering price of $28.33 per share, net of underwriting discounts and commissions. Management therefore estimated the contract had no initial fair value. If the equity forward had been settled by delivery of shares at December 31, 2007, the Company would have received approximately $126.4 million based on a forward price of $27.47 for the 4.6 million shares. If the Company had elected to settle the equity forward in cash at December 31, 2007, the Company estimates it would have paid approximately $3 million, assuming the price in the “unwind period” approximates the trailing three month average of Vectren’s stock price. The federal funds rate was 4.50 percent at December 31, 2007. The Company currently anticipates settling the equity forward by delivering shares.

Authorized, Reserved Common and Preferred Shares

At December 31, 2007, and 2006, the Company was authorized to issue 480.0 million shares of common stock and 20.0 million shares of preferred stock. Of the authorized common shares, approximately 6.3 million shares at December 31, 2007 and 7.2 million shares at December 31, 2006, were reserved by the board of directors for issuance through the Company’s share-based compensation plans, benefit plans, and dividend reinvestment plan. At December 31, 2007, and 2006, there were 396.4 million and 396.7 million, respectively, of authorized shares of common stock and all authorized shares of preferred stock, available for a variety of general corporate purposes, including future public offerings to raise additional capital and for facilitating acquisitions. At December 31, 2007 available authorized common shares include the 4.6 million shares related to the equity forward.

Shareholder Rights Agreement

The Company’s board of directors previously adopted a Shareholder Rights Agreement (Rights Agreement). As part of the Rights Agreement, the board of directors declared a dividend distribution of one right for each outstanding Vectren common share. Each right entitles the holder to purchase from Vectren one share of common stock at a price of $65.00 per share (subject to adjustment to prevent dilution). The rights become exercisable 10 days following a public announcement that a person or group of affiliated or associated persons (Vectren Acquiring Person) has acquired beneficial ownership of 15 percent or more of the outstanding Vectren common shares (or a 10 percent acquirer who is determined by the board of directors to be an adverse person), or 10 days following the announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in any person or group becoming a Vectren Acquiring Person. The Vectren Shareholder Rights Agreement expires October 21, 2009.

11.  Earnings Per Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share assumes the conversion of stock options into common shares and settlement in shares of an equity forward contract (see Note 10), using the treasury stock method, as well as the conversion of restricted shares using the contingently issuable shares method, to the extent the effect would be dilutive.

The following table illustrates the basic and dilutive earnings per share calculations for the three years ended December 31, 2007:

	Year Ended December 31,
	2007	2006	2005
	(In millions, except per share data)
Numerator:
Numerator for basic and diluted EPS—Net income	$143.1	$108.8	$136.8

Denominator:
Denominator for basic EPS—Weighted average common shares outstanding	75.9	75.7	75.6
Equity forward dilution effect	0.1	—	—
Conversion of stock options and lifting of restrictions on issued restricted stock	0.6	0.5	0.5

Denominator for diluted EPS—Adjusted weighted average shares outstanding and assumed conversions outstanding	76.6	76.2	76.1

Basic earnings per share	$1.89	$1.44	$1.81
Diluted earnings per share	$1.87	$1.43	$1.80

For the years ended December 31, 2007, 2006 and 2005, all options were dilutive.

12.  Commitments & Contingencies

Commitments

Future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year during the five years following 2007 and thereafter (in millions) are $5.6 in 2008, $4.0 in 2009, $3.0 in 2010, $1.2 in 2011, $0.6 in 2012 and $0.7 thereafter. Total lease expense (in millions) was $8.7 in 2007, $8.5 in 2006, and $6.1 in 2005.

Firm purchase commitments for commodities by consolidated companies total (in millions) $59.9 in 2008, $7.1 in 2009, $2.9 in 2010, 2011 and 2012. Firm purchase commitments for utility and nonutility plant total (in millions) $36.6 in 2008, $4.0 in 2009, and zero in 2010, 2011 and 2012.

Other Guarantees

Vectren issues guarantees to third parties on behalf of its unconsolidated affiliates. Such guarantees allow those affiliates to execute transactions on more favorable terms than the affiliate could obtain without such a guarantee. Guarantees may include posted letters of credit, leasing guarantees, and performance guarantees. As of December 31, 2007, guarantees issued and outstanding on behalf of unconsolidated affiliates approximated $3 million. The Company has accrued no liabilities for these guarantees as they relate to guarantees issued among related parties, or such guarantees were executed prior to the adoption of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.”

In 2006, the Company issued a guarantee with an approximate $5 million maximum risk related to the residual value of an operating lease that expires in 2011. As of December 31, 2007, Vectren Corporation has a liability representing the fair value of that guarantee of less than $0.1 million. Liabilities accrued for, and activity related to, product warranties are not significant.

Legal Proceedings

The Company is party to various legal proceedings arising in the normal course of business. In the opinion of management, there are no legal proceedings pending against the Company that are likely to have a material adverse effect on its financial position, results of operations or cash flows.

13.  Environmental Matters

Clean Air/Climate Change

In March of 2005 USEPA finalized two new air emission reduction regulations. The Clean Air Interstate Rule (CAIR) is an allowance cap and trade program requiring further reductions in Nitrogen Oxides (NOx) and Sulfur Dioxide (SO2) emissions from coal-burning power plants. The Clean Air Mercury Rule (CAMR) is an allowance cap and trade program requiring further reductions in mercury emissions from coal-burning power plants. Both sets of regulations require emission reductions in two phases. The first phase deadline for both rules is 2010 (2009 for NOx under CAIR), and the second phase deadline for compliance with the emission reductions required under CAIR is 2015, while the second phase deadline for compliance with the emission reduction requirements of CAMR is 2018. However, on February 8, 2008, the US Court of Appeals for the District of Columbia vacated the federal CAMR regulations. At this time it is uncertain how this decision will affect Indiana’s recently finalized CAMR implementation program.

To comply with Indiana’s implementation plan of the Clean Air Act of 1990 and to further comply with CAIR and CAMR of 2005, SIGECO has received authority from the IURC to invest in clean coal technology. Using this authorization, SIGECO invested approximately $258 million in Selective Catalytic Reduction (SCR) systems at its coal fired generating stations. SCR technology is the most effective method of reducing NOx emissions where high removal efficiencies are required. To further reduce particulate matter emissions, the Company invested approximately $49 million in a fabric filter at its largest generating unit (287 MW). These investments were included in rate base for purposes of determining new base rates that went into effect on August 15, 2007, (See Note 14). Prior to being included in base rates, return on investments made and recovery of related operating expenses were recovered through a rider mechanism.

Further, the IURC granted SIGECO authority to invest in an SO2 scrubber at its generating facility that is jointly owned with ALCOA (the Company’s portion is 150 MW). The order, as updated with an increased spending level, allows SIGECO to recover an approximate 8 percent return on up to $92 million, excluding AFUDC, in capital investments through a rider mechanism which is updated every six months for actual costs incurred. The Company may file periodic updates with the IURC requesting modification to the spending authority. As of December 31, 2007, the Company has invested approximately $53 million in this project. The Company expects the SO2 scrubber will be operational in 2009. At that time, operating expenses including depreciation expense associated with the scrubber will also be recovered through a rider mechanism.

Once the SO2 scrubber is operational, SIGECO’s coal fired generating fleet will be 100 percent scrubbed for SO2 and 90 percent controlled for NOx, and mercury emissions will be reduced to meet the CAMR mercury reduction standards described in the original 2005 emission reduction regulations. The use of SCR technology positions the Company to be in compliance with the CAIR deadlines specifying reductions in NOx emissions by 2009 and further reductions by 2015. SIGECO’s investments in scrubber, SCR and fabric filter technology positions it to comply with more stringent mercury reduction requirements should CAMR regulations be further modified.

If legislation requiring reductions in carbon dioxide and other greenhouse gases or mandating energy from renewable sources is adopted, such regulation could substantially affect both the costs and operating characteristics of the Company’s fossil fuel generating plants and nonutility coal mining operations. At this time and in the absence of final legislation, compliance costs and other effects associated with reductions in greenhouse gas emissions or obtaining renewable energy sources remain uncertain.

SIGECO is studying renewable energy alternatives, and on April 9, 2007, filed a green power rider in order to allow customers to purchase green power and to obtain approval of a contract to purchase 30 MW of power generated by wind energy. The wind contract has been approved. Future filings with the IURC with regard to new generation and/or further environmental compliance plans will include evaluation of potential carbon requirements.

Environmental Remediation Efforts

In the past, Indiana Gas, SIGECO, and others operated facilities for the manufacture of gas. Given the availability of natural gas transported by pipelines, these facilities have not been operated for many years. Under currently applicable environmental laws and regulations, those that operated these facilities may now be required to take remedial action if certain contaminants are found above the regulatory thresholds at these sites.

Indiana Gas identified the existence, location, and certain general characteristics of 26 gas manufacturing and storage sites for which it may have some remedial responsibility. Indiana Gas completed a remedial investigation/feasibility study (RI/FS) at one of the sites under an agreed order between Indiana Gas and the IDEM, and a Record of Decision was issued by the IDEM in January 2000. Indiana Gas submitted the remainder of the sites to the IDEM’s Voluntary Remediation Program (VRP) and is currently conducting some level of remedial activities, including groundwater monitoring at certain sites, where deemed appropriate, and will continue remedial activities at the sites as appropriate and necessary.

Indiana Gas accrued the estimated costs for further investigation, remediation, groundwater monitoring, and related costs for the sites. While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, Indiana Gas has recorded costs that it reasonably expects to incur totaling approximately $21 million.

The estimated accrued costs are limited to Indiana Gas’ share of the remediation efforts. Indiana Gas has arrangements in place for 19 of the 26 sites with other potentially responsible parties (PRP), which serve to limit Indiana Gas’ share of response costs at these 19 sites to between 20 percent and 50 percent. With respect to insurance coverage, Indiana Gas has received and recorded settlements from all known insurance carriers under insurance policies in effect when these plants were in operation in an aggregate amount approximating $20 million.

In October 2002, SIGECO received a formal information request letter from the IDEM regarding five manufactured gas plants that it owned and/or operated and were not enrolled in the IDEM’s VRP. In October 2003, SIGECO filed applications to enter four of the manufactured gas plant sites in IDEM’s VRP. The remaining site is currently being addressed in the VRP by another Indiana utility. SIGECO added those four sites into the renewal of the global Voluntary Remediation Agreement that Indiana Gas has in place with IDEM for its manufactured gas plant sites. That renewal was approved by the IDEM in February 2004. SIGECO is also named in a lawsuit filed in federal district court in May 2007, involving another site subject to potential environmental remediation efforts.

SIGECO has filed a declaratory judgment action against its insurance carriers seeking a judgment finding its carriers liable under the policies for coverage of further investigation and any necessary remediation costs that SIGECO may accrue under the VRP program and/or related to the site subject to the May 2007 lawsuit. While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, SIGECO has recorded costs that it reasonably expects to incur totaling approximately $8 million. With respect to insurance coverage, SIGECO has received and recorded settlements from insurance carriers under insurance policies in effect when these sites were in operation in an aggregate amount approximating the costs it expects to incur.

Environmental remediation costs related to Indiana Gas’ and SIGECO’s manufactured gas plants and other sites have had no material impact on results of operations or financial condition since costs recorded to date approximate PRP and insurance settlement recoveries. While the Company’s utilities have recorded all costs which they presently expect to incur in connection with activities at these sites, it is possible that future events may require some level of additional remedial activities which are not presently foreseen and those costs may not be subject to PRP or insurance recovery.

Jacobsville Superfund Site

On July 22, 2004, the USEPA listed the Jacobsville Neighborhood Soil Contamination site in Evansville, Indiana, on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). The USEPA has identified four sources of historic lead contamination. These four sources shut down manufacturing operations years ago. When drawing up the boundaries for the listing, the USEPA included a 250 acre block of properties surrounding the Jacobsville neighborhood, including Vectren’s Wagner Operations Center. Vectren’s property has not been named as a source of the lead contamination, nor does the USEPA’s soil testing to date indicate that the Vectren property contains lead contaminated soils. Vectren’s own soil testing, completed during the construction of the Operations Center, did not indicate that the Vectren property contains lead contaminated soils. At this time, Vectren anticipates only additional soil testing could be requested by the USEPA at some future date.

14.  Rate & Regulatory Matters

Vectren North (Indiana Gas Company, Inc.) Gas Base Rate Order Received

On February 13, 2008, the Company received an order from the IURC which approved its Vectren North gas rate case. The order provided for a base rate increase of $16.3 million and an ROE of 10.2 percent, with an overall rate of return of 7.8 percent on rate base of approximately $793 million. The settlement also provides for the recovery of $10.6 million of costs through separate cost recovery mechanisms rather than base rates.

Further, additional expenditures for a multi-year bare steel and cast iron capital replacement program will be afforded certain accounting treatment that mitigates earnings attrition from the investment between rate cases. The accounting treatment allows for the continuation of the accrual for allowance for funds used during construction (AFUDC) and the deferral of depreciation expense after the projects go in service but before they are included in base rates. To qualify for this treatment, the annual expenditures are limited to $20 million and the treatment cannot extend beyond four years on each project.

With this order, the Company has in place for its North gas territory weather normalization, a conservation and lost margin recovery tariff, tracking of gas cost expense related to bad debts and unaccounted for gas through the existing gas cost adjustment mechanism, and tracking of pipeline integrity expense.

Vectren South (SIGECO) Electric Base Rate Order Received

On August 15, 2007, the Company received an order from the IURC which approved its Vectren South electric rate case. The settlement agreement provides for an approximate $60.8 million electric rate increase to cover the Company’s cost of system growth, maintenance, safety and reliability. The settlement provides for, among other things: recovery of ongoing costs and deferred costs associated with the MISO; operations and maintenance (O&M) expense increases related to managing the aging workforce, including the development of expanded apprenticeship programs and the creation of defined training programs to ensure proper knowledge transfer, safety and system stability; increased O&M expense necessary to maintain and improve system reliability; benefit to customers from the sale of wholesale power by Vectren’s sharing equally with customers any profit earned above or below $10.5 million of wholesale power margin; recovery of and return on the investment in past demand side management programs to help encourage conservation during peak load periods;

timely recovery of the Company’s investment in certain new electric transmission projects that benefit the MISO infrastructure; an overall rate of return of 7.32 percent on rate base of approximately $1,044 million and an allowed return on equity (ROE) of 10.4 percent.

Vectren South (SIGECO) Gas Base Rate Order Received

On August 1, 2007, the Company received an order from the IURC which approved its Vectren South gas rate case. The order provided for a base rate increase of $5.1 million and an ROE of 10.15 percent, with an overall rate of return of 7.20 percent on rate base of approximately $122 million. The settlement also provides for the recovery of $2.6 million of costs through separate cost recovery mechanisms rather than base rates.

Further, additional expenditures for a multi-year bare steel and cast iron capital replacement program will be afforded certain accounting treatment that mitigates earnings attrition from the investment between rate cases. The accounting treatment allows for the continuation of the accrual for allowance for funds used during construction (AFUDC) and the deferral of depreciation expense after the projects go in service but before they are included in base rates. To qualify for this treatment, the annual expenditures are limited to $3 million and the treatment cannot extend beyond three years on each project.

With this order, the company now has in place for its South gas territory weather normalization, a conservation and lost margin recovery tariff, tracking of gas cost expense related to bad debts and unaccounted for gas through the existing gas cost adjustment mechanism, and tracking of pipeline integrity expense.

Vectren Energy Delivery of Ohio, Inc. (VEDO) Gas Base Rate Case Filing

In November 2007, the Company filed with the PUCO a request for an increase in its base rates and charges for VEDO’s distribution business in its 17-county service area in west central Ohio. The filing indicates that an increase in base rates of approximately $27 million is necessary to cover the ongoing cost of operating, maintaining and expanding the approximately 5,200-mile distribution system used to serve 318,000 customers.

In addition, the Company is seeking to increase the level of the monthly service charge as well as extending the lost margin recovery mechanism currently in place to be able to encourage customer conservation and is also seeking approval of expanded conservation-oriented programs, such as rebate offerings on high-efficiency natural gas appliances for existing and new home construction, to help customers lower their natural gas bills. The Company is also seeking approval of a multi-year bare steel and cast iron capital replacement program. The Company anticipates an order from the PUCO in late 2008.

Ohio and Indiana Lost Margin Recovery/Conservation Filings

In 2005, the Company filed conservation programs and conservation adjustment trackers in Indiana and Ohio designed to help customers conserve energy and reduce their annual gas bills. The proposed programs would allow the Company to recover costs of promoting the conservation of natural gas through conservation trackers that work in tandem with a lost margin recovery mechanism. These mechanisms are designed to allow the Company to recover the distribution portion of its rates from residential and commercial customers based on the level of customer revenues established in each utility’s last general rate case.

Indiana

In December 2006, the IURC approved a settlement agreement that provides for a five-year energy efficiency program. It allows the Company’s Indiana utilities to recover a majority of the costs of promoting the conservation of natural gas through conservation trackers that work in tandem with a lost margin recovery mechanism. The order was implemented in the North service territory in December 2006, and provides for recovery of 85 percent of the difference between weather normalized revenues actually collected by the Company and the revenues approved in the Company’s most recent rate case. Energy efficiency programs began in the North gas territory in December 2006. A similar approach regarding lost margin recovery commenced in the South gas territory on August 1, 2007, as the new base rates went into effect, allowing for recovery of 100 percent of the difference between weather normalized revenues collected and the revenues approved in that rate case. The recent Vectren North base rate order also allows for full recovery of the difference between weather normalized revenues collected by the Company and the revenues provided for in that settlement, superseding the original December 2006 order. While most expenses associated with these programs are recoverable, in the first program year the Company incurred $0.9 million in program costs without recovery, of which $0.8 million was expensed in 2007 and, in addition contributed $0.2 million in assets that are being depreciated over the term of the program without recovery.

Ohio

In June 2007, the Public Utilities Commission of Ohio (PUCO) approved a settlement that provides for the implementation of a lost margin recovery mechanism and a related conservation program for the Company’s Ohio operations. This order confirms the guidance the PUCO previously provided in a September 2006 decision. The conservation program, as outlined in the September 2006 PUCO order and as affirmed in this order, provides for a two year, $2 million total conservation program to be paid by the Company, as well as a sales reconciliation rider intended to be a recovery mechanism for the difference between the weather normalized revenues actually collected by the Company and the revenues approved by the PUCO in the Company’s most recent rate case. Approximately 60 percent of the Company’s Ohio customers are eligible for the conservation programs. The Ohio Consumer Counselor (OCC) and another intervener requested a rehearing of the June 2007 order and the PUCO granted that request in order to have additional time to consider the merits of the request. In accordance with accounting authorization previously provided by the PUCO, the Company began recognizing the impact of the September 2006 order on October 1, 2006, and has recognized cumulative revenues of $4.6 million, of which $3.3 million was recorded in 2007. The OCC appealed the PUCO’s accounting authorization to the Ohio Supreme Court, but that appeal has been dismissed as premature pending the PUCO’s consideration of issues raised in the OCC’s request for rehearing. Since October 1, 2006, the Company has been ratably accruing its $2 million commitment.

MISO

Since February 2002 and with the IURC’s approval, the Company has been a member of the Midwest Independent System Operator, Inc. (MISO), a FERC approved regional transmission organization. The MISO serves the electrical transmission needs of much of the Midwest and maintains operational control over the Company’s electric transmission facilities as well as that of other Midwest utilities.

On April 1, 2005, the MISO energy market commenced operation (the Day 2 energy market). As a result of being a market participant, the Company now bids its owned generation into the Day Ahead and Real Time markets and procures power for its retail customers at Locational Marginal Pricing (LMP) as determined by the MISO market. The Company is typically in a net sales position with MISO and is only occasionally in a net purchase position. Net positions are determined on an hourly basis. When the Company is a net seller such net revenues are included in Electric Utility revenues and when the Company is a net purchaser such net purchases are included in Cost of fuel and purchased power. The Company also receives transmission revenue that results from other members’ use of the Company’s transmission system. These revenues are also included in Electric Utility revenues.

Pursuant to an order from the IURC received in December 2001, certain MISO startup costs (referred to as Day 1 costs) were deferred, and those deferred costs are now being recovered through base rates that went into effect on August 15, 2007. On June 1, 2005, Vectren, together with three other Indiana electric utilities, received regulatory authority from the IURC to recover fuel related costs and to defer other costs associated with the Day

2 energy market. The order allows fuel related costs to be passed through to customers in Vectren’s existing fuel cost recovery proceedings. During 2006, the IURC reaffirmed the definition of certain costs as fuel related; the Company is following those guidelines. Other MISO fuel related and non-fuel related administrative costs were deferred, and those deferred costs are now being recovered through base rates that went into effect on August 15, 2007. The IURC order authorizing new base rates also provides for a tracking mechanism associated with ongoing MISO-related costs and transmission revenues.

As a result of MISO’s operational control over much of the Midwestern electric transmission grid, including SIGECO’s transmission facilities, SIGECO’s continued ability to import power, when necessary, and export power to the wholesale market has been, and may continue to be, impacted. Given the nature of MISO’s policies regarding use of transmission facilities, as well as ongoing FERC initiatives, and a pending Day 3 market, where MISO plans to provide bid-based regulation and contingency operating reserve markets, it is difficult to predict near term operational impacts. MISO has indicated that the Day 3 ancillary services market would begin in June 2008.

The need to expend capital for improvements to the transmission system, both to SIGECO’s facilities as well as to those facilities of adjacent utilities, over the next several years is expected to be significant. The Company will timely recover its investment in certain new electric transmission projects that benefit the MISO infrastructure at a FERC approved rate of return.

Weather Normalization

On October 5, 2005, the IURC approved the establishment of a normal temperature adjustment (NTA) mechanism for Vectren Energy Delivery of Indiana. The OUCC had previously entered into a settlement agreement with Vectren Energy Delivery of Indiana providing for the NTA. The NTA affects the Company’s Indiana regulated residential and commercial natural gas customers and should mitigate weather risk in those customer classes during the October to April heating season. These Indiana customer classes represent approximately 60-65 percent of the Company’s total natural gas heating load.

The NTA mechanism will mitigate volatility in distribution charges created by fluctuations in weather by lowering customer bills when weather is colder than normal and increasing customer bills when weather is warmer than normal. The NTA has been applied to meters read and bills rendered after October 15, 2005. Each subsequent monthly bill for the seven-month heating season is adjusted using the NTA

The order provides that the Company will make, on a monthly basis, a commitment of $125,000 to a universal service fund program or other low-income assistance program for the duration of the NTA or until a general rate case. SIGECO’s portion of its commitment ceased in August 2007, and Indiana Gas’ portion of the commitment ceased on February 14, 2008.

Rate structures in the Company’s Indiana electric territory and Ohio gas territory do not include weather normalization-type clauses.

VEDO Base Rate Increase in 2005

On April 13, 2005, the PUCO approved a $15.7 million base rate increase for VEDO’s gas distribution business. The base rate change was implemented on April 14, 2005 and provide for the recovery of some level of on-going costs to comply with the Pipeline Safety Improvement Act of 2002.

Gas Cost Recovery (GCR) Audit Proceedings

In 2005, the PUCO issued an order disallowing the recovery of approximately $9.6 million of gas costs relating to the two-year audit period ended October 2002 and in 2006, an additional $0.8 million was disallowed related to the audit period ending October 2005. The initial audit period provided the PUCO staff its initial review of the portfolio administration arrangement between VEDO and ProLiance. Since November 1, 2005, the Company has used a provider other than ProLiance for these services.

Through a series of rehearings and appeals, including action by the Ohio Supreme Court in the first quarter of 2007, the Company was required to refund $8.6 million to customers. In total, the Company has reflected $6.2 million in Cost of gas sold related to this matter, of which $1.1 million, $4.1 million, and $1.0 million were recorded in 2007, 2005, and 2003, respectively. The impact of the disallowance includes a sharing of the ordered refund by Vectren’s partner in ProLiance. As of December 31, 2007, all amounts have been refunded to customers.

15.  Derivatives & Other Financial Instruments

Accounting Policy for Derivatives

The Company executes derivative contracts in the normal course of operations while buying and selling commodities to be used in operations, optimizing its generation assets, and managing risk. The Company accounts for its derivative contracts in accordance with SFAS 133, “Accounting for Derivatives” and its related amendments and interpretations. In most cases, SFAS 133 requires a derivative to be recorded on the balance sheet as an asset or liability measured at its market value and that a change in the derivative’s market value be recognized currently in earnings unless specific hedge criteria are met.

When an energy contract that is a derivative is designated and documented as a normal purchase or normal sale, it is exempted from mark-to-market accounting. Otherwise, energy contracts and financial contracts that are derivatives are recorded at market value as current or noncurrent assets or liabilities depending on their value and on when the contracts are expected to be settled. Contracts with counter-parties subject to master netting arrangements are presented net in the Consolidated Balance Sheets. The offset resulting from carrying the derivative at fair value on the balance sheet is charged to earnings unless it qualifies as a hedge or is subject to SFAS 71. When hedge accounting is appropriate, the Company assesses and documents hedging relationships between the derivative contract and underlying risks as well as its risk management objectives and anticipated effectiveness. When the hedging relationship is highly effective, derivatives are designated as hedges. The market value of the effective portion of the hedge is marked to market in accumulated other comprehensive income for cash flow hedges. Ineffective portions of hedging arrangements are marked-to-market through earnings. For fair value hedges, both the derivative and the underlying are marked to market through earnings. The offset to contracts affected by SFAS 71 are marked-to-market as a regulatory asset or liability. Market value for derivative contracts is determined using quoted market prices from independent sources. Following is a more detailed discussion of the Company’s use of mark-to-market accounting in five primary areas: asset optimization, synfuels risk management, SO2 emission allowance risk management, natural gas procurement, and interest rate risk management.

Asset Optimization

Periodically, generation capacity is in excess of that needed to serve native load and firm wholesale customers. The Company markets this unutilized capacity to optimize the return on its owned generation assets. These optimization strategies involve the sale of excess generation into the MISO day ahead and real-time markets. As part of these strategies, the Company may execute energy contracts that are integrated with portfolio requirements around power supply and delivery and are short-term purchase and sale transactions that expose the Company to limited market risk. Asset optimization contracts that are derivatives are recorded at market value.

At December 31, 2007 and 2006, no asset optimization derivative contracts were outstanding. The proceeds received and paid upon settlement of both purchase and sale contracts along with changes in market value of open contracts that are derivatives are recorded in Electric Utility revenues. Net revenues from asset optimization activities totaled $39.8 million in 2007, $29.8 million in 2006 and $38.0 million in 2005.

Synfuel Risk Management

As discussed in Note 3, the Company’s synfuel operations were exposed to commodity price risk associated with oil. The Company executed derivative instruments designed to limit the effects of a phase out of synfuel tax credits and other risks. During 2006 the Company purchased contracts with a notional amount of 0.5 million barrels to mitigate 2006 risks. All contracts were settled in 2006 at a loss of $5.3 million, which is recorded in Other-net. In 2006, the Company also purchased contracts with a notional amount of 2.8 million barrels to mitigate 2007 phase out risk and other risks. The mark to market loss associated with these contracts totaled $2.5 million in 2006 and was also reflected in Other-net. In 2007, these contracts increased income $13.4 million, all of which was a realized gain. The fair value of those contracts, which was recorded in Prepayments and other current assets, totaled $22.8 million and $11.2 million as of December 31, 2007 and 2006, respectively. The pretax impact of an insurance contract related to synfuels was a loss of $0.3 million in 2007, earnings of $3.1 million in 2006 and a loss of $1.9 million in 2005. These results are also recorded in Other, net. As of December 31, 2006, the fair value of the insurance contract, which is included in Prepayments and other current assets, totaled $4.4 million and was received in 2007.

SO2 Emission Allowance Risk Management

The Company’s wholesale power marketing operations are exposed to price risk associated with SO2 emission allowances. To mitigate this risk, the Company executed call options to hedge wholesale emission allowance utilization in future periods. The Company designated and documented these derivatives as cash flow hedges. At December 31, 2007, a deferred gain of approximately $0.7 million remains in accumulated comprehensive income related to these call options which will be recognized in earnings as emission allowances are utilized. Hedge ineffectiveness totaled $0.2 million of expense in 2006 and $0.8 million of expense in 2005. No SO2 emission allowance hedges are outstanding as of December 31, 2007.

Natural Gas Procurement Activity

The Company’s regulated operations have limited exposure to commodity price risk for purchases and sales of natural gas and electricity for retail customers due to current Indiana and Ohio regulations which, subject to compliance with those regulations, allow for recovery of such purchases through natural gas and fuel cost adjustment mechanisms. Although Vectren’s regulated operations are exposed to limited commodity price risk, volatile natural gas prices can result in higher working capital requirements, increased expenses including unrecoverable interest costs, uncollectible accounts expense, and unaccounted for gas, and some level of price- sensitive reduction in volumes sold. The Company may mitigate these risks by using derivative contracts. These contracts are subject to regulation which allows for reasonable and prudent hedging costs to be recovered through rates. When regulation is involved, SFAS 71 controls when the offset to mark-to-market accounting is recognized in earnings.

The Company’s wholly owned gas retail operations also mitigate price risk associated with forecasted natural gas purchases by using derivatives. These nonregulated gas retail operations may also from time-to-time execute weather derivatives to mitigate extreme weather affecting unregulated gas retail sales.

At December 31, 2007 and 2006, the market values of these contracts and the book value of weather contracts were not significant.

Interest Rate Management

The Company is exposed to interest rate risk associated with its borrowing arrangements. Its risk management program seeks to reduce the potentially adverse effects that market volatility may have on interest expense. The Company has used interest rate swaps and treasury locks to hedge forecasted debt issuances and other interest rate swaps to manage interest rate exposure.

Interest rate swaps hedging the fair value of a planned VUHI debt issuance in 2008 with a total notional amount of $80.0 million are outstanding. The fair value liability associated with those swaps was $8.9 million at December 31, 2007. At December 31, 2006, interest rate swaps hedging the fair value of fixed-rate debt with a total notional amount of $17.5 million were outstanding, and the fair value liability associated with those swaps was $0.3 million. Related to derivative instruments associated with completed debts issuances, an approximate $2.2 million net regulatory liability remains at December 31, 2007. Of that net liability, $0.6 million will be reclassified to earnings in 2008, $0.6 million was reclassified to earnings in 2007, and $0.7 million was reclassified to earnings during 2006.

Fair Value of Other Financial Instruments

The carrying values and estimated fair values of the Company’s other financial instruments follow:

	At December 31,
	2007		2006
	Carrying Amount	Est. Fair Value	Carrying Amount	Est. Fair Value
	(In millions)
Long-term debt	$1,249.0	$1,236.6	$1,256.3	$1,276.2
Short-term borrowings & notes payable	557.0	557.0	464.8	464.8

Certain methods and assumptions must be used to estimate the fair value of financial instruments. The fair value of the Company’s long-term debt was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments with similar characteristics. Because of the maturity dates and variable interest rates of short-term borrowings, its carrying amount approximates its fair value.

Under current regulatory treatment, call premiums on reacquisition of long-term debt are generally recovered in customer rates over the life of the refunding issue or over a 15-year period. Accordingly, any reacquisition would not be expected to have a material effect on the Company’s results of operations.

Periodically, the Company tests its cost method investments and notes receivable for impairment which may require their fair value to be estimated. Because of the customized nature of these investments and lack of a readily available market, it is not practical to estimate the fair value of these financial instruments at specific dates without considerable effort and costs. At December 31, 2007 and 2006, the fair value for these financial instruments was not estimated.

16.  Segment Reporting

The Company segregates its operations into three groups: 1) Utility Group, 2) Nonutility Group, and 3) Corporate and Other.

The Utility Group is comprised of Vectren Utility Holdings, Inc.’s operations, which consist of the Company’s regulated operations and other operations that provide information technology and other support services to those regulated operations. The Company segregates its regulated operations into a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west central Ohio. The Electric Utility Services segment provides electric distribution services primarily to southwestern Indiana, and includes the Company’s power generating and wholesale marketing operations. The Company manages its regulated operations as separated between Energy Delivery, which includes the gas and electric transmission and distribution functions, and Power Supply, which includes the power generating and asset optimization operations. In total, regulated operations supply natural gas and /or electricity to over one million customers. In total, the Utility Group has three operating segments as defined by SFAS 131 “Disclosure About Segments of an Enterprise and Related Information” (SFAS 131).

The Nonutility Group is comprised of one operating segment as defined by SFAS 131 that includes various subsidiaries and affiliates investing in energy marketing and services, coal mining, and energy infrastructure services, among other energy-related opportunities. The Nonutility Group includes all amounts reported in Equity in earnings of unconsolidated affiliates disclosed on the statement of operations and all investments disclosed on the Statement of Cash Flows. For the periods presented, all earnings from and investments in equity method investees are in the Nonutility Group operating segment.

Corporate and Other includes unallocated corporate expenses such as advertising and charitable contributions, among other activities, that benefit the Company’s other operating segments. Net income is the measure of profitability used by management for all operations. Information related to the Company’s business segments is summarized below:

	Year Ended December 31,
	2007	2006	2005
	(In millions)
Revenues
Utility Group
Gas Utility Services	$1,269.4	$1,232.5	$1,359.7
Electric Utility Services	487.9	422.2	421.4
Other Operations	40.4	36.6	36.1
Eliminations	(38.7)	(34.8)	(35.4)

Total Utility Group	1,759.0	1,656.5	1,781.8

Nonutility Group	643.4	503.2	344.3
Eliminations	(120.5)	(118.1)	(98.1)

Consolidated Revenues	$2,281.9	$2,041.6	$2,028.0

Profitability Measures—Net Income
Gas Utility Services	$41.7	$41.5	$34.7
Electric Utility Services	52.6	41.6	50.4
Other Operations	12.2	8.3	10.0

Utility Group Net Income	106.5	91.4	95.1

Nonutility Group Net Income	37.0	18.1	48.2
Corporate & Other Net Loss	(0.4)	(0.7)	(6.5)

Consolidated Net Income	$143.1	$108.8	$136.8

	Year Ended December 31,
	2007	2006	2005
	(In millions)
Amounts Included in Profitability Measures
Depreciation & Amortization
Utility Group
Gas Utility Services	$70.6	$67.6	$64.9
Electric Utility Services	66.0	61.8	56.9
Other Operations	21.8	21.9	19.5

Total Utility Group	158.4	151.3	141.3

Nonutility Group	26.4	21.0	16.0
Corporate & Other	—	—	0.9

Consolidated Depreciation & Amortization	$184.8	$172.3	$158.2

Interest Expense
Utility Group
Gas Utility Services	$39.8	$40.7	$40.2
Electric Utility Services	29.6	28.6	23.7
Other Operations	11.2	8.2	6.0

Total Utility Group	80.6	77.5	69.9

Nonutility Group	21.9	20.0	14.6
Corporate & Other	(1.5)	(1.9)	(0.6)

Consolidated Interest Expense	$101.0	$95.6	83.9

Income Taxes
Utility Group
Gas Utility Services	$33.2	$22.6	$22.3
Electric Utility Services	38.0	25.3	33.5
Other Operations	(4.5)	(0.2)	1.7

Total Utility Group	66.7	47.7	57.5

Nonutility Group	10.5	(17.6)	(9.9)
Corporate & Other	(1.2)	0.2	(3.5)

Consolidated Income Taxes	$76.0	$30.3	$44.1

Capital Expenditures
Utility Group
Gas Utility Services	$128.9	$76.8	$81.0
Electric Utility Services	134.7	156.8	100.0
Other Operations	36.4	24.8	29.9
Non-cash costs & changes in accruals	(0.2)	(11.8)	3.6

Total Utility Group	299.8	246.6	214.5

Nonutility Group	34.7	34.8	17.1

Consolidated Capital Expenditures	$334.5	$281.4	$231.6

	At December 31,
	2007	2006
	(In millions)
Assets
Utility Group
Gas Utility Services	$2,287.4	$1,953.6
Electric Utility Services	1,369.2	1,277.6
Other Operations	2,229.7	225.9
Eliminations	(2,242.6)	(16.3)

Total Utility Group	3,643.7	3,440.8

Nonutility Group	704.1	639.7
Corporate & Other	407.0	466.7
Eliminations	(458.3)	(455.6)

Consolidated Assets	$4,296.4	$4,091.6

17.  Additional Operational & Balance Sheet Information

Prepayments and other current assets in the Consolidated Balance Sheets consist of the following:

	At December 31,
	2007	2006
	(In millions)
Prepaid gas delivery service	$65.2	$66.2
Deferred income taxes	29.9	3.6
Synfuels related derivatives	22.8	15.6
Prepaid taxes	9.8	12.3
Utilicom receivable—current	—	44.6
Other prepayments & current assets	32.8	30.4

Total prepayments & other current assets	$160.5	$172.7

Accrued liabilities in the Consolidated Balance Sheets consist of the following:

	At December 31,
	2007	2006
	(In millions)
Refunds to customers & customer deposits	$43.7	$43.0
Accrued taxes	34.2	31.6
Accrued interest	17.4	16.8
Asset retirement obligation	9.5	—
Accrued salaries & other	67.0	55.8

Total accrued liabilities	$171.8	$147.2

Equity in earnings of unconsolidated affiliates in the Consolidated Statements of Income consists of the following:

	Year Ended December 31,
	2007	2006	2005
	(In millions)
ProLiance Holdings , LLC	$41.0	$35.3	$52.4
Haddinton Energy Partners, LP	(0.2)	0.3	7.7
Pace Carbon Synfuels, LP	(20.0)	(17.8)	(15.7)
Other	2.1	(0.8)	1.2

Total equity in earnings of unconsolidated affiliates	$22.9	$17.0	$45.6

Other—net in the Consolidated Statements of Income consists of the following:

	Year Ended December 31,
	2007	2006	2005
	(In millions)
AFUDC & capitalized interest	$6.3	$5.3	$2.5
Interest income	2.9	4.0	3.8
Synfuel-related activity	23.4	(11.4)	(1.9)
Broadband charges	0.1	(1.9)	(1.1)
All other income	4.1	1.3	2.9

Total other—net	$36.8	$(2.7)	$6.2

18.  Quarterly Financial Data (Unaudited)

Information in any one quarterly period is not indicative of annual results due to the seasonal variations common to the Company’s utility operations. Summarized quarterly financial data for 2007 and 2006 follows:

	Q1	Q2	Q3	Q4
	(In millions, except per share amounts)
2007
Operating revenues	$834.0	$421.7	$381.4	$644.8
Operating income	95.6	39.7	45.1	80.1
Net income	70.1	16.0	17.1	39.9
Earnings per share:
Basic	$0.92	$0.21	$0.23	$0.53
Diluted	0.92	0.21	0.22	0.52
2006
Operating revenues	$774.5	$317.5	$340.5	$609.1
Operating income	91.5	28.5	28.4	72.1
Net income	57.6	4.3	12.0	34.9
Earnings per share:
Basic	$0.76	$0.06	$0.16	$0.46
Diluted	0.76	0.06	0.16	0.45

19.  Impact of Recently Issued Accounting Guidance

SFAS No. 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; however, the standard will impact how other fair value based GAAP is applied. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. However, in December 2007, the FASB issued proposed FSP FAS 157-b which would delay the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This proposed FSP partially defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. The Company will adopt SFAS 157 on January 1, 2008, except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in proposed FSP FAS 157-b. The partial adoption of SFAS 157 will not have a material impact on the Company’s financial position, results of operations or cash flows.

SFAS 159

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to measure many financial instruments and certain other items at fair value. Items eligible for the fair value measurement option include: financial assets and financial liabilities with certain exceptions; firm commitments that would otherwise not be recognized at inception and that involve only financial instruments; nonfinancial insurance contracts and warranties that the insurer can settle by paying a third party to provide those goods or services; and host financial instruments resulting from separation of an embedded financial derivative instrument from a nonfinancial hybrid instrument. The fair value option may be applied instrument by instrument, with few exceptions, is an irrevocable election and is applied only to entire instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company will adopt SFAS 159 on January 1, 2008, and does not expect that adoption will have a material impact on its financial statements and results of operations.

SFAS 141 (Revised 2007)

In December 2007, the FASB issued SFAS 141, Business Combinations (SFAS 141). SFAS 141 establishes principles and requirements for how the acquirer of an entity (1) recognizes and measures the identifiable assets acquired, the liabilities assumed, and any Noncontrolling interest in the acquiree (2) recognizes and measures acquired goodwill or a bargain purchase gain and (3) determines what information to disclose in its financial statements in order to enable users to assess the nature and financial effects of the business combination. SFAS 141 applies to all transactions or other events in which one entity acquires control of one or more businesses and applies to all business entities. SFAS 141 applies prospectively to business combinations with an acquisition date on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is not permitted. The Company will adopt SFAS 141 on January 1, 2009, and because the provisions of this standard are applied prospectively, the impact to the Company cannot be determined until the transactions occur.

SFAS 160

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51 (SFAS 160). SFAS 160 establishes accounting and reporting standards that require that the ownership percentages in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented separately from the parent’s equity in the equity section of the consolidated balance sheet; the amount of consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated income statement; that changes in the parents ownership interest while it retains control over its subsidiary be accounted for consistently; that when a subsidiary is deconsolidated, any retained noncontrolling equity investment be initially measured at fair value; and that sufficient disclosure is made to clearly identify and distinguish between the interests of the parent and the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except for non-profit entities. SFAS 160 is effective for fiscal years beginning after December 31, 2008. Early adoption is not permitted. The Company will adopt SFAS 160 on January 1, 2009, and is currently assessing the impact this statement will have on its financial statements and results of operations.

SELECTED FINANCIAL DATA

The following selected financial data is derived from the Company’s audited consolidated financial statements and should be read in conjunction with those financial statements and notes thereto contained in this Form 10-K.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(In millions, except per share data)
Operating Data:
Operating revenues	$2,281.9	$2,041.6	$2,028.0	$1,689.8	$1,587.7
Operating income	$260.5	$220.5	$213.1	$199.5	$196.0
Net income	$143.1	$108.8	$136.8	$107.9	$111.2
Average common shares outstanding	75.9	75.7	75.6	75.6	70.6
Fully diluted common shares outstanding	76.6	76.2	76.1	75.9	70.8
Basic earnings per share on common stock	$1.89	$1.44	$1.81	$1.43	$1.58
Diluted earnings per share on common stock	$1.87	$1.43	$1.80	$1.42	$1.57
Dividends per share on common stock	$1.27	$1.23	$1.19	$1.15	$1.11

Balance Sheet Data:
Total assets	$4,296.4	$4,091.6	$3,868.1	$3,586.9	$3,353.4
Long-term debt, net	$1,245.4	$1,208.0	$1,198.0	$1,016.6	$1,072.8
Redeemable preferred stock	$—	$—	$—	$0.1	$0.2
Common shareholders’ equity	$1,233.7	$1,174.2	$1,143.3	$1,094.8	$1,071.7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

In this discussion and analysis, the Company analyzes contributions to consolidated earnings from its Utility Group and Nonutility Group separately since each operate independently requiring distinct competencies and business strategies, offers different energy and energy related products and services, and experiences different opportunities and risks. Nonutility Group operations are discussed below as primary operations, other operations, and synfuel-related results. Primary nonutility operations denote areas of management’s forward looking focus. Tax laws authorizing tax credits for the production of certain synthetic fuels expired on December 31, 2007, and should not have a material impact on future results.

Per share earnings contributions of the Utility Group, Nonutility Group, and Corporate and Other are presented. Such per share amounts are based on the earnings contribution of each group included in Vectren’s consolidated results divided by Vectren’s basic average shares outstanding during the period. The earnings per share of the groups do not represent a direct legal interest in the assets and liabilities allocated to the groups, but rather represent a direct equity interest in Vectren Corporation’s assets and liabilities as a whole.

The Utility Group generates revenue primarily from the delivery of natural gas and electric service to its customers. The primary source of cash flow for the Utility Group results from the collection of customer bills and the payment for goods and services procured for the delivery of gas and electric services. The activities of and revenues and cash flows generated by the Nonutility Group are closely linked to the utility industry, and the results of those operations are generally impacted by factors similar to those impacting the overall utility industry. In addition, there are other operations, referred to herein as Corporate and Other, that include unallocated corporate expenses such as advertising and charitable contributions, among other activities.

The Company has in place a disclosure committee that consists of senior management as well as financial management. The committee is actively involved in the preparation and review of the Company’s SEC filings.

The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto.

Executive Summary of Consolidated Results of Operations

	Year Ended December 31,
	2007	2006	2005
	(In millions, except per share data)
Net income	$143.1	$108.8	$136.8
Attributed to:
Utility Group	$106.5	$91.4	$95.1
Nonutility Group	37.0	18.1	48.2
Corporate & Other	(0.4)	(0.7)	(6.5)

Basic earnings per share	$1.89	$1.44	$1.81
Attributed to:
Utility Group	$1.40	$1.21	$1.26
Nonutility Group	0.49	0.24	0.64
Corporate & Other	—	(0.01)	(0.09)

Results

For the year ended December 31, 2007, reported earnings were $143.1 million, or $1.89 per share, compared to $108.8 million, or $1.44 per share in 2006, and $136.8 million, or $1.81 per share, in 2005. The increase in 2007 earnings compared to 2006 is primarily attributable to higher gas and electric utility margins and increased earnings from the sale of wholesale power. Results also reflect increased earnings from the Company’s nonutility operations, primarily Energy Infrastructure Services, and increased synfuel-related results. The decline in 2006 results compared to 2005 is primarily attributable to a decline in synfuel-related results, a charge related to the settlement of a lawsuit involving ProLiance Holdings, LLC (ProLiance), and lower wholesale power marketing margins.

Utility Group

In 2007, the Utility Group’s earnings were $106.5 million compared to $91.4 million in 2006. The increase resulted from base rate increases in the Vectren South service territory, the combined impact of residential and commercial usage and lost margin recovery, favorable weather, and increased wholesale power marketing margins. The increase was offset somewhat by increased operating costs including depreciation expense and a lower effective tax rate in 2006.

In 2006 compared to 2005, the decline in Utility Group earnings is primarily the result of lower wholesale power marketing margins as well as declines in customer usage, higher depreciation and interest costs. The decline was mitigated somewhat by the implementation of regulatory initiatives noted above, the impact of a lower effective tax rate, and a gain realized on the sale of a storage asset.

In the Company’s electric and Ohio natural gas service territories which are not protected by weather normalization mechanisms, management estimates the 2007 margin impact of weather experienced to be $5.5 million favorable compared to 30-year normal temperatures, or $0.04 on a per share basis. In 2006 and 2005 weather across all utilities was unfavorable compared to 30-year normal temperatures. Management estimates the effect of weather compared to normal was unfavorable $0.06 per share in 2006 and unfavorable $0.04 per share in 2005. The 2007 and 2006 weather effect is net of normal temperature adjustment (NTA) mechanism impacts. The NTA was implemented in the Company’s Indiana natural gas service territories in the fourth quarter of 2005.

Nonutility Group

The Nonutility Group’s 2007 earnings were $37.0 million compared to $18.1 million in 2006 and $48.2 million in 2006. The Company’s primary nonutility operations contributed earnings of $33.7 million in 2007 compared to $24.5 million in 2006 and $35.3 million in 2005. Primary nonutility operations are Energy Marketing and Services companies, Coal Mining operations, and Energy Infrastructure Services companies.

Primary nonutility group results increased $9.2 million, or $0.12 per share. The increase was primarily attributable to higher Miller Pipeline (Miller) earnings and the unfavorable impact of the ProLiance litigation settlement recorded in the fourth quarter of 2006. The increased contribution from Miller of $3.8 million is due largely to more large gas construction projects, pricing increases, and Vectren’s 100 percent ownership of Miller in 2007. Earnings from Energy Systems Group and retail gas marketing operations were also favorable year over year. Operating earnings from ProLiance were down year over year by $2.0 million as the favorable impact of their increased storage capacity was more than offset by lower volatility in the wholesale natural gas markets. Coal Mining earnings were $2.0 million in 2007 compared to $5.0 million in 2006 primarily due to compliance with new Mine Safety and Health Administration (MSHA) seal and safety guidelines and the associated lost production and higher sulfur content from coal mined under the revised mining plan.

Primary nonutility business earnings decreased $10.8 million in 2006 compared to 2005. Earnings from ProLiance decreased $12.8 million year over year due largely to the $6.6 million legal settlement. In addition, ProLiance achieved record earnings in 2005 due to larger spreads between financial and physical markets, which resulted from market disruptions caused by Gulf Coast hurricanes. Energy Infrastructure Services companies, which include Energy Systems Group and Miller Pipeline contributed additional earnings of $3.4 million and $1.3 million respectively and offset lower earnings from Vectren Source and Coal Mining operations.

Results from other nonutility businesses, which were earnings of $0.3 million in 2007, losses of $1.1 million in 2006, and income of $1.2 million in 2005, were primarily impacted by the Company’s broadband investments and its investment in Haddington Energy Partners. In 2006, the Company sold its investment in SIGECOM, LLC at a loss of approximately $1.3 million after tax. In 2005, Haddington’s results include a $3.9 million after tax gain on the sale of an investment.

In 2007, the last year of synfuel operations, synfuel-related results generated earnings of $6.8 million. Of those earnings, which do not continue in 2008 and beyond, $3.8 million ($5.8 million on a pre tax basis) was contributed to the Vectren Foundation. Net of that contribution, synfuel-related results were $3.0 million, or $0.04 per share, in 2007, compared to a loss of $5.3 million, or $0.07 per share, in 2006 and earnings of $11.7 million or $0.15 per share in 2005. In 2006, synfuel-related activity includes a $5.7 million after tax impairment charge related to the Company’s investment in Pace Carbon Synfuels LP. The Foundation contribution is included in Other operating expenses in the Consolidated Statements of Income.

Other Operations

Corporate and Other reported a loss of $0.09 per share in 2005 due principally to a $6.5 million, or $4.2 million after tax, contribution to the Vectren Foundation, which is also recorded in Other operating expenses.

Dividends

Dividends declared for the year ended December 31, 2007 were $1.27 per share compared to $1.23 in 2006 and $1.19 per share in 2005. In October 2007, the Company’s board of directors increased its quarterly dividend to $0.325 per share from $0.315 per share. The increase marks the 48th consecutive year Vectren and predecessor companies’ have increased annual dividends paid.

Detailed Discussion of Results of Operations

Following is a more detailed discussion of the results of operations of the Company’s Utility and Nonutility operations. The detailed results of operations for these operations are presented and analyzed before the reclassification and elimination of certain intersegment transactions necessary to consolidate those results into the Company’s Consolidated Statements of Income.

Results of Operations of the Utility Group

The Utility Group is comprised of Utility Holdings’ operations. The operations of the Utility Group consist of the Company’s regulated operations and other operations that provide information technology and other support services to those regulated operations. The Company segregates its regulated operations into a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment includes the operations of Indiana Gas, the Ohio operations, and SIGECO’s natural gas distribution business and provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west central Ohio. The Electric Utility Services segment includes the operations of SIGECO’s electric transmission and distribution services, which provides electric distribution services primarily to southwestern Indiana, and the Company’s power generating and asset optimization operations. In total, these regulated operations supply natural gas and/or electricity to over one million customers. Utility operating results before certain intersegment eliminations and reclassifications for the years ended December 31, 2007, 2006, and 2005, follow:

	Year Ended December 31,
	2007	2006	2005
	(In millions, except per share data)
OPERATING REVENUES
Gas utility	$1,269.4	$1,232.5	$1,359.7
Electric utility	487.9	422.2	$421.4
Other	1.7	1.8	$0.7

Total operating revenues	1,759.0	1,656.5	1,781.8

OPERATING EXPENSES
Cost of gas sold	847.2	841.5	973.3
Cost of fuel & purchased power	174.8	151.5	144.1
Other operating	266.1	239.0	241.3
Depreciation & amortization	158.4	151.3	141.3
Taxes other than income taxes	68.1	64.2	65.2

Total operating expenses	1,514.6	1,447.5	1,565.2

OPERATING INCOME	244.4	209.0	216.6
Other income—net	9.4	7.6	5.9
Interest expense	80.6	77.5	69.9

INCOME BEFORE INCOME TAXES	173.2	139.1	152.6

Income taxes	66.7	47.7	57.5

NET INCOME	$106.5	$91.4	$95.1

CONTRIBUTION TO VECTREN BASIC EPS	$1.40	$1.21	$1.26

Significant Fluctuations

Utility Group Margin

Throughout this discussion, the terms Gas Utility margin and Electric Utility margin are used. Gas Utility margin is calculated as Gas Utility revenues less the Cost of gas. Electric Utility margin is calculated as Electric Utility revenues less Cost of fuel & purchased power. These measures exclude Other operating expenses, Depreciation and amortization, and Taxes other than income taxes, which are included in the calculation of operating income. The Company believes Gas Utility and Electric Utility margins are better indicators of relative contribution than revenues since gas prices and fuel costs can be volatile and are generally collected on a dollar-for-dollar basis from customers.

Sales of natural gas and electricity to residential and commercial customers are seasonal and are impacted by weather. Trends in average use among natural gas residential and commercial customers have tended to decline in recent years as more efficient appliances and furnaces are installed and the price of natural gas has increased. Normal temperature adjustment (NTA) and lost margin recovery mechanisms largely mitigate the effect on Gas Utility margin that would otherwise be caused by variations in volumes sold due to weather and changing consumption patterns. Indiana Gas’ territory has both an NTA since 2005 and lost margin recovery since December 2006. SIGECO’s natural gas territory has an NTA since 2005, and lost margin recovery began when new base rates went into effect August 1, 2007. The Ohio service territory has lost margin recovery since October 2006, but does not have an NTA mechanism. SIGECO’s electric service territory does not have an NTA mechanism but has recovery of past demand side management costs.

Gas and electric margin generated from sales to large customers (generally industrial and other contract customers) is primarily impacted by overall economic conditions. Margin is also impacted by the collection of state mandated taxes, which fluctuate with gas and fuel costs, as well as other tracked expenses. Expenses subject to tracking mechanisms include Ohio bad debts and percent of income payment plan expenses, Indiana gas pipeline integrity management costs, and costs to fund Indiana energy efficiency programs. Certain operating costs associated with operating environmental compliance equipment were also tracked prior to their recovery in base rates that went into effect on August 15, 2007. The August SIGECO rate orders also provide for the tracking of MISO revenues and costs, as well as the gas cost component of bad debt expense and unaccounted for gas. Electric generating asset optimization activities are primarily affected by market conditions, the level of excess generating capacity, and electric transmission availability. Following is a discussion and analysis of margin generated from regulated utility operations.

Gas Utility margin (Gas Utility revenues less Cost of gas sold)

Gas Utility margin and throughput by customer type follows:

	Year Ended December 31,
	2007	2006	2005
	(In millions)
Gas utility revenues	$1,269.4	$1,232.5	$1,359.7
Cost of gas sold	847.2	841.5	973.3

Total gas utility margin	$422.2	$391.0	$386.4

Margin attributed to:
Residential & commercial customers	$357.1	$330.2	$333.2
Industrial customers	48.3	48.0	48.3
Other customers	16.8	12.8	4.9

Sold & transported volumes in MMDth attributed to:
Residential & commercial customers	108.4	97.7	112.9
Industrial customers	86.2	84.9	87.2

Total sold & transported volumes	194.6	182.6	200.1

Gas Utility margins were $422.2 million for the year ended December 31, 2007, an increase of $31.2 million compared to 2006. Residential and commercial customer usage, including lost margin recovery, increased margin $13.3 million year over year. For all of 2007, Ohio weather was 6 percent warmer than normal, but approximately 6 percent colder than the prior year and resulted in an estimated increase in margin of approximately $2.0 million compared to 2006. Margin increases associated with the Vectren South base rate increase, effective August 1, 2007, were $3.3 million. Recovery of gas storage carrying costs in Ohio was $2.3 million. Lastly, operating costs, including revenue and usage taxes recovered dollar-for-dollar in margin, increased gas margin $10.3 million year over year. During 2007, the company resolved all remaining issues related to a 2005 disallowance by the PUCO of gas costs incurred by the Ohio utility operations, resulting in an additional charge of $1.1 million. The average cost per dekatherm of gas purchased for the year ended December 31, 2007, was $8.14 compared to $8.64 in 2006 and $9.05 in 2005.

Gas Utility margins were $391.0 million for the year ended December 31, 2006, an increase of $4.6 million compared to 2005. A full year of base rate increases implemented in the Company’s Ohio service territory which increased margin $4.2 million, a $4.1 million disallowance of Ohio gas costs in 2005, the effects of the NTA implemented in 2005 in the Company’s Indiana service territories, and the lost margin recovery authorizations implemented in the fourth quarter of 2006, more than offset the effects of warm weather, lower usage, and decreased tracked expenses recovered dollar for dollar in margin.

For the year ended December 31, 2006, compared to 2005, management estimates that weather 14 percent warmer than normal and 9 percent warmer than prior year would have decreased margins $13.1 million compared to the prior year, had the NTA not been in effect. Weather, net of the NTA, resulted in an approximate $2.0 million year over year increase in Gas Utility margin. Incremental revenue associated with the lost margin recovery totaled $2.0 million in 2006. Further, for the year ended December 31, 2006, margin associated with tracked expenses and revenue taxes decreased $3.4 million.

Electric Utility Margin (Electric Utility revenues less Cost of fuel and purchased power)

Electric Utility margin and volumes sold by customer type follows:

	Year Ended December 31,
	2007	2006	2005
	(In millions)
Electric utility revenues	$487.9	$422.2	$421.4
Cost of fuel & purchased power	174.8	151.5	144.1

Total electric utility margin	$313.1	$270.7	$277.3

Margin attributed to:
Residential & commercial customers	$194.7	$162.9	$170.8
Industrial customers	75.0	70.2	66.9
Municipal & other customers	21.8	24.0	19.8

Subtotal: Retail & firm wholesale	$291.5	$257.1	$257.5

Asset optimization	$21.6	$13.6	$19.8

Electric volumes sold in GWh attributed to:
Residential & commercial customers	3,042.9	2,789.7	2,933.2
Industrial customers	2,538.5	2,570.4	2,575.9
Municipal & other customers	635.1	644.4	689.9

Total retail & firm wholesale volumes sold	6,216.5	6,004.5	6,199.0

Retail & Firm Wholesale Margin

Electric retail and firm wholesale utility margins was $291.5 million for the year ended December 31, 2007. This represents an increase over the prior year of $34.4 million, respectively. Management estimates the year over year increases in usage by residential and commercial customers due to weather to be $11.8 million. The base rate increase that went into effect on August 15, 2007, produced incremental margin of $17.9 million. During 2007, cooling degree days were 33 percent above normal compared to 5 percent below normal in 2005. Recovery of pollution control investments and expenses increased margin $5.5 million year over year.

Electric retail and firm wholesale utility margin was $257.1 million for the year ended December 31, 2006 and was generally flat compared to 2005. The recovery of pollution control related investments and associated operating expenses and related depreciation increased margins $2.6 million year over year. Higher demand charges and other items increased industrial customer margin approximately $3.2 million year over year. These increases were offset by decreased residential and commercial usage. The decreased usage was due primarily to mild weather during the peak cooling season. For 2006 compared to 2005, the estimated decrease in margin due to unfavorable weather was $4.6 million ($4.0 million for below normal cooling weather and $0.6 million for below normal heating weather). In 2005, cooling degree days were 9 percent above normal.

Margin from Asset Optimization Activities

Periodically, generation capacity is in excess of that needed to serve native load and firm wholesale customers. The Company markets and sells this unutilized generating and transmission capacity to optimize the return on its owned assets. A majority of the margin generated from these activities is associated with wholesale off-system sales, and substantially all off-system sales occur into the MISO Day Ahead market.

Asset optimization activity is comprised of the following:

	Year Ended December 31,
	2007	2006	2005
	(In millions)
Off-system sales	$16.9	$14.2	$15.3
Transmission system sales	4.7	3.5	4.5
Other	—	(4.1)	—

Total asset optimization	$21.6	$13.6	$19.8

For the year ended December 31, 2007, net asset optimization margins were $21.6 million, which represents an increase of $8.0 million, compared to 2006. The increase is primarily due to losses on financial contracts experienced in 2006 and higher fourth quarter wholesale prices. Margins in 2006 decreased $6.2 million when compared to 2005 primarily due to the financial contract losses experienced in 2006 and lower volumes sold off system. In 2006, the availability of excess capacity was reduced by scheduled outages associated with the installation of environmental compliance equipment. Off-system sales totaled 948.9 GWh in 2007, compared to 889.4 GWh in 2006 and 1,208.1 GWh in 2005.

Utility Group Operating Expenses

Other Operating

For the year ended December 31, 2007, Other operating expenses were $266.1 million, which represents an increase of $27.1 million, compared to 2006. Operating costs recovered dollar for dollar in margin, including costs funding new Indiana energy efficiency programs, increased $9.5 million year over year. Increases in operating costs associated with lost margin recovery and conservation initiatives that are not directly recovered in margin were $1.3 million year over year. Costs directly attributable to the Vectren South rate cases, including amortization of prior deferred costs, totaled $3.6 million in 2007. Expenses in 2006 are offset by the gain on the sale of a storage asset of approximately $4.4 million. The remaining increases are primarily due to increased wage and benefit costs.

The 2006 $4.4 million gain on sale of a storage asset, partially offset by higher electric generation chemical costs and bad debt expense in the Company’s Indiana service territories were the primary factors decreasing operating expense in 2006 compared to 2005.

Depreciation & Amortization

Depreciation expense increased $7.1 million in 2007 compared to 2006 and $10.0 million in 2006 compared to 2005. The increases were primarily due to increased utility plant in service. Expense in 2007 also includes $1.8 million of amortization associated with prior electric demand side management costs pursuant to the August 15, 2007, electric base rate order.

Taxes Other Than Income Taxes

Taxes other than income taxes increased $3.9 million in 2007 compared to 2006 and decreased $1.0 million in 2006 compared 2005. The fluctuations are primarily attributable to variations in utility receipts, excise, and usage taxes. These variations resulted primarily from volatility in revenues and gas volumes sold. In 2007 and 2006, property taxes also increased due to increased plant in service.

Other Income-Net

Other-net reflects income of $9.4 million in 2007 compared to $7.6 million in 2006 and $5.9 million in 2005. The increases relate primarily to the capitalization of funds used during construction due to increased capital spending and higher interest income.

Utility Group Interest Expense

In 2007, interest expense increased $3.1 million compared to 2006 and increased $7.6 million in 2006 compared to 2005. The increases are primarily driven by rising interest rates during the period and are also impacted by higher levels of short-term borrowings.

The 2007 increase was mitigated somewhat by the full impact of financing transactions completed in October 2006 in which approximately $93 million in debt related proceeds were raised and used to retire debt with a higher interest rate. Interest costs in 2006 reflect permanent financing transactions completed in the fourth quarter of 2005 in which $150 million in debt-related proceeds were received and used to retire short-term borrowings and other long-term debt.

Utility Group Income Taxes

Federal and state income taxes increased $19.0 million in 2007 compared to 2006 and decreased $9.8 million in 2006 compared to 2005. The changes are impacted primarily by fluctuations in pre-tax income and a lower effective tax rate in 2006.

The lower effective tax rate in 2006 primarily relates to a $3.1 million favorable impact for an Indiana tax law change that resulted in the recalculation of certain state deferred income tax liabilities. Income taxes in 2006 also include other adjustments, including adjustments to reflect income taxes reported on 2005 state and federal income tax returns. Income taxes recorded in 2005 reflect favorable adjustments to accruals resulting from the conclusion of state tax audits and other adjustments.

Environmental Matters

The Company is subject to federal, state, and local regulations with respect to environmental matters, principally air, solid waste, and water quality. Pursuant to environmental regulations, the Company is required to obtain operating permits for the electric generating plants that it owns or operates and construction permits for any new plants it might propose to build. Regulations concerning air quality establish standards with respect to both ambient air quality and emissions from electric generating facilities, including particulate matter, sulfur dioxide (SO2), nitrogen oxide (NOx), and mercury. Regulations concerning water quality establish standards relating to intake and discharge of water from electric generating facilities, including water used for cooling purposes in electric generating facilities. Because of the scope and complexity of these regulations, the Company is unable to predict the ultimate effect of such regulations on its future operations.

Clean Air/Climate Change

In March of 2005 USEPA finalized two new air emission reduction regulations. The Clean Air Interstate Rule (CAIR) is an allowance cap and trade program requiring further reductions in Nitrogen Oxides (NOx) and Sulfur Dioxide (SO2) emissions from coal-burning power plants. The Clean Air Mercury Rule (CAMR) is an allowance cap and trade program requiring further reductions in mercury emissions from coal-burning power plants. Both sets of regulations require emission reductions in two phases. The first phase deadline for both rules is 2010 (2009 for NOx under CAIR), and the second phase deadline for compliance with the emission reductions required under CAIR is 2015, while the second phase deadline for compliance with the emission reduction requirements of CAMR is 2018. However, on February 8, 2008, the US Court of Appeals for the District of Columbia vacated the federal CAMR regulations. At this time it is uncertain how this decision will affect Indiana’s recently finalized CAMR implementation program.

To comply with Indiana’s implementation plan of the Clean Air Act of 1990 and to further comply with CAIR and CAMR of 2005, SIGECO has received authority from the IURC to invest in clean coal technology. Using this authorization, SIGECO invested approximately $258 million in Selective Catalytic Reduction (SCR) systems at its coal fired generating stations. SCR technology is the most effective method of reducing NOx emissions where high removal efficiencies are required. To further reduce particulate matter emissions, the Company invested approximately $49 million in a fabric filter at its largest generating unit (287 MW). These investments were included in rate base for purposes of determining new base rates that went into effect on August 15, 2007, (See Rate and Regulatory Matter Section). Prior to being included in base rates, return on investments made and recovery of related operating expenses were recovered through a rider mechanism.

Further, the IURC granted SIGECO authority to invest in an SO2 scrubber at its generating facility that is jointly owned with ALCOA (the Company’s portion is 150 MW). The order, as updated with an increased spending level, allows SIGECO to recover an approximate 8 percent return on up to $92 million, excluding AFUDC, in capital investments through a rider mechanism which is updated every six months for actual costs incurred. The Company may file periodic updates with the IURC requesting modification to the spending authority. As of December 31, 2007, the Company has invested approximately $53 million in this project. The Company expects the SO2 scrubber will be operational in 2009. At that time, operating expenses including depreciation expense associated with the scrubber will also be recovered through a rider mechanism.

Once the SO2 scrubber is operational, SIGECO’s coal fired generating fleet will be 100 percent scrubbed for SO2 and 90 percent controlled for NOx. The use of SCR technology positions the Company to be in compliance with the CAIR deadlines specifying reductions in NOx emissions by 2009 and further reductions by 2015. Not only does SIGECO’s investments in scrubber, SCR and fabric filter technology position it to comply with reductions described in the original 2005 mercury emission regulations and Indiana’s current CAMR implementation plans, it will also likely comply with more stringent mercury reductions that might follow from revised regulations.

If legislation requiring reductions in carbon dioxide and other greenhouse gases or mandating energy from renewable sources is adopted, such regulation could substantially affect both the costs and operating characteristics of the Company’s fossil fuel generating plants and nonutility coal mining operations. At this time and in the absence of final legislation, compliance costs and other effects associated with reductions in greenhouse gas emissions or obtaining renewable energy sources remain uncertain.

SIGECO is studying renewable energy alternatives, and on April 9, 2007, filed a green power rider in order to allow customers to purchase green power and to obtain approval of a contract to purchase 30 MW of power generated by wind energy. The wind contract has been approved. Future filings with the IURC with regard to new generation and/or further environmental compliance plans will include evaluation of potential carbon requirements.

Environmental Remediation Efforts

In the past, Indiana Gas, SIGECO, and others operated facilities for the manufacture of gas. Given the availability of natural gas transported by pipelines, these facilities have not been operated for many years. Under currently applicable environmental laws and regulations, those that operated these facilities may now be required to take remedial action if certain contaminants are found above the regulatory thresholds at these sites.

Indiana Gas identified the existence, location, and certain general characteristics of 26 gas manufacturing and storage sites for which it may have some remedial responsibility. Indiana Gas completed a remedial investigation/feasibility study (RI/FS) at one of the sites under an agreed order between Indiana Gas and the IDEM, and a Record of Decision was issued by the IDEM in January 2000. Indiana Gas submitted the remainder of the sites to the IDEM’s Voluntary Remediation Program (VRP) and is currently conducting some level of remedial activities, including groundwater monitoring at certain sites, where deemed appropriate, and will continue remedial activities at the sites as appropriate and necessary.

Indiana Gas accrued the estimated costs for further investigation, remediation, groundwater monitoring, and related costs for the sites. While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, Indiana Gas has recorded costs that it reasonably expects to incur totaling approximately $21 million.

The estimated accrued costs are limited to Indiana Gas’ share of the remediation efforts. Indiana Gas has arrangements in place for 19 of the 26 sites with other potentially responsible parties (PRP), which serve to limit Indiana Gas’ share of response costs at these 19 sites to between 20 percent and 50 percent. With respect to insurance coverage, Indiana Gas has received and recorded settlements from all known insurance carriers under insurance policies in effect when these plants were in operation in an aggregate amount approximating $20 million.

In October 2002, SIGECO received a formal information request letter from the IDEM regarding five manufactured gas plants that it owned and/or operated and were not enrolled in the IDEM’s VRP. In October 2003, SIGECO filed applications to enter four of the manufactured gas plant sites in IDEM’s VRP. The remaining site is currently being addressed in the VRP by another Indiana utility. SIGECO added those four sites into the renewal of the global Voluntary Remediation Agreement that Indiana Gas has in place with IDEM for its manufactured gas plant sites. That renewal was approved by the IDEM in February 2004. SIGECO is also named in a lawsuit filed in federal district court in May 2007, involving another site subject to potential environmental remediation efforts.

SIGECO has filed a declaratory judgment action against its insurance carriers seeking a judgment finding its carriers liable under the policies for coverage of further investigation and any necessary remediation costs that SIGECO may accrue under the VRP program and/or related to the site subject to the May 2007 lawsuit. While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, SIGECO has recorded costs that it reasonably expects to incur totaling approximately $8 million. With respect to insurance coverage, SIGECO has received and recorded settlements from insurance carriers under insurance policies in effect when these sites were in operation in an aggregate amount approximating the costs it expects to incur.

Environmental remediation costs related to Indiana Gas’ and SIGECO’s manufactured gas plants and other sites have had no material impact on results of operations or financial condition since costs recorded to date approximate PRP and insurance settlement recoveries. While the Company’s utilities have recorded all costs which they presently expect to incur in connection with activities at these sites, it is possible that future events may require some level of additional remedial activities which are not presently foreseen and those costs may not be subject to PRP or insurance recovery.

Jacobsville Superfund Site

On July 22, 2004, the USEPA listed the Jacobsville Neighborhood Soil Contamination site in Evansville, Indiana, on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). The USEPA has identified four sources of historic lead contamination. These four sources shut down manufacturing operations years ago. When drawing up the boundaries for the listing, the USEPA included a 250 acre block of properties surrounding the Jacobsville neighborhood, including Vectren’s Wagner Operations Center. Vectren’s property has not been named as a source of the lead contamination, nor does the USEPA’s soil testing to date indicate that the Vectren property contains lead contaminated soils. Vectren’s own soil testing, completed during the construction of the Operations Center, did not indicate that the Vectren property contains lead contaminated soils. At this time, Vectren anticipates only additional soil testing could be requested by the USEPA at some future date.

Rate and Regulatory Matters

Gas and electric operations with regard to retail rates and charges, terms of service, accounting matters, issuance of securities, and certain other operational matters specific to its Indiana customers are regulated by the IURC. The retail gas operations of the Ohio operations are subject to regulation by the PUCO.

Gas rates in Indiana contain a gas cost adjustment (GCA) clause, and rates in Ohio contain a gas cost recovery (GCR) clause. GCA and GCR clauses allow the Company to charge for changes in the cost of purchased gas. Electric rates contain a fuel adjustment clause (FAC) that allows for adjustment in charges for electric energy to reflect changes in the cost of fuel. The net energy cost of purchased power, subject to an agreed upon benchmark, is also recovered through regulatory proceedings. The current benchmark expires in March 2008. A settlement agreement between the Company and the OUCC to modify and extend the benchmark is awaiting IURC action. An order is expected during the first quarter of 2008.

GCA, GCR, and FAC procedures involve periodic filings and IURC and PUCO hearings to establish the amount of price adjustments for a designated future period. The procedures also provide for inclusion in later periods of any variances between the estimated cost of gas, cost of fuel, and net energy cost of purchased power and actual costs incurred. The Company records any under-or-over-recovery resulting from gas and fuel adjustment clauses each month in margin. A corresponding asset or liability is recorded until the under-or-over-recovery is billed or refunded to utility customers.

The IURC has also applied the statute authorizing GCA and FAC procedures to reduce rates when necessary to limit net operating income to a level authorized in its last general rate order through the application of an earnings test. The Company has not surpassed the limits of the earnings test in the recent past.

Vectren North (Indiana Gas Company, Inc.) Gas Base Rate Order Received

On February 13, 2008, the Company received an order from the IURC which approved its Vectren North gas rate case. The order provided for a base rate increase of $16.3 million and an ROE of 10.2 percent, with an overall rate of return of 7.8 percent on rate base of approximately $793 million. The settlement also provides for the recovery of $10.6 million of costs through separate cost recovery mechanisms rather than base rates.

Further, additional expenditures for a multi-year bare steel and cast iron capital replacement program will be afforded certain accounting treatment that mitigates earnings attrition from the investment between rate cases. The accounting treatment allows for the continuation of the accrual for allowance for funds used during construction (AFUDC) and the deferral of depreciation expense after the projects go in service but before they are included in base rates. To qualify for this treatment, the annual expenditures are limited to $20 million and the treatment cannot extend beyond four years on each project.

With this order, the Company has in place for its North gas territory weather normalization, a conservation and lost margin recovery tariff, tracking of gas cost expense related to bad debts and unaccounted for gas through the existing gas cost adjustment mechanism, and tracking of pipeline integrity expense.

Vectren South (SIGECO) Electric Base Rate Order Received

On August 15, 2007, the Company received an order from the IURC which approved its Vectren South electric rate case. The settlement agreement provides for an approximate $60.8 million electric rate increase to cover the Company’s cost of system growth, maintenance, safety and reliability. The settlement provides for, among other things: recovery of ongoing costs and deferred costs associated with the MISO; operations and maintenance (O&M) expense increases related to managing the aging workforce, including the development of expanded apprenticeship programs and the creation of defined training programs to ensure proper knowledge transfer, safety and system stability; increased O&M expense necessary to maintain and improve system reliability; benefit to customers from the sale of wholesale power by Vectren’s sharing equally with customers any profit earned above or below $10.5 million of wholesale power margin; recovery of and return on the investment in past demand side management programs to help encourage conservation during peak load periods; timely recovery of the Company’s investment in certain new electric transmission projects that benefit the MISO infrastructure; an overall rate of return of 7.32 percent on rate base of approximately $1,044 million and an allowed return on equity (ROE) of 10.4 percent. The increase in Electric Utility margin as a result of this order totaled $17.9 million in 2007.

Vectren South (SIGECO) Gas Base Rate Order Received

On August 1, 2007, the Company received an order from the IURC which approved its Vectren South gas rate case. The order provided for a base rate increase of $5.1 million and an ROE of 10.15 percent, with an overall rate of return of 7.20 percent on rate base of approximately $122 million. The settlement also provides for the recovery of $2.6 million of costs through separate cost recovery mechanisms rather than base rates.

Further, additional expenditures for a multi-year bare steel and cast iron capital replacement program will be afforded certain accounting treatment that mitigates earnings attrition from the investment between rate cases. The accounting treatment allows for the continuation of the accrual for allowance for funds used during construction (AFUDC) and the deferral of depreciation expense after the projects go in service but before they are included in base rates. To qualify for this treatment, the annual expenditures are limited to $3 million and the treatment cannot extend beyond three years on each project.

With this order, the company now has in place for its South gas territory weather normalization, a conservation and lost margin recovery tariff, tracking of gas cost expense related to bad debts and unaccounted for gas through the existing gas cost adjustment mechanism, and tracking of pipeline integrity expense. The increase in Gas Utility margin as a result of this order totaled $3.3 million in 2007.

Vectren Energy Delivery of Ohio, Inc. (VEDO) Gas Base Rate Case Filing

In November 2007, the Company filed with the PUCO a request for an increase in its base rates and charges for VEDO’s distribution business in its 17-county service area in west central Ohio. The filing indicates that an increase in base rates of approximately $27 million is necessary to cover the ongoing cost of operating, maintaining and expanding the approximately 5,200-mile distribution system used to serve 318,000 customers.

In addition, the Company is seeking to increase the level of the monthly service charge as well as extending the lost margin recovery mechanism currently in place to be able to encourage customer conservation and is also seeking approval of expanded conservation-oriented programs, such as rebate offerings on high-efficiency natural gas appliances for existing and new home construction, to help customers lower their natural gas bills. The Company is also seeking approval of a multi-year bare steel and cast iron capital replacement program.

The Company anticipates an order from the PUCO in late 2008.

Ohio and Indiana Lost Margin Recovery/Conservation Filings

In 2005, the Company filed conservation programs and conservation adjustment trackers in Indiana and Ohio designed to help customers conserve energy and reduce their annual gas bills. The proposed programs would allow the Company to recover costs of promoting the conservation of natural gas through conservation trackers that work in tandem with a lost margin recovery mechanism. These mechanisms are designed to allow the Company to recover the distribution portion of its rates from residential and commercial customers based on the level of customer revenues established in each utility’s last general rate case.

Indiana

In December 2006, the IURC approved a settlement agreement that provides for a five-year energy efficiency program. It allows the Company’s Indiana utilities to recover a majority of the costs of promoting the conservation of natural gas through conservation trackers that work in tandem with a lost margin recovery mechanism. The order was implemented in the North service territory in December 2006, and provides for recovery of 85 percent of the difference between weather normalized revenues actually collected by the Company and the revenues approved in the Company’s most recent rate case. Energy efficiency programs began in the North gas territory in December 2006. A similar approach regarding lost margin recovery commenced in the South gas territory on August 1, 2007, as the new base rates went into effect, allowing for recovery of 100 percent of the difference between weather normalized revenues collected and the revenues approved in that rate case. The recent Vectren North base rate order also allows for full recovery of the difference between weather normalized revenues collected by the Company and the revenues provided for in that settlement, superseding the original December 2006 order. While most expenses associated with these programs are recoverable, in the first program year the Company incurred $0.9 million in program costs without recovery, of which $0.8 million was expensed in 2007 and, in addition contributed $0.2 million in assets that are being depreciated over the term of the program without recovery.

Ohio

In June 2007, the Public Utilities Commission of Ohio (PUCO) approved a settlement that provides for the implementation of a lost margin recovery mechanism and a related conservation program for the Company’s Ohio operations. This order confirms the guidance the PUCO previously provided in a September 2006 decision. The conservation program, as outlined in the September 2006 PUCO order and as affirmed in this order, provides for a two year, $2 million total conservation program to be paid by the Company, as well as a sales reconciliation rider intended to be a recovery mechanism for the difference between the weather normalized revenues actually collected by the Company and the revenues approved by the PUCO in the Company’s most recent rate case. Approximately 60 percent of the Company’s Ohio customers are eligible for the conservation programs. The Ohio Consumer Counselor (OCC) and another intervener requested a rehearing of the June 2007 order and the PUCO granted that request in order to have additional time to consider the merits of the request. In accordance with accounting authorization previously provided by the PUCO, the Company began recognizing the impact of the September 2006 order on October 1, 2006, and has recognized cumulative revenues of $4.6 million, of which $3.3 million was recorded in 2007. The OCC appealed the PUCO’s accounting authorization to the Ohio Supreme Court, but that appeal has been dismissed as premature pending the PUCO’s consideration of issues raised in the OCC’s request for rehearing. Since October 1, 2006, the Company has been ratably accruing its $2 million commitment.

MISO

Since February 2002 and with the IURC’s approval, the Company has been a member of the Midwest Independent System Operator, Inc. (MISO), a FERC approved regional transmission organization. The MISO serves the electrical transmission needs of much of the Midwest and maintains operational control over the Company’s electric transmission facilities as well as that of other Midwest utilities.

On April 1, 2005, the MISO energy market commenced operation (the Day 2 energy market). As a result of being a market participant, the Company now bids its owned generation into the Day Ahead and Real Time markets and procures power for its retail customers at Locational Marginal Pricing (LMP) as determined by the MISO market. The Company is typically in a net sales position with MISO and is only occasionally in a net purchase position. Net positions are determined on an hourly basis. When the Company is a net seller such net revenues are included in Electric Utility revenues and when the Company is a net purchaser such net purchases are included in Cost of fuel and purchased power. The Company also receives transmission revenue that results from other members’ use of the Company’s transmission system. These revenues are also included in Electric Utility revenues.

Pursuant to an order from the IURC received in December 2001, certain MISO startup costs (referred to as Day 1 costs) were deferred, and those deferred costs are now being recovered through base rates that went into effect on August 15, 2007. On June 1, 2005, Vectren, together with three other Indiana electric utilities, received regulatory authority from the IURC to recover fuel related costs and to defer other costs associated with the Day 2 energy market. The order allows fuel related costs to be passed through to customers in Vectren’s existing fuel cost recovery proceedings. During 2006, the IURC reaffirmed the definition of certain costs as fuel related; the Company is following those guidelines. Other MISO fuel related and non-fuel related administrative costs were deferred, and those deferred costs are now being recovered through base rates that went into effect on August 15, 2007. The IURC order authorizing new base rates also provides for a tracking mechanism associated with ongoing MISO-related costs and transmission revenues.

As a result of MISO’s operational control over much of the Midwestern electric transmission grid, including SIGECO’s transmission facilities, SIGECO’s continued ability to import power, when necessary, and export power to the wholesale market has been, and may continue to be, impacted. Given the nature of MISO’s policies regarding use of transmission facilities, as well as ongoing FERC initiatives, and a pending Day 3 market, where MISO plans to provide bid-based regulation and contingency operating reserve markets, it is difficult to predict near term operational impacts. MISO has indicated that the Day 3 ancillary services market would begin in June 2008.

The need to expend capital for improvements to the transmission system, both to SIGECO’s facilities as well as to those facilities of adjacent utilities, over the next several years is expected to be significant. The Company will timely recover its investment in certain new electric transmission projects that benefit the MISO infrastructure at a FERC approved rate of return.

Weather Normalization

On October 5, 2005, the IURC approved the establishment of a normal temperature adjustment (NTA) mechanism for Vectren Energy Delivery of Indiana. The OUCC had previously entered into a settlement agreement with Vectren Energy Delivery of Indiana providing for the NTA. The NTA affects the Company’s Indiana regulated residential and commercial natural gas customers and should mitigate weather risk in those customer classes during the October to April heating season. These Indiana customer classes represent approximately 60-65 percent of the Company’s total natural gas heating load.

The NTA mechanism will mitigate volatility in distribution charges created by fluctuations in weather by lowering customer bills when weather is colder than normal and increasing customer bills when weather is warmer than normal. The NTA has been applied to meters read and bills rendered after October 15, 2005. Each subsequent monthly bill for the seven-month heating season is adjusted using the NTA. Revenues attributable to this order were $4.5 million in 2007 and $13.6 million in 2006 while a downward adjustment to revenues of $1.6 million resulted in 2005.

The order provides that the Company will make, on a monthly basis, a commitment of $125,000 to a universal service fund program or other low-income assistance program for the duration of the NTA or until a general rate case. SIGECO’s portion of its commitment ceased in August 2007, and Indiana Gas’ portion of the commitment ceased on February 14, 2008.

Rate structures in the Company’s Indiana electric territory and Ohio gas territory do not include weather normalization-type clauses.

VEDO Base Rate Increase in 2005

On April 13, 2005, the PUCO approved a $15.7 million base rate increase for VEDO’s gas distribution business. The base rate change was implemented on April 14, 2005 and provide for the recovery of some level of on-going costs to comply with the Pipeline Safety Improvement Act of 2002.

Gas Cost Recovery (GCR) Audit Proceedings

In 2005, the PUCO issued an order disallowing the recovery of approximately $9.6 million of gas costs relating to the two-year audit period ended October 2002 and in 2006, an additional $0.8 million was disallowed related to the audit period ending October 2005. The initial audit period provided the PUCO staff its initial review of the portfolio administration arrangement between VEDO and ProLiance. Since November 1, 2005, the Company has used a provider other than ProLiance for these services.

Through a series of rehearings and appeals, including action by the Ohio Supreme Court in the first quarter of 2007, the Company was required to refund $8.6 million to customers. In total, the Company has reflected $6.2 million in Cost of gas sold related to this matter, of which $1.1 million, $4.1 million and $1.0 million were recorded in 2007, 2005, and 2003, respectively. The impact of the disallowance includes a sharing of the ordered refund by Vectren’s partner in ProLiance. As of December 31, 2007, all amounts have been refunded to customers.

Results of Operations of the Nonutility Group

The Nonutility Group operates in three primary business areas: Energy Marketing and Services, Coal Mining, and Energy Infrastructure Services. Energy Marketing and Services markets and supplies natural gas and provides energy management services. Coal Mining mines and sells coal. Energy Infrastructure Services provides underground construction and repair and provides performance contracting and renewable energy services. There are also other businesses that invest in energy-related opportunities and services, real estate, and leveraged leases, among other investments. In addition, the Company has in the past invested in projects that generated synfuel tax credits and processing fees relating to the production of coal-based synthetic fuels. The Nonutility Group supports the Company’s regulated utilities pursuant to service contracts by providing natural gas supply services, coal, infrastructure services, and other services. Nonutility Group earnings for the years ended December 31, 2007, 2006, and 2005, follow:

	Year Ended December 31,
	2007	2006	2005
	(In millions, except per share amounts)
NET INCOME	$37.0	$18.1	$48.2

CONTRIBUTION TO VECTREN BASIC EPS	$0.49	$0.24	$0.64

NET INCOME ATTRIBUTED TO:
Energy Marketing & Services	$22.3	$14.9	$29.7
Mining Operations	2.0	5.0	5.3
Energy Infrastructure Services	9.4	4.6	0.3
Other Businesses	0.3	(1.1)	1.2
Synfuels-related	3.0	(5.3)	11.7

Energy Marketing & Services

Energy Marketing and Services is comprised of the Company’s wholesale and retail gas marketing and energy management businesses. For the year ended December 31, 2007, Energy Marketing and Services, inclusive of holding company costs, earned $22.3 million compared to $14.9 million in 2006 and $29.7 million in 2005.

ProLiance

ProLiance Energy LLC (ProLiance), a nonutility energy marketing affiliate of Vectren and Citizens Gas and Coke Utility (Citizens Gas), provides services to a broad range of municipalities, utilities, industrial operations, schools, and healthcare institutions located throughout the Midwest and Southeast United States. ProLiance’s customers include Vectren’s Indiana utilities and nonutility gas supply operations and Citizens Gas. ProLiance’s primary businesses include gas marketing, gas portfolio optimization, and other portfolio and energy management services. Consistent with its ownership percentage, Vectren is allocated 61 percent of ProLiance’s profits and losses; however, governance and voting rights remain at 50 percent for each member; and therefore the Company accounts for its investment in ProLiance using the equity method of accounting. Vectren received regulatory approval on April 25, 2006, from the IURC for ProLiance to continue to provide natural gas supply services to the Company’s Indiana utilities through March 2011.

ProLiance provided the primary earnings contribution, which totaled $22.9 million in 2007 compared to $18.3 million in 2006 and $29.7 million in 2005. Results in 2006 contain a $6.6 million after tax charge associated with the settlement of a lawsuit which originated from a dispute over a contractual relationship with Huntsville Utilities during 2000 – 2002. In 2007, increased earnings from greater storage capacity were offset by lower volatility in the wholesale natural gas markets. Earnings in 2005 increased significantly due to larger spreads between financial and physical markets, which resulted from market disruptions caused by Gulf Coast hurricanes. ProLiance’s storage capacity was 40 Bcf at December 31, 2007 compared to 35 Bcf at the end of 2006 and 33 Bcf at the end of 2005. Firm storage capacity will increase to 45 Bcf in early 2008 and to 49 Bcf by the end of 2008. The expected increase in storage capacity coupled with an assumed return to market volatility should favorably impact ProLiance’s results in 2008.

Regulatory Matter

ProLiance self reported to the Federal Energy Regulatory Commission (FERC or the Commission) in October 2007 possible non-compliance with the Commission’s capacity release policies. ProLiance has taken corrective actions to assure that current and future transactions are compliant. ProLiance is committed to full regulatory compliance and is cooperating fully with the FERC regarding these issues. ProLiance is unable to predict the outcome of any FERC action.

Vectren Source

Vectren Retail, LLC (d/b/a Vectren Source), a wholly owned subsidiary, provides natural gas and other related products and services to customers opting for choice among energy providers. Vectren Source earned approximately $1.2 million in 2007, compared to a loss of $0.4 million in 2006 and earnings of $0.9 million in 2005. The increase in earnings is primarily due to lower marketing costs in 2007 and extremely mild weather in 2006. Vectren Source’s customer count at December 31, 2007 was approximately 161,000 as compared to the prior year end count of nearly 150,000.

Coal Mining

Coal Mining Operations mine and sell coal to the Company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Coal Mining operations, inclusive of holding company costs, earned approximately $2.0 million in 2007 compared to $5.0 million in 2006 and $5.3 million in 2005. The decline in earnings in 2007 is primarily due to the effects of compliance with revised Mine Safety and Health Administration (MSHA) seal guidelines and the associated lost production and higher sulfur content from coal mined under a revised mining plan. These decreases are offset somewhat by reduced operating costs from highwall mining at the Cypress Creek surface mine. Mining Operations’ 2006 earnings were generally flat compared to 2005. Higher revenue and tax benefits from depletion were offset by unfavorable geologic conditions, the rising costs of commodities used in operations, and high sulfur content. The Company produced 4.1 million tons of coal in 2007, compared to 4.0 million tons in 2006 and 4.4 million tons in 2005. Earnings in 2008 from Coal Mining operations are expected to increase due to price increases of 4 to 5 percent, the return to full production at Prosperity mine, and process improvements that mitigate impacts from increased MSHA inspections.

In April 2006, Fuels announced plans to open two new underground mines near Vincennes, Indiana. Construction is progressing as planned and, the first mine is expected to be operational by early 2009, with the second mine opening the following year. Reserves at the two mines are estimated at 80 million tons of recoverable number-five coal at 11,200 BTU (British thermal units) and 6-pound sulfur dioxide. Management estimates a $125 million investment to access the reserves. Once in production, the two new mines are expected to produce 5 million tons of coal per year. Through December 31, 2007, the Company has made investments totaling $21.9 million in the new mines.

Energy Infrastructure Services

Energy Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline Corporation (Miller) and performance contracting and renewable energy services through Energy Systems Group, LLC (ESG). Inclusive of holding company costs, Energy Infrastructure’s operations contributed earnings of $9.4 million in 2007 compared to $4.6 million in 2006 and $0.3 million in 2005.

Miller Pipeline

Miller’s 2007 earnings were $6.1 million in 2007 compared to $2.3 million in 2006 and $0.9 in 2005. The increase in Miller’s earnings contribution is primarily due to more large gas construction projects and pricing increases. Vectren’s 100 percent ownership of Miller effective July 1, 2006 has also contributed to the increase. Earnings in 2008 are likely to be impacted by expected growth in Miller’s large customers’ aging infrastructure programs, including pipeline integrity, bare steel/cast iron replacement, and riser replacement work.

Effective July 1, 2006, the Company purchased the remaining 50 percent ownership in Miller, making Miller a wholly owned subsidiary. Prior to this transaction, Miller was a 50 percent owned joint venture accounted for using the equity method. The results of Miller’s operations have been included in consolidated results since July 1, 2006. While the acquisition of Miller has not been material to the overall financial statements, consolidating Miller resulted in, among other impacts, increases in Nonutility revenue totaling $105.7 million in 2007 compared to 2006 and $77.6 million in 2006 compared to 2005; and increases in Other operating expense totaling $90.9 million in 2007 compared to 2006 and $60.8 million in 2006 compared to 2005.

During 2006, the Company exited the meter reading and line locating businesses, which it had previously provided through Reliant Services, LLC.

Energy Systems Group

ESG’s 2007 earnings were $4.0 million in 2007 compared to $3.1 million in 2006 and a loss of $0.4 million in 2005. The increases are primarily due to higher revenues. At December 31, 2007, ESG’s backlog was $52 million, compared to $68 million at December 31, 2006. The national focus on a comprehensive energy strategy as evidenced by the new Energy Independence and Security Act of 2007 is likely to favorably impact ESG’s earnings in 2008 and beyond.

Other Businesses

The Other Businesses Group includes a variety of operations and investments including investments in the Haddington Energy Partnerships (Haddington) which are accounted for using the equity method. The earnings impact of exiting the broadband business is also included in Other Businesses.

Other Businesses reported earnings of $0.3 million compared to a net loss of $1.1 million in 2006 and net income of $1.2 million in 2005. Results for 2006 reflect a loss on the sale of SIGECOM, LLC (SIGECOM). In 2005, Haddington sold their investments in Lodi Gas Storage, LLC for cash. The Company recognized its portion of the gain resulting from that sale which totaled $3.9 million after tax. The 2005 Haddington gain was partially offset by a $1.5 million after tax charge associated with the Company’s broadband consulting business, which has since ceased operations.

Sale of Interest in SIGECOM

SIGECOM provided broadband services, such as cable television, high-speed internet, and advanced local and long distance phone services, to the greater Evansville, Indiana area. In August 2006, SIGECOM’s majority owner and the Company sold their interests in SIGECOM to WideOpenWest, LLC. Resulting from the sale, the Company recorded an after tax loss of $1.3 million in 2006. Proceeds to the Company, which includes the settlement of notes receivable, approximated $45 million and were received in 2007.

Synfuel-Related Activity

Pace Carbon Synfuels, LP (Pace Carbon) is a Delaware limited partnership formed to develop, own, and operate four projects to produce and sell coal-based synthetic fuel (synfuel) utilizing Covol technology. The Company has an 8.3 percent interest in Pace Carbon which is accounted for using the equity method of accounting. The Internal Revenue Code provides for manufacturers, such as Pace Carbon, to receive a tax credit for every ton of synthetic fuel sold. In addition, Vectren Fuels, Inc., a wholly owned subsidiary involved in coal mining, received processing fees from synfuel producers unrelated to Pace Carbon for a portion of its coal production. The tax law authorizing synfuel related credits and fees expired on December 31, 2007.

The Internal Revenue Service issued private letter rulings, which concluded the synthetic fuel produced at the Pace Carbon facilities should qualify for tax credits. The IRS has completed tax audits of Pace Carbon for the years 1998 through 2001 without challenging tax credit calculations. Generally, the statute of limitations for the IRS to audit a tax return is three years from filing. Therefore tax credits utilized in 2004 – 2007 are still subject to IRS examination. However, avenues remain where the IRS could challenge tax credits of pre-2004 years.

As a partner of Pace Carbon, Vectren has reflected synfuel tax credits in its consolidated results from inception through December 31, 2007 of approximately $99 million, of which approximately $60 million have been generated since 2003. To date, Vectren has been in a position to utilize or carryforward substantially all of the credits generated. Primarily from the use of these credits, the Company has an Alternative Minimum Tax (AMT) credit carryforward of approximately $35.7 million at December 31, 2007.

Synfuel tax credits were only available when the price of oil was less than a base price specified by the Internal Revenue Code, as adjusted for inflation. The Company estimates that high oil prices caused a 74 percent phase out in 2007. Therefore, of the $23.1 million tax credits generated in 2007, only $6.0 million are reflected as a reduction to the Company’s income tax expense. In 2006 high oil prices resulted in a 35 percent phase out of synfuel tax credits. Of the $21.5 million tax credits generated in 2006, only $14.0 million were reflected as a reduction to the Company’s income tax expense.

Since 2005, the Company executed several financial contracts to hedge oil price risk. Income statement activity associated with these contracts was a gain of $13.4 million in 2007, a loss of $4.7 million in 2006 and a loss of $1.9 million in 2005. This activity is primarily reflected in Other-net. Impairment charges related to the investment in Pace Carbon approximating $9.5 million were recorded in Other-net in 2006.

The investment in Pace Carbon resulted in losses reflected in Equity in earnings of unconsolidated affiliates totaling $20.0 million in 2007, $17.8 million in 2006, and $15.7 million in 2005. Synfuel-related results, inclusive of those losses and their related tax benefits as well as the tax credits and other related activity, were earnings of $6.8 million in 2007, compared to a loss of $5.3 million in 2006 and earnings of $11.7 million in 2005. Of those earnings, which do not continue beyond 2007, $3.8 million ($5.8 million pre tax) was contributed to the Vectren Foundation in 2007. Net of that contribution, synfuel-related results were $3.0 million in 2007.

Impact of Recently Issued Accounting Guidance

FIN 48

On January 1, 2007, the Company adopted FASB Interpretation No. 48 (FIN 48) “Accounting for Uncertainty in Income Taxes” an interpretation of SFAS 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in an income tax return. FIN 48 also provides guidance related to reversal of tax positions, balance sheet classification, interest and penalties, interim period accounting, disclosure and transition.

At adoption, the total amount of gross unrecognized tax benefits for uncertain tax positions was $11.6 million. The accumulation of this amount resulted in an adjustment to beginning Retained earnings of $0.1 million and to Goodwill of $0.2 million.

SFAS No. 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; however, the standard will impact how other fair value based GAAP is applied. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. However, in December 2007, the FASB issued proposed FSP FAS 157-b which would delay the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This proposed FSP partially defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. The Company will adopt SFAS 157 on January 1, 2008, except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in proposed FSP FAS 157-b. The partial adoption of SFAS 157 will not have a material impact on our financial position, results of operations or cash flows.

SFAS No. 159

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (SFAS 159). SFAS 159 permits entities to measure many financial instruments and certain other items at fair value. Items eligible for the fair value measurement option include: financial assets and financial liabilities with certain exceptions; firm commitments that would otherwise not be recognized at inception and that involve only financial instruments; nonfinancial insurance contracts and warranties that the insurer can settle by paying a third party to provide those goods or services; and host financial instruments resulting from separation of an embedded financial derivative instrument from a nonfinancial hybrid instrument. The fair value option may be applied instrument by instrument, with few exceptions, is an irrevocable election and is applied only to entire instruments. The Company will adopt SFAS 159 on January 1, 2008, and does not expect that adoption will have a material impact on its financial statements and results of operations.

SFAS 141 (Revised 2007)

In December 2007, the FASB issued SFAS 141, Business Combinations (SFAS 141). SFAS 141 establishes principles and requirements for how the acquirer of an entity (1) recognizes and measures the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree (2) recognizes and measures acquired goodwill or a bargain purchase gain and (3) determines what information to disclose in its financial statements in order to enable users to assess the nature and financial effects of the business combination. SFAS 141 applies to all transactions or other events in which one entity acquires control of one or more businesses and applies to all business entities. SFAS 141 applies prospectively to business combinations with an acquisition date on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is not permitted. The Company will adopt SFAS 141 on January 1, 2009, and because the provisions of this standard are applied prospectively, the impact to the Company cannot be determined until the transactions occur.

SFAS 160

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51 (SFAS 160). SFAS 160 establishes accounting and reporting standards that require that the ownership percentages in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented separately from the parent’s equity in the equity section of the consolidated balance sheet; the amount of consolidated net income attributable to the parent and the noncontrolling interest to be clearly identified and presented on the face of the consolidated income statement;

that changes in the parent’s ownership interest while it retains control over its subsidiary be accounted for consistently; that when a subsidiary is deconsolidated, any retained noncontrolling equity investment be initially measured at fair value; and that sufficient disclosure is made to clearly identify and distinguish between the interests of the parent and the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except for non-profit entities. SFAS 160 is effective for fiscal years beginning after December 31, 2008. Early adoption is not permitted. The Company will adopt SFAS 160 on January 1, 2009, and is currently assessing the impact this statement will have on its financial statements and results of operations.

Critical Accounting Policies

Management is required to make judgments, assumptions, and estimates that affect the amounts reported in the consolidated financial statements and the related disclosures that conform to accounting principles generally accepted in the United States. Note 2 to the consolidated financial statements describes the significant accounting policies and methods used in the preparation of the consolidated financial statements. Certain estimates used in the financial statements are subjective and use variables that require judgment. These include the estimates to perform goodwill and other asset impairments tests and to determine pension and postretirement benefit obligations. The Company makes other estimates, in the course of accounting for unbilled revenue and the effects of regulation that are critical to the Company’s financial results but that are less likely to be impacted by near term changes. Other estimates that significantly affect the Company’s results, but are not necessarily critical to operations, include depreciating utility and nonutility plant, valuing reclamation liabilities, valuing derivative contracts, and estimating uncollectible accounts and coal reserves, among others. Actual results could differ from these estimates.

Impairment Review of Investments

The Company has investments in notes receivable, entities accounted for using the cost method of accounting, and entities accounted for using the equity method of accounting. When events occur that may cause one of these investments to be impaired, the Company performs both a qualitative and quantitative review of that investment and when necessary performs an impairment analysis. An impairment analysis of notes receivable usually involves the comparison of the investment’s estimated free cash flows to the stated terms of the note, or for notes that are collateral dependent, a comparison of the collateral’s fair value to the carrying amount of the note. An impairment analysis of cost method and equity method investments involves comparison of the investment’s estimated fair value to its carrying amount. Fair value is estimated using market comparisons, appraisals, and/or discounted cash flow analyses. Calculating free cash flows and fair value using the above methods is subjective and requires judgment concerning growth assumptions, longevity of cash flows, and discount rates (for fair value calculations).

In 2007, the Company examined the recoverability of several investments, including a leveraged lease and a note receivable. The Company determined the carrying values of the investments tested were not impaired. For the lease, this assessment was based on a recent nonbinding offer from an unrelated party to purchase the underlying property. However, a sale price 10 percent below that received would have resulted in a small charge to earnings. For the note, a qualitative assessment was made regarding collection using the note agreement’s breach of contract provisions. Based on that review, the Company believes collection is probable.

In 2006, the Company fully impaired its investment in Pace Carbon. The Company took this action because of the effect high oil prices had on Pace Carbon’s future operations. The write off of the investment and expensing of future funding requirements totaled $9.5 million, or $5.7 million after tax in 2006.

Goodwill and Intangible Assets

Pursuant to SFAS 142, the Company performs an annual impairment analysis of its goodwill, most of which resides in the Gas Utility Services operating segment, at the beginning of each year, and more frequently if events or circumstances indicate that an impairment loss may have been incurred. Impairment tests are performed at the reporting unit level. The Company has determined its Gas Utility Services operating segment as identified in Note 16 to the consolidated financial statements to be the reporting unit. Nonutility Group reporting units are generally defined as the operating companies that aggregate that operating segment. An impairment test performed in accordance with SFAS 142 requires that a reporting unit’s fair value be estimated. The Company used a discounted cash flow model to estimate the fair value of its Gas Utility Services operating segment, and that estimated fair value was compared to its carrying amount, including goodwill. The estimated fair value was in excess of the carrying amount in 2007, 2006, and 2005 and therefore resulted in no impairment. Goodwill related to the Nonutility Group was generally tested during the year using market comparable data or a discounted cash flow model.

Estimating fair value using a discounted cash flow model is subjective and requires significant judgment in applying a discount rate, growth assumptions, company expense allocations, and longevity of cash flows. A 100 basis point increase in the discount rate utilized to calculate the Gas Utility Services segment’s fair value also would have resulted in no impairment charge.

The Company also annually tests non-amortizing intangible assets for impairment and amortizing intangible assets are tested on an event and circumstance basis. During 2007, 2006, and 2005, these tests yielded no impairment charges.

Pension and Other Postretirement Obligations

The Company estimates the expected return on plan assets, discount rate, rate of compensation increase, and future health care costs, among other inputs, and relies on actuarial estimates to assess the future potential liability and funding requirements of the Company’s pension and postretirement plans. The Company currently measures its obligations annually on September 30. However, the Company is in the process of moving is measurement date to December 31. The Company used the following weighted average assumptions to develop 2007 periodic benefit cost: a discount rate of 5.85 percent, an expected return on plan assets of 8.25 percent, a rate of compensation increase of 3.75 percent, and an inflation assumption of 3.5 percent. During 2007, the Company increased the discount rate by 40 basis points to value 2007 ending pension and postretirement obligations and 2008 benefit cost due to an increase in benchmark interest rates. Future changes in health care costs, work force demographics, interest rates, or plan changes could significantly affect the estimated cost of these future benefits.

Management estimates that a 50 basis point decrease in the discount rate would generally increase periodic benefit cost by approximately $1 million.

Unbilled Revenues

To more closely match revenues and expenses, the Company records revenues for all gas and electricity delivered to customers but not billed at the end of the accounting period. The Company uses actual units billed during the month to allocate unbilled units by customer class. Those allocated units are multiplied by rates in effect during the month to calculate unbilled revenue at balance sheet dates. While certain estimates are used in the calculation of unbilled revenue, the method from which these estimates are derived is not subject to near-term changes.

Regulation

At each reporting date, the Company reviews current regulatory trends in the markets in which it operates. This review involves judgment and is critical in assessing the recoverability of regulatory assets as well as the ability to continue to account for its activities based on the criteria set forth in SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation” (SFAS 71). Based on the Company’s current review, it believes its regulatory assets are probable of recovery. If all or part of the Company’s operations cease to meet the criteria of SFAS 71, a write off of related regulatory assets and liabilities could be required. In addition, the Company would be required to determine any impairment to the carrying value of its utility plant and other regulated assets and liabilities. In the unlikely event of a change in the current regulatory environment, such write-offs and impairment charges could be significant.

Financial Condition

Within Vectren’s consolidated group, Utility Holdings funds the short-term and long-term financing needs of the Utility Group operations, and Vectren Capital Corp (Vectren Capital) funds short-term and long-term financing needs of the Nonutility Group and corporate operations. Vectren Corporation guarantees Vectren Capital’s debt, but does not guarantee Utility Holdings’ debt. Vectren Capital’s long-term and short-term obligations outstanding at December 31, 2007, totaled $183 million and $171 million, respectively. Utility Holdings’ outstanding long-term and short-term borrowing arrangements are jointly and severally guaranteed by Indiana Gas, SIGECO, and VEDO. Utility Holdings’ long-term and short-term obligations outstanding at December 31, 2007, totaled $700 million and $386 million, respectively. Additionally, prior to Utility Holdings’ formation, Indiana Gas and SIGECO funded their operations separately, and therefore, have long-term debt outstanding funded solely by their operations.

The Company’s common stock dividends are primarily funded by utility operations. Nonutility operations have demonstrated profitability and the ability to generate cash flows. These cash flows are primarily reinvested in other nonutility ventures, but are also used to fund a portion of the Company’s dividends, and from time to time may be reinvested in utility operations or used for corporate expenses.

The credit ratings of the senior unsecured debt of Utility Holdings and Indiana Gas, at December 31, 2007, are A-/Baa1 as rated by Standard and Poor’s Ratings Services (Standard and Poor’s) and Moody’s Investors Service (Moody’s), respectively. The credit ratings on SIGECO’s secured debt are A/A3. Utility Holdings’ commercial paper has a credit rating of A-2/P-2. The current outlook of both Moody’s and Standard and Poor’s is stable. A security rating is not a recommendation to buy, sell, or hold securities. The rating is subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating. Standard and Poor’s and Moody’s lowest level investment grade rating is BBB- and Baa3, respectively.

The Company’s consolidated equity capitalization objective is 45-55 percent of long-term capitalization. This objective may have varied, and will vary, depending on particular business opportunities, capital spending requirements, execution of long-term financing plans and seasonal factors that affect the Company’s operations. The Company’s equity component was 50 percent and 48 percent of long-term capitalization at December 31, 2007, and December 31, 2006, respectively. Long-term capitalization includes long-term debt, including current maturities and debt subject to tender, as well as common shareholders’ equity.

The Company expects the majority of its capital expenditures, investments, and debt security redemptions to be provided by internally generated funds. However, due to increased levels of forecasted capital expenditures and expected growth in nonutility operations, the Company may require additional permanent financing. The Company expects to settle an equity forward contract and plans to issue long-term debt within the next twelve months as more fully described below. As of December 31, 2007, the Company was in compliance with all financial covenants.

Sources & Uses of Liquidity

Operating Cash Flow

The Company’s primary source of liquidity to fund working capital requirements has been cash generated from operations, which totaled $298.1 million in 2007, compared to $310.2 million in 2006 and $268.4 million in 2005.

While net income increased substantially in 2007 compared to 2006, cash flow from operating activities decreased $12.1 million. The decrease was primarily a result of changes in working capital accounts and lower distributions from equity method investments compared to the prior year. Net income before non-cash charges of $363.2 million increased $60.3 million, compared to $302.9 million in 2006. Working capital changes used cash of $27.0 million in 2007 compared to cash generated of $16.6 million in 2006. Distributions from equity method investments, which principally consist of dividends from ProLiance, were $20.8 million in 2007 compared to $35.8 million in 2006. Distributions in 2006 include a $10.4 million special dividend from ProLiance. The remaining decrease is primarily attributable to increased contributions to pension plans.

The $41.8 million increase in cash flow in 2006 compared to 2005 is primarily attributable to earnings before noncash charges increasing $34.4 million year over year and the special ProLiance dividend. Earnings before non-cash charges were impacted by $15.5 million in alternative minimum taxes in 2005.

Financing Cash Flow

Although working capital requirements are generally funded by cash flow from operations, the Company uses short-term borrowings to supplement working capital needs when accounts receivable balances are at their highest and gas storage is refilled. Additionally, short-term borrowings are required for capital projects and investments until they are financed on a long-term basis.

Cash flow required for financing activities reflects the impact of recently executed long-term financing, increases in common stock dividends over the periods presented, and changes in short term borrowings. In 2007 financing activities were generally flat, with short-term and long-term debt proceeds and stock option proceeds offsetting debt payments and dividends. In 2006, Utility Holdings issued $100 million of senior unsecured securities and used those proceeds to retire higher coupon long-term debt. In 2005, Utility Holdings issued $150 million of senior unsecured securities and used those proceeds to retire higher coupon long-term debt and refinance certain capital projects originally financed with short-term borrowings. In addition, Vectren Capital issued $125 million in senior unsecured securities and used those proceeds to fund $38 million of maturing debt and refinance certain capital projects originally financed with short-term borrowings. These transactions are more fully described below.

SIGECO Pollution Control Bonds

On December 6, 2007, SIGECO closed on $17 million of auction rate tax-exempt long-term debt. The debt has a life of 33 years, maturing on January 1, 2041. The initial interest rate was set at 4.50 percent but the rate will be reset every 7 days through an auction process that began December 13, 2007. This new debt was collateralized through the issuance of first mortgage bonds and the payment of interest and principal was insured through Ambac.

Utility Holdings 2006 Debt Issuance

In October 2006, Utility Holdings issued $100 million in 5.95 percent senior unsecured notes due October 1, 2036 (2036 Notes). The 30-year notes were priced at par. The 2036 Notes are guaranteed by Utility Holdings’ three public utilities: SIGECO, Indiana Gas, and VEDO. These guarantees are full and unconditional and joint and several. These notes, as well as the timely payment of principal and interest, are insured by a financial guaranty insurance policy by Financial Guaranty Insurance Company (FGIC).

The 2036 Notes have no sinking fund requirements, and interest payments are due quarterly. The notes may be called by Utility Holdings, in whole or in part, at any time on or after October 1, 2011, at 100 percent of principal amount plus accrued interest. During the first and second quarters of 2006, Utility Holdings entered into several interest rate hedges with a $100 million notional amount. Upon issuance of the notes, these instruments were settled resulting in the payment of approximately $3.3 million, which was recorded as a Regulatory asset pursuant to existing regulatory orders. The value paid is being amortized as an increase to interest expense over the life of the issue maturing October 2036.

The net proceeds from the sale of the 2036 Notes and settlement of the hedging arrangements totaled approximately $92.8 million. These proceeds were used to repay most of the $100 million outstanding balance of Utility Holdings’ 7.25 percent Senior Notes originally due October 15, 2031. These notes were redeemed on October 19, 2006 at par plus accrued interest.

Utility Holdings 2005 Debt Issuance

In November 2005, Utility Holdings issued senior unsecured notes with an aggregate principal amount of $150 million in two $75 million tranches. The first tranche was 10-year notes due December 2015, with an interest rate of 5.45 percent priced at 99.799 percent to yield 5.47 percent to maturity (2015 Notes). The second tranche was 30-year notes due December 2035 with an interest rate of 6.10 percent priced at 99.779 percent to yield 6.11 percent to maturity (2035 Notes).

The notes are guaranteed by Utility Holdings’ three public utilities: SIGECO, Indiana Gas, and VEDO. These guarantees are full and unconditional and joint and several. The notes have no sinking fund requirements, and interest payments are due semi-annually. The notes may be called by Utility Holdings, in whole or in part, at any time for an amount equal to accrued and unpaid interest, plus the greater of 100 percent of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest, discounted to the redemption date on a semi-annual basis at the Treasury Rate, as defined in the indenture, plus 20 basis points for the 2015 Notes and 25 basis points for the 2035 Notes.

In January and June 2005, Utility Holdings entered into forward starting interest rate swaps with a notional value of $75 million. Upon issuance of the debt, the interest rate swaps were settled resulting in the receipt of approximately $1.9 million in cash, which was recorded as a Regulatory liability pursuant to existing regulatory orders. The value received is being amortized as a reduction of interest expense over the life of the issue maturing December 2035.

The net proceeds from the sale of the senior notes and settlement of related hedging arrangements approximated $150 million and were used to repay short-term borrowings and to retire approximately $50 million of long-term debt with higher interest rates.

Vectren Capital Corp. 2005 Debt Issuance

On October 11, 2005, Vectren and Vectren Capital, entered into a private placement Note Purchase Agreement (2005 Note Purchase Agreement) pursuant to which various institutional investors purchased the following tranches of notes from Vectren Capital: (i) $25 million 4.99 percent Guaranteed Senior Notes, Series A due 2010, (ii) $25 million 5.13 percent Guaranteed Senior Notes, Series B due 2012 and (iii) $75 million 5.31 percent Guaranteed Senior Notes, Series C due 2015. These Guaranteed Senior Notes are unconditionally guaranteed by Vectren. The proceeds from this financing were received on December 15, 2005. This Note Purchase Agreement contains customary representations, warranties and covenants, including a covenant to the effect that the ratio of consolidated total debt to consolidated total capitalization will not exceed 75 percent.

On October 11, 2005, Vectren and Vectren Capital entered into First Amendments with respect to a Note Purchase Agreement dated as of December 31, 2000 pursuant to which Vectren Capital issued to institutional investors the following tranches of notes: (i) $38 million 7.67 percent Senior Notes due 2005, (ii) $17.5 million

7.83 percent Senior Notes due 2007, (iii) $22.5 million 7.98 percent Senior Notes due 2010 and (iv) a Note Purchase Agreement, dated April 25, 1997, pursuant to which Vectren Capital issued to an institutional investor a $35 million 7.43 percent Senior Note due 2012. The First Amendments (i) conform the covenants to those contained in the 2005 Note Purchase Agreement, (ii) eliminate a credit ratings trigger which would have afforded noteholders the option to require prepayment if the ratings of Indiana Gas or SIGECO fell below a certain level, (iii) replace a more limited support agreement with an unconditional guarantee by Vectren and (iv) provide for a 100 basis point increase in interest rates if the ratio of consolidated total debt to total capitalization exceeds 65 percent.

Long-Term Debt Put & Call Provisions

Certain long-term debt issues contain put and call provisions that can be exercised on various dates before maturity. The put or call provisions are not triggered by specific events, but are based upon dates stated in the note agreements, such as when notes are remarketed. During 2007, 2006 and 2005, no debt was put to the Company. Debt that may be put to the Company within one year is classified as Long-term debt subject to tender in current liabilities.

Utility Holdings and Indiana Gas Debt Calls

In 2006, the Company called at par approximately $100 million of Utility Holdings senior unsecured notes originally due in 2031. In 2005, the Company called at par $49.9 million of Indiana Gas insured senior unsecured notes originally due in 2030. The notes called in 2006 and 2005 had stated interest rates of 7.25 percent and 7.45 percent, respectively.

Other Financing Transactions

At December 31, 2005, $53.7 million of SIGECO notes could be put to the Company in March of 2006, the date of their next remarketing. In March of 2006, the notes were successfully remarketed, and are now classified in Long-term debt. Prior to the remarketing, the notes had tax-exempt interest rates ranging from 4.75 percent to 5.00 percent. After the remarketing, interest rates are reset every seven days using an auction process.

As part of the integration of Miller into the Company’s consolidated financing model, $24 million of Miller’s outstanding long-term debt was retired in the fourth quarter of 2006.

Other debt approximating $24 million in 2007 and $38 million in 2005 was retired as scheduled.

Investing Cash Flow

Cash flow required for investing activities was $303.0 million in 2007, $337.4 million in 2006, and $239.6 million in 2005. Capital expenditures are the primary component of investing activities and totaled $334.5 million in 2007, compared to $281.4 million in 2006 and $231.6 million in 2005. The years ended December 31, 2007 and 2006 include higher levels of expenditures for environmental compliance equipment, and 2007 was also impacted by increased spending for electric transmission, a new gas line serving a Honda plant under construction in the Vectren North service territory, and coal mine development.

Other investments in 2006 were principally impacted by the acquisition of Miller and advance coal mine royalty payments. Investing cash flow in 2007 includes the receipt of $44.9 million in proceeds from the sale of SIGECOM.

Available Sources of Liquidity

Short-term Borrowing Arrangements

At December 31, 2007, the Company has $780 million of short-term borrowing capacity, including $520 million for the Utility Group and $260 million for the wholly owned Nonutility Group and corporate operations, of which approximately $134 million is available for the Utility Group operations and approximately $89 million is available for the wholly owned Nonutility Group and corporate operations.

Common Stock Offering

In February 2007, the Company sold 4.6 million authorized but previously unissued shares of its common stock to a group of underwriters in an SEC-registered primary offering at a price of $28.33 per share. The transaction generated proceeds, net of underwriting discounts and commissions, of approximately $125.7 million. The Company executed an equity forward sale agreement (equity forward) in connection with the offering, and therefore, did not receive proceeds at the time of the equity offering. The equity forward allows the Company to price an offering under market conditions existing at that time, and to better match the receipt of the offering proceeds and the associated share dilution with the implementation of regulatory initiatives, providing a return on the new equity employed. The offering proceeds, when and if received, will be used to permanently finance primarily electric utility capital expenditures.

In connection with the equity forward, an affiliate of one of the underwriters (the forward seller), at the Company’s request, borrowed an equal number of shares of the Company’s common stock from institutional stock lenders and sold those borrowed shares to the public in the primary offering. The Company will receive an amount equal to the net proceeds from that sale, subject to certain adjustments defined in the equity forward, upon full share settlement of the equity forward. Those adjustments defined in the equity forward include 1) daily increases in the forward sale price based on a floating interest factor equal to the federal funds rate, less a 35 basis point fixed spread, and 2) structured quarterly decreases to the forward sale price that align with expected Company dividend payments.

The Company may elect to settle the equity forward in shares or in cash, except in specified circumstances or events where the counterparty to the equity forward could force a share settlement. Examples of such events include, but are not limited to, the Company making dividend payments greater than the structured quarterly decreases identified in the equity forward or the Company repurchasing a number of its outstanding common shares over a specified threshold. If the Company elects to settle in shares, the maximum number of shares deliverable by the Company is 4.6 million shares. If the Company elects to settle in cash, an affiliate of one of the underwriters (the forward purchaser) would purchase shares in the market and return those shares to the stock lenders. The Company will either owe or be owed funds depending upon the Company’s average share price during the “unwind period” defined in the equity forward in relation to the equity forward’s contracted price. Generally, if the equity forward’s contracted price is lower than the average share price during the “unwind period”, then the Company would owe cash; and if the average share price during the “unwind period” is less than the equity forward’s contracted price, the Company would receive cash. Proceeds received or paid when the equity forward is settled will be recorded in Common Shareholders’ Equity, even if settled in cash. The equity forward must be settled prior to February 28, 2009.

The equity forward had an initial forward price of $27.34 per share, representing the public offering price of $28.33 per share, net of underwriting discounts and commissions. Management therefore estimated the contract had no initial fair value. If the equity forward had been settled by delivery of shares at December 31, 2007, the Company would have received approximately $126.4 million based on a forward price of $27.47 for the 4.6 million shares. If the Company had elected to settle the equity forward in cash at December 31, 2007, the Company estimates it would have paid approximately $3 million, assuming the price in the “unwind period” approximates the trailing three month average of Vectren’s stock price. The federal funds rate was 4.50 percent at December 31, 2007. The Company currently anticipates settling the equity forward by delivering shares.

New Share Issues

The Company may periodically issue new common shares to satisfy the dividend reinvestment plan, stock option plan and other employee benefit plan requirements. New issuances added additional liquidity of $5.2 million in 2007.

Utility Holdings Debt Shelf Registration

Utility Holdings filed a shelf registration statement with the Securities and Exchange Commission for $300 million aggregate principal amount of unsecured senior notes in September 2007, which is anticipated to meet Utility Holdings’ estimated debt financing requirements over the next 3 years. In October 2007 the SEC declared the registration statement to be effective. When issued, the unsecured notes will be guaranteed by Utility Holdings’ three operating utility companies: SIGECO, Indiana Gas, and VEDO. These guarantees of Utility Holdings’ debt will be full and unconditional and joint and several. In contemplation of a 2008 issuance, the Company executed forward starting interest rate swaps with a total notional amount of $80 million that expire in 2008.

Known & Potential Future Uses of Liquidity

Pension and Postretirement Funding Obligations

The Company believes making contributions to its qualified pension plans in the coming years will be necessary. Management currently estimates that the qualified pension plans will require minimum Company contributions of approximately $10 and $8 million in 2008 and 2009. During 2007, approximately $17 million in contributions were made.

Planned Capital Expenditures & Investments

Planned capital expenditures and investments in nonutility unconsolidated affiliates, including contractual purchase and investment commitments discussed below, for the five-year period 2008—2012 are estimated as follows:

	2008	2009	2010	2011	2012
	(In millions)
Utility Group	$312.7	$282.2	$295.9	$228.8	$207.7
Nonutility Group	122.2	55.0	36.3	34.7	35.2

Total capital expenditures & investments	$434.9	$337.2	$332.2	$263.5	$242.9

Contractual Obligations

The following is a summary of contractual obligations at December 31, 2007:

	Total	2008	2009	2010	2011	2012	Thereafter
	(In millions)
Long-term debt (1)	$1,248.7	$—	$—	$47.5	$250.0	$60.0	$891.2
Short-term debt	557.0	557.0	—	—	—	—	—
Long-term debt interest commitments	406.5	75.1	75.1	75.0	70.7	53.7	56.9
Firm commodity purchase commitments	75.7	59.9	7.1	2.9	2.9	2.9	—
Plant purchase commitments (2)	40.6	36.6	4.0	—	—	—	—
Operating leases	15.1	5.6	4.0	3.0	1.2	0.6	0.7

Total (3)	$2,343.6	$734.2	$90.2	$128.4	$324.8	$117.2	$948.8

(1)	Certain long-term debt issues contain put and call provisions that can be exercised on various dates before maturity. These provisions allow holders to put debt back to the Company at face value or the Company to call debt at face value or at a premium. Long-term debt subject to tender during the years following 2007 (in millions) is zero in 2008, $80.0 in 2009, $10.0 in 2010, $30.0 in 2011, zero in 2012 and thereafter.

(2)	The settlement period of these utility & nonutility plant obligations is estimated.

(3)	The Company has $6.2 million in unrecognized tax benefits for which the expected settlement date cannot be estimated.

The Company’s regulated utilities have both firm and non-firm commitments to purchase natural gas and electricity as well as certain transportation and storage rights. Costs arising from these commitments, while significant, are pass-through costs, generally collected dollar-for-dollar from retail customers through regulator-approved cost recovery mechanisms. Because of the pass through nature of these costs and their insignificant impact to earnings, they have not been included in the listing of contractual obligations.

In February 2008, SIGECO began the process of providing notice to the current holders of approximately $103 million of tax exempt auction rate mode long term debt that the Company will convert that debt from its current auction rate mode into a daily interest rate mode during March 2008. The debt will be subject to mandatory tender for purchase on the conversion date at 100 percent of the principal amount plus accrued interest.

Off Balance Sheet Arrangements

Other Guarantees and Letters of Credit

In the normal course of business, Vectren issues guarantees to third parties on behalf of its unconsolidated affiliates. Such guarantees allow those affiliates to execute transactions on more favorable terms than the affiliate could obtain without such a guarantee. Guarantees may include posted letters of credit, leasing guarantees, and performance guarantees. As of December 31, 2007, guarantees issued and outstanding on behalf of unconsolidated affiliates approximated $3 million. The Company has accrued no liabilities for these guarantees as they relate to guarantees issued among related parties.

In 2006, the Company issued a guarantee with an approximate $5.0 million maximum risk related to the residual value of an operating lease that expires in 2011. As of December 31, 2007, Vectren Corporation has a liability representing the fair value of that guarantee of less than $0.1 million. Liabilities accrued for, and activity related to, product warranties are not significant. Through December 31, 2007, the Company has not been called upon to satisfy any obligations pursuant to its guarantees.

Ratings Triggers

None of Vectren’s currently outstanding debt arrangements contain ratings triggers.

Forward-Looking Information

A “safe harbor” for forward-looking statements is provided by the Private Securities Litigation Reform Act of 1995 (Reform Act of 1995). The Reform Act of 1995 was adopted to encourage such forward-looking statements without the threat of litigation, provided those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause the actual results to differ materially from those projected in the statement. Certain matters described in Management’s Discussion and Analysis of Results of Operations and Financial Condition are forward-looking statements. Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management. When used in this filing, the words “believe”, “anticipate”, “endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal” and similar expressions are intended to identify forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the Company’s actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

•

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints.

•	Increased competition in the energy industry, including the effects of industry restructuring and unbundling.

•

Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases.

•

Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight.

•	Economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations.

•	Increased natural gas commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense.

•

Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks.

•

The performance of projects undertaken by the Company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the realization of synfuel income tax credits and the Company’s coal mining, gas marketing, and energy infrastructure strategies.

•

Direct or indirect effects on the Company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries.

•	Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, or work stoppages.

•	Legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures.

•

Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws.

•

Changes in federal, state or local legislative requirements, such as changes in tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to various business risks associated with commodity prices, interest rates, and counter-party credit. These financial exposures are monitored and managed by the Company as an integral part of its overall risk management program. The Company’s risk management program includes, among other things, the use of derivatives. The Company may also execute derivative contracts in the normal course of operations while buying and selling commodities to be used in operations and optimizing its generation assets.

The Company has in place a risk management committee that consists of senior management as well as financial and operational management. The committee is actively involved in identifying risks as well as reviewing and authorizing risk mitigation strategies.

Commodity Price Risk

Regulated Operations

The Company’s regulated operations have limited exposure to commodity price risk for transactions involving purchases and sales of natural gas and electricity for the benefit of retail customers due to current Indiana and Ohio regulations, which subject to compliance with those regulations, allow for recovery of the cost of such purchases through natural gas and fuel cost adjustment mechanisms. Constructive regulatory orders, such as that authorizing lost margin recovery and recovery of unaccounted for gas and other gas related expenses, also mitigate the effect volatile gas costs may have on the Company’s financial condition.

Although Vectren’s regulated operations are exposed to limited commodity price risk, volatile natural gas prices have other effects such as higher working capital requirements, higher interest costs, and some level of price-sensitivity in volumes sold or delivered. The Company will manage these risks by executing derivative contracts that hedge the price of forecasted natural gas purchases. These contracts are subject to regulation which allows for reasonable and prudent hedging costs to be recovered through rates. Therefore, SFAS 71 controls when the offset to mark-to-market accounting is recognized in earnings.

Wholesale Power Marketing

The Company’s wholesale power marketing activities include asset optimization strategies that manage the utilization of available electric generating capacity. These optimization strategies involve the sale of excess generation into the MISO Day Ahead and Real-time markets. As part of these strategies, the Company may also execute energy contracts that commit the Company to purchase and sell electricity in the future. Commodity price risk results from forward positions that commit the Company to deliver electricity. The Company mitigates price risk exposure with planned unutilized generation capability and offsetting forward purchase contracts. The Company accounts for asset optimization contracts that are derivatives at fair value with the offset marked to market through earnings. No market sensitive derivative positions were outstanding on December 31, 2007 and 2006.

Other Operations

Other commodity-related operations are exposed to commodity price risk associated with fluctuating commodity prices including electricity, natural gas, and coal. Other commodity-related operations include regulated sales of electricity to certain municipalities, nonutility retail gas marketing, and coal mining operations. Open positions in terms of price, volume, and specified delivery points may occur and are managed using methods described below with frequent management reporting.

The Company purchases and sells commodities, including electricity, natural gas, and coal to meet customer demands and operational needs. The Company executes forward contracts and occasionally option contracts that commit the Company to purchase and sell commodities in the future. Price risk from forward positions obligating the Company to deliver commodities is mitigated using stored inventory, generating capability, and offsetting forward purchase contracts. Price risk also results from forward contracts obligating the Company to purchase commodities to fulfill forecasted nonregulated sales of natural gas and coal that may or may not occur. With the exception of a small portion of contracts that are derivatives that qualify as hedges of forecasted transactions under SFAS 133, these contracts are expected to be settled by physical receipt or delivery of the commodity.

Unconsolidated Affiliate

ProLiance, a nonregulated energy marketing affiliate, engages in energy hedging activities to manage pricing decisions, minimize the risk of price volatility, and minimize price risk exposure in the energy markets. ProLiance’s market exposure arises from storage inventory, imbalances, and fixed-price forward purchase and sale contracts, which are entered into to support its operating activities. Currently, ProLiance buys and sells physical commodities and utilizes financial instruments to hedge its market exposure. However, net open positions in terms of price, volume and specified delivery point do occur. ProLiance manages open positions with policies which limit its exposure to market risk and require reporting potential financial exposure to its management and its members.

Interest Rate Risk

The Company is exposed to interest rate risk associated with its borrowing arrangements. Its risk management program seeks to reduce the potentially adverse effects that market volatility may have on interest expense. The Company manages this risk by allowing an annual average of 20 percent and 30 percent of its total debt to be exposed to variable rate volatility. However, this targeted range may be exceeded during the seasonal increases in short-term borrowing. To manage this exposure, the Company may use derivative financial instruments.

Market risk is estimated as the potential impact resulting from fluctuations in interest rates on adjustable rate borrowing arrangements exposed to short-term interest rate volatility. During 2007 and 2006, the weighted average combined borrowings under these arrangements approximated $495 million and $342 million, respectively. At December 31, 2007 and 2006, combined borrowings under these arrangements were $660.1 million and $550.9 million, respectively. Based upon average borrowing rates under these facilities during the years ended December 31, 2007 and 2006, an increase of 100 basis points (one percentage point) in the rates would have increased interest expense by $4.9 million and $3.4 million, respectively.

At December 31, 2007, SIGECO has approximately $103 million of tax-exempt adjustable rate long-term debt where the interest rates on this debt are reset every seven days through an auction process. Throughout 2007, the weighted average interest rate associated with this debt was 4.15 percent. If these auctions were to fail, interest rates would reset to the maximum rates permitted under the various debt indentures of 10 percent to 15 percent for the following week. On a weekly basis, interest expense using these maximum rates would be approximately $200,000 higher than the average weekly interest expense based on rates experienced during 2007. No SIGECO auctions failed during 2007 nor have they during the period since Vectren was formed in 2000.

However, in February 2008, significant disruptions occurred in the overall auction rate debt markets. As a result, many auctions of tax exempt debt, including some of those involving SIGECO’s auction rate debt, failed as a result of insufficient order interest from potential investors. These failures are largely attributable to a lack of liquidity in the market place arising from downgrades in, and negative watches regarding, credit ratings of monoline insurers that guarantee the timely repayment of bond principal and interest if an issuer defaults as well as from disruptions in the overall financial markets. Monoline insurer Ambac Assurance Corporation insures the Company’s auction rate long-term debt. As a result of these failed auctions, the Company has experienced, and may continue to experience, increased interest costs.

Subject to applicable notice provisions, SIGECO may, at its option, redeem this auction rate debt at par value plus the accrued and unpaid interest or elect to utilize other interest rate modes available to it as defined in the various debt indentures. SIGECO is in the process of providing notice to current holders of this debt that it will be converted from the auction rate mode into a daily interest rate mode during March 2008 and the debt will be subject to mandatory tender for purchase on the conversion date at 100 percent of the principal amount plus accrued interest. Following conversion to the daily mode, SIGECO maintains its options to again convert the debt to other interest rate modes and remarket it to investors or redeem the debt and reissue new debt, including the possibility of replacing it with taxable debt from Utility Holdings.

Other Risks

By using forward purchase contracts and derivative financial instruments to manage risk, the Company, as well as ProLiance, exposes itself to counter-party credit risk and market risk. The Company manages exposure to counter-party credit risk by entering into contracts with companies that can be reasonably expected to fully perform under the terms of the contract. Counter-party credit risk is monitored regularly and positions are adjusted appropriately to manage risk. Further, tools such as netting arrangements and requests for collateral are also used to manage credit risk. Market risk is the adverse effect on the value of a financial instrument that results from a change in commodity prices or interest rates. The Company attempts to manage exposure to market risk associated with commodity contracts and interest rates by establishing parameters and monitoring those parameters that limit the types and degree of market risk that may be undertaken.

The Company’s customer receivables from gas and electric sales and gas transportation services are primarily derived from a diversified base of residential, commercial, and industrial customers located in Indiana and west central Ohio. The Company manages credit risk associated with its receivables by continually reviewing creditworthiness and requests cash deposits or refunds cash deposits based on that review. Credit risk associated with certain investments is also managed by a review of creditworthiness and receipt of collateral. In addition, credit risk is mitigated by regulatory orders that allow recovery of all bad debt expense in Ohio and the gas cost portion of bad debt expense in Indiana.

MARKET FOR COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Data, Dividends Paid, and Holders of Record

The Company’s common stock trades on the New York Stock Exchange under the symbol “VVC.” For each quarter in 2007 and 2006, the high and low sales prices for the Company’s common stock as reported on the New York Stock Exchange and dividends paid are presented below.

	Cash Dividend	Common Stock Price Range
		High	Low
2007
First Quarter	$0.315	$28.80	$27.32
Second Quarter	0.315	30.06	26.42
Third Quarter	0.315	28.50	24.85
Fourth Quarter	0.325	30.50	26.51
2006
First Quarter	$0.305	$28.00	$25.60
Second Quarter	0.305	27.52	25.24
Third Quarter	0.305	28.42	26.00
Fourth Quarter	0.315	29.25	26.67

On January 30, 2008, the board of directors declared a dividend of $0.325 per share, payable on March 3, 2008, to common shareholders of record on February 15, 2008.

As of January 31, 2008, there were 10,234 shareholders of record of the Company’s common stock.

Dividend Policy

Common stock dividends are payable at the discretion of the board of directors, out of legally available funds. The Company’s policy is to distribute approximately 65 percent of earnings over time. On an annual basis, this percentage has varied and could continue to vary due to short-term earnings volatility. The Company has increased its dividend for 48 consecutive years. While the Company is under no contractual obligation to do so, it intends to continue to pay dividends and increase its annual dividend consistent with historical practice. Nevertheless, should the Company’s financial condition, operating results, capital requirements, or other relevant factors change, future payments of dividends, and the amounts of these dividends, will be reassessed.

Certain lending arrangements contain restrictive covenants, including the maintenance of a total debt to total capitalization ratio, which could limit the Company’s ability to pay dividends. These restrictive covenants are not expected to affect the Company’s ability to pay dividends in the near term.

Performance Graph

The following Performance Graph compares the five-year total return to shareholders of the Company with that of the S&P 500 Composite Index, the S&P Utilities Index and the Vectren Peer Group Index (“Peer Group”).

COMPARISON OF 5-YEAR WEIGHTED CUMULATIVE TOTAL RETURN*

AMONG VECTREN CORPORATION, THE S&P 500 INDEX,

THE S&P UTILITIES INDEX AND THE VECTREN PEER GROUP

	12/02	12/03	12/04	12/05	12/06	12/07
Vectren	100.00	112.62	128.24	135.76	147.93	158.67
S&P 500	100.00	128.68	142.69	149.70	173.34	182.87
S&P Utilities	100.00	126.26	156.91	183.34	221.82	264.81
Peer Group	100.00	120.06	136.58	144.78	177.44	181.83

Beginning with the performance graph for this year, the Company has elected to replace the S&P Utilities Index with the self-constructed peer group that has been approved by the Compensation and Benefits Committee to measure the performance of the 2008 long-term incentive compensation grant. As required by SEC rules governing the preparation of the Performance Graph, the total return to shareholders for both is provided above in this transition year. The Company chose to make the transition to the Peer Group to provide a more appropriate comparison of the Company’s total return performance to that of utility companies with similar size and scope.

The companies selected to be in the Peer Group are the result of pre-established objective criteria and were reviewed and approved by the Compensation and Benefits Committee on February 13, 2008. Companies that qualify for inclusion in the Peer Group, include US domiciled companies that meet certain criteria involving primary business as defined by SIC, utility assets, nonutility activities and market capitalization. The specific criteria are provided in the Compensation Discussion and Analysis section under the caption “Long-term Incentive Compensation,” which can be found on page 28.

The following 30 companies comprise the Peer Group: AGL Resources, ALLETE, Alliant Energy, Atmos Energy, Avista, CenterPoint Energy, CH Energy Group, Empire District Electric, Energy East, Integrys Energy, Laclede Group, New Jersey Resources, Nicor, NiSource, Northeast Utilities, Northwest Natural Gas, NSTAR, Pepco Holdings, Piedmont Natural Gas, PNM Resources, Puget Energy, SCANA, Sierra Pacific Resources, South Jersey Industries, Southwest Gas, TECO Energy, UniSource Energy, Vectren, WGL Holdings and Wisconsin Energy.

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

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Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253.

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è

If voting by mail, Proxy must be signed and dated below.

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PROXY	VECTREN CORPORATION	PROXY

This Proxy is solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on May 14, 2008.

The undersigned hereby appoints Jerome A. Benkert, Jr., Carl L. Chapman and Ronald E. Christian and each of them, jointly and severally, with powers of substitution, to vote on all matters which may properly come before the 2008 Annual Meeting of Shareholders of Vectren Corporation (or any adjournment thereof).

Signature(s) of shareholder

Signature, if held jointly

Date:	, 2008
Please sign as your name(s) appear hereon. All joint tenants should date this proxy and sign. When signing as attorney, executor, trustee or guardian, give the full title of such. If a corporation, sign the full corporate name by an authorized officer. If a partnership, sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

You now have the opportunity to access your Annual Report and Proxy Statement over the Internet, instead of receiving these documents in print. Participation is completely voluntary. If you give your consent to receive future annual reports and proxy statements via the Internet, we will notify you each year of the Internet location when the documents become available. Once you give your consent, it will remain in effect until you notify Vectren Corporation by mail that you wish to resume mail delivery of the Annual Report and Proxy Statement. As a Vectren shareholder, you have the right to request copies of these documents.

To give your consent, follow the prompts when you vote by telephone or over the Internet. If you are voting by mailing your proxy card, check the appropriate box located on the proxy card below.

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VECTREN CORPORATION	PROXY

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR Proposals 1 and 2 and in the discretion of the proxy holders upon such other matters as may properly come before the meeting. This proxy can be revoked at any time prior to the vote on the Proposals.

The Board of Directors recommends a vote FOR all of the nominees and FOR Proposal 2.

1. Election of Directors:
Nominees:	(01) John M. Dunn	(02) Niel C. Ellerbrook	(03) John D. Engelbrecht	(04) Anton H. George
	(05) Martin C. Jischke	(06) Robert L. Koch II	(07) William G. Mays	(08) J. Timothy McGinley
	(09) Richard P. Rechter	(10) R. Daniel Sadlier	(11) Richard W. Shymanski	(12) Michael L. Smith
(13) Jean L. Wojtowicz

	❑ FOR	❑ WITHHOLD

For, except vote withheld from the following nominees:

2.	Ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for 2008.

❑ FOR ❑ AGAINST ❑ ABSTAIN

❑	I plan to attend the Annual Meeting.

❑	I consent to access future Annual Reports and Proxy Statements over the Internet rather than to receive copies by mail.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)